UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 6-K
________________________

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

February 1, 2023

_________________________

NOVO NORDISK A/S
(Exact name of Registrant as specified in its charter)
_________________________
Novo Allé
DK-2880 Bagsværd
Denmark
(Adress of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐ No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g-32(b):82-_______

Annual Report 2022

Erik Hageman (far right) is one of Denmark's longest-living people with type 1 diabetes, pictured here with his son Lars, who also has type 1 diabetes, and his grandchildren (from the left) Clara, Emilie and Holger

Novo Nordisk A/S – Novo Alle 1, 2880 Bagsværd, Denmark – CVR no. 24256790

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PAGE 03-51		PAGE 52-103

1923 2023

Driving change for generations

In 2022, we reduced CO_2 emissions from operations and transportation by 29% compared to 2019

Read more on page 13

In 2022, close to 5.5 million patients were reached through our access and affordability initiatives

Read more on page 15

Management review		Consolidated statements and additional information
03	Introducing Novo Nordisk
04	Letter from the Chair and the CEO
06	Novo Nordisk at a glance	54	Consolidated financial statements
07	Our value creation	54	Income statement and Statement of comprehensive income
08	Performance highlights
		55	Cash flow statement
10	Strategic Aspirations	56	Balance sheet
11	Purpose and sustainability (ESG)	57	Equity statement
27	Innovation and therapeutic focus	58	Notes to the consolidated financial statements
33	Commercial execution
36	Financials	89	Consolidated ESG statement
		89	Statement of Environmental, Social and Governance (ESG) performance
44	Key risks
45	Risk management	90	Notes to the consolidated ESG statement

47	Management	98	Statements and Auditor's Reports
48	Board of Directors	98	Statement by the Board of Directors and Executive Management
51	Executive Management
		99	Independent Auditor's Report on the Financial Statements

		101	Independent Assurance Report on the ESG statement

		102	Additional information
		102	More information
		103	Product overview

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Introducing Novo Nordisk

04 Letter from the Chair and the CEO
06 Novo Nordisk at a glance
07 Our value creation
08 Performance highlights

Erik Hageman was diagnosed with type 1 diabetes at the age of two and is still going strong at the age of 83. Erik was treated at the Steno Memorial Hospital (later named Steno Diabetes Center), visible in the background

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LETTER FROM THE CHAIR AND THE CEO
Building on
100 years of purpose-driven growth

Novo Nordisk’s centenary is a major milestone in the evolution of our company and underlines the longevity and value of our distinct purpose.

For the last century, our company has been consistent in its overall mission to drive change to defeat diabetes and other serious chronic diseases. Today, the tools at our disposal are broader and more powerful than they were 100 years ago, when insulin had just been discovered. Yet the need for further innovation to realise our goal has never been greater, not least given the rise of obesity as one of the world’s foremost healthcare challenges.

At a time of societal debate about purpose versus profit, Novo Nordisk shows how the two can go hand-in-hand.
The development of our life-changing treatments creates financial rewards that are reinvested in further research and development, a model that we will continue to apply as we build a sustainable business for the decades to come.

President and CEO, Lars Fruergaard Jørgensen (left) and Chair of the Board of Directors, Helge Lund (right)

Over the past year, we have seen continued strong growth across both North America and International Operations and therapy areas. This was driven by exceptional demand for our market-leading GLP-1 therapies. In turn, this increase in demand led to further market share expansion for key products in both diabetes and obesity.

At the same time, however, we have experienced pressures and challenges from an increasingly difficult macroeconomic and geopolitical environment, including the impact of war in Ukraine, rising tensions in global trade and the continuing fallout from COVID-19.

Combined with higher than expected demand, temporary capacity limitations at some of our manufacturing sites have resulted in shortages of certain products, including Wegovy® for obesity and Ozempic® for type 2 diabetes.

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LETTER FROM THE CHAIR AND THE CEO
Meeting patient demand is a top priority and we have invested around DKK 12.7 billion in 2022 alone to expand capacity while operating our global manufacturing facilities 24 hours a day, seven days a week. Like many other large companies, we are restructuring our supply chains to increase resilience in a volatile world.

It is clear that economic challenges and the growing burden of chronic, non-communicable diseases will place increasing pressure on healthcare systems in the years ahead, requiring us to remain laser-focused on our purpose and strategy.

Progress on pipeline projects such as our once-weekly insulin icodec and the novel combination drug candidate CagriSema, for both obesity and diabetes, reflects our determination to break new ground. We are also addressing broader areas of unmet medical need by expanding our commitment to rare blood and endocrine disease and researching novel technology platforms.

This will involve continued investment in our company’s deep in-house expertise, coupled with sourcing the best science from outside, through partnerships and business development. The acquisition of Forma Therapeutics in 2022, a specialist in rare blood disorders, is a good example of this targeted approach.

Our teams are also increasingly applying novel technologies to improve the delivery of products, including the use of smart devices and digital tools to guide and optimise therapy.

Innovation is equally central in addressing the environmental and social challenges that rightly feature so highly in modern society’s expectations of businesses. The challenge we face is significant since Novo Nordisk has an unusually high growth rate for a company of its size, necessitating increased manufacturing and higher product shipments.

However, in 2020, we were able to switch our global production network to sourcing 100% renewable power and we will continue to challenge ourselves in order to achieve net-zero emissions across our entire value chain by 2045. We will also continue to innovate to minimise the use of plastic derived from fossil fuels in our pen devices, whether through recycling or the use of novel materials.

"Globally, we are serving a
record of almost 40 million
patients."

Globally, we are serving a record of almost 40 million patients. However, there are still many people who struggle to access our life-changing products, even though more than 5 million are reached through our access and affordability initiatives. Innovation has a role to play here as well. Our heat-stable insulins, for example, will help to improve access in low- and middle-income countries since they can be kept outside refrigeration for up to four weeks.

Our priority for the next 10 years is to advance scientific understanding and treatment options in our core therapy areas, while diversifying our pipeline into adjacent fields such as cardiovascular disease, non-alcoholic steatohepatitis (NASH) and rare blood disorders. This means looking beyond the success of products based on our leading GLP-1 molecule semaglutide and adopting new technologies.

Innovation itself depends on the creativity of our colleagues, which we will continue to nurture by making Novo Nordisk a truly inclusive and diverse workplace. This will empower employees to use all their capabilities while attracting the best talent to come and work with us.

Diversity is just as important in the boardroom as in our wider organisation, so we will continue to focus on having a Board of Directors with the right expertise and perspective to guide us through a period of rapid change. We are delighted by the election of Christina Law, whose deep experience in leadership positions in consumer-driven companies across Asia and beyond is and will be invaluable.

The collaboration between the Board of Directors and Executive Management continues to be both trusting and transparent. The relationship grew further during a year in which we were able to increasingly meet each other in person and engage with Novo Nordisk colleagues applying themselves tirelessly to delivering tomorrow’s healthcare innovation.

We would like to thank all our colleagues around the world for their dedication and hard work during a challenging year, as well as our shareholders for their continued support.

Helge Lund    Lars Fruergaard Jørgensen
Chair of the Board    President and CEO
of Directors

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Novo Nordisk at a glance

Our corporate strategy

Our business is built around our clear purpose: driving
change to defeat diabetes and other serious chronic diseases. Our key contribution is to discover and develop innovative medicines and make them accessible to patients throughout the world. We aim to strengthen our leadership and treatment options in diabetes and obesity, secure a leading position within Rare Disease, and establish a strong presence in other serious chronic diseases, such as cardiovascular disease (CVD), non-alcoholic steatohepatitis (NASH), chronic kidney disease (CKD) and Alzheimer’s disease (AD), and provide curative therapies based on our cell therapy platform.

Novo Nordisk is a global healthcare company, headquartered in Denmark. Our key contribution is to discover and develop innovative biological medicines and make them accessible to patients throughout the world.

Diabetes care

Strengthen leadership by offering innovative medicines and driving patient outcomes

Obesity care

Strengthen treatment options through market development and by offering innovative medicines and driving patient outcomes

Novo Nordisk Way

Our purpose

Sustainable business

Rare Disease

Secure a leading position by leveraging full portfolio and expanding into adjacent areas

Other serious chronic diseases

Establish presence by building competitive pipeline and scientific leadership

176,954	55,185
DKK million in net sales	employees worldwide

74,809	80
DKK million in operating profit	countries with affiliates

57,362	5
DKK million in free cash flow	countries with R&D facilities

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Our value creation

Sustainable business

We strive to be a sustainable business, creating value for society and for our future business. We do business in a financially, environmentally and socially responsible manner and we do this the Novo Nordisk Way. By succeeding, we will create long-term value for patients, employees, partners, shareholders and society.

Resources

Insights from patients, healthcare experts and partners

Financial resources

Diverse talent

Raw materials

Distribution
Patients
Research and development
Manufacturing
Our purpose
Driving change to defeat diabetes and other serious chronic diseases

How we create value

Social

36.3 million patients reached
with our diabetes care products

5.5 million patients reached
via access and affordability initiatives

6,700 additional employees
compared to 2021

DKK 36 billion total corporate tax contribution

Environmental

29% reduction of CO_2 emissions from operations and transportation compared to 2019 pre-pandemic levels

Four countries have launched take-back initiatives
to prevent pen devices from going into landfills

Governance

DKK 49.4 billion via dividends and share buy-backs
were paid out to shareholders

Reputation score of 82.3 points out of 100
measured across key stakeholders

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PERFORMANCE HIGHLIGHTS
Our strategic progress
2022 Highlights	Strategic Aspirations 2025[1]
Purpose and sustainability (ESG)
Progress towards zero environmental impact:
–Carbon emissions from operations and transportation
decreased by 29% compared to 2019

Adding value to society:
–Progress on Defeat Diabetes strategy
–Medical treatment provided to 36.3 million people living with diabetes
–Reaching more than 41,000 children in Changing Diabetes® in Children programme

–Diabetes and haemophilia medications donated to the Ukrainian Ministry of Healthy
–Positive scientific opinion from EMA on human insulin with more flexible storage without refrigeration

Being recognised as a sustainable employer
–Share of women in senior leadership positions has increased to 39% from 36% in 2021

1.Progress towards zero environmental impact 2.Being respected for adding value to society 3.Being recognised as a sustainable employer
Innovation and therapeutic focus
Further raise innovation bar for diabetes treatment:
–Approval of Ozempic® 2.0 mg in the US
–Successful completion of phase 3a trials with once-weekly insulin icodec
–Successful completion of phase 2 trial with CagriSema in people with type 2 diabetes
–Phase 1 trials with Ideal Pump insulin successfully completed
–Phase 1 trial initiated with a once-daily oral GLP-1/GIP agonist and once-weekly oral semaglutide

Develop superior treatment solutions for obesity:
–STEP TEENs phase 3 trial successfully completed
–Phase 3a initiation with CagriSema in people with obesity
–Phase 1 initiation of oral amycretin

Strengthen and progress Rare Disease pipeline:
–Concizumab phase 3 trials completed in people with haemophilia A and B with inhibitors and in people without inhibitors
–Dosing initiated in phase 3a trial with Mim8
–Phase 2 trial initiated with NDec in sickle cell disease
–Acquisition of Forma Therapeutics to expand pipeline in sickle cell disease

Establish presence in other serious chronic diseases:
–Phase 2 trial initiated with NNC6019 in cardiomyopathy
–Phase 1 trials initiated in NASH utilising the siRNA platform

1.Further raise the innovation bar for diabetes treatment
2.Develop a leading portfolio of superior treatment solutions for obesity
3.Strengthen and progress the Rare Disease pipeline
4.Establish presence in other serious chronic diseases focusing on cardiovascular disease (CVD), non-alcoholic steatohepatitis (NASH) and chronic kidney disease (CKD)

Commercial execution
Strengthen diabetes leadership to more than one-third: –Diabetes value market share increased by 1.8 percentage points to 31.9% (MAT)
More than DKK 25 billion in Obesity sales by 2025:
–Obesity care sales increased by 84% (CER) to DKK 16.9 billion

Secure a sustained growth outlook for Rare Disease:
–Rare Disease sales increased by 1% (CER) to DKK 20.5 billion

1.Strengthen diabetes leadership – aim at global value market share of more than 1/3 2.More than DKK 25 billion in Obesity sales by 2025 3.Secure a sustained growth outlook for Rare Disease
Financials
Deliver solid sales and operating profit growth:
–Sales growth at 16% (CER)
–International Operations sales growth of 13% (CER)
–US sales growth of 19% (CER) with 73% of sales coming from products launched since 2015
–Operating profit growth of 15% (CER)

Drive operational efficiencies:
–Continued productivity gains in Product Supply

Enable attractive capital allocation to shareholders:
–Free cash flow of DKK 57.4 billion
–DKK 49.4 billion returned to shareholders in 2022

1.Deliver solid sales and operating profit growth:
–Deliver 6–10% sales growth in International Operations
–Transform 70% of sales in the US (from 2015 to 2022)
2.Drive operational efficiencies across the value chain to enable investments in future growth assets
3.Deliver free cash flow to enable attractive capital allocation to shareholders

1. The strategic aspirations are objectives that Novo Nordisk intends to work towards and are not a projection of Novo Nordisk's financial outlook or expected growth. Novo Nordisk intends to describe how its activities develop in relation to each of the four dimensions on an ongoing basis.

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PERFORMANCE HIGHLIGHTS
Financial highlights	DKK million	2018	2019	2020	2021	2022	2021-22
	Financial performance						Change
	Net sales	111,831	122,021	126,946	140,800	176,954	26%
	Sales growth as reported	0.1%	9.1%	4.0%	10.9%	25.7%
	Sales growth in constant exchange rates (CER)[1]	4.6%	5.6%	6.7%	13.8%	16.4%
	Operating profit	47,248	52,483	54,126	58,644	74,809	28%
	Operating profit growth as reported	(3.5%)	11.1%	3.1%	8.3%	27.6%
	Operating profit growth in constant exchange rates (CER)[1]	2.8%	5.6%	6.8%	12.7%	14.6%
	Depreciation, amortisation and impairment losses	3,925	5,661	5,753	6,025	7,362
	Net financials	367	(3,930)	(996)	436	(5,747)
	Profit before income taxes	47,615	48,553	53,130	59,080	69,062	17%
	Effective tax rate[2]	18.9%	19.8%	20.7%	19.2%	19.6%
	Net profit	38,628	38,951	42,138	47,757	55,525	16%
	Purchase of intangible assets[2]	2,774	2,299	16,256	1,050	2,607	148%
	Purchase of property, plant and equipment[2]	9,636	8,932	5,825	6,335	12,146	92%
	Cash used for acquisition of businesses	—	—	—	18,283	7,075	(61%)
	Free cash flow[1]	32,536	34,451	28,565	29,319	57,362	96%
	Total assets	110,769	125,612	144,922	194,508	241,257	24%
	Equity	51,839	57,593	63,325	70,746	83,486	18%
	Financial ratios
	Gross margin[2]	84.2%	83.5%	83.5%	83.2%	83.9%
	Sales and distribution costs in percentage of sales	26.3%	26.1%	25.9%	26.3%	26.1%
	Research and development costs in percentage of sales	13.2%	11.7%	12.2%	12.6%	13.6%
	Operating margin[2]	42.2%	43.0%	42.6%	41.7%	42.3%
	Net profit margin[2]	34.5%	31.9%	33.2%	33.9%	31.4%
	Cash to earnings[1]	84.2%	88.4%	67.8%	61.4%	103.3%
	ROIC[1]	116,7%	98.0%	82.8%	69.0%	73.6%
	Share performance and capital allocation
	Basic earnings per share/ADR in DKK[2]	15.96	16.41	18.05	20.79	24.51	18%
	Diluted earnings per share/ADR in DKK[2]	15.93	16.38	18.01	20.74	24.44	18%
	Total number of shares (million), 31 December	2,450	2,400	2,350	2,310	2,280	(1%)
	Dividend per share in DKK[3]	8.15	8.35	9.10	10.40	12.40	19%
	Total dividend (DKK million)[3]	19,547	19,651	21,066	23,711	27,950	18%
	Dividend payout ratio[2]	50.6%	50.5%	50.0%	49.6%	50.3%
	Share repurchases (DKK million)	15,567	15,334	16,855	19,447	24,086	24%
	Closing share price (DKK)	298	387	427	735	938	28%
	1. See "Non-IFRS financial measures". 2. See "Financial definitions". 3. Total dividend for the year including interim dividend of DKK 4.25 per share, corresponding to DKK 9,613 million, which was paid in August 2022. The remaining DKK 8.15 per share, corresponding to DKK 18,337 million, will be paid subject to approval at the Annual General Meeting.

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At the time of his diagnosis in 1942, Erik's parents were told that he would only have a few weeks left to live, but luckily he received an August Krogh Medical Grant. This meant that he could be treated free of charge and thereby survive and live healthily

Strategic Aspirations

11 Purpose and sustainability (ESG)
27 Innovation and therapeutic focus
33 Commercial execution
36 Financials

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PURPOSE AND SUSTAINABILITY (ESG)

Delivering on sustainability

The definition of what it means to be a sustainable business is constantly evolving and at its core is a commitment to add value to society and to our long-term business. This mission is embedded in our business, with environmental, social and financial responsibility having been anchored in our Articles of Association since 2004.

We believe that sustainability is not only the right path to take for the communities we serve and the planet, it is also an essential part of future-proofing our business. We are determined to further accelerate in this area as demands on corporations grow. Our position as a large healthcare company tackling serious chronic diseases places us on the frontline of many of today’s biggest challenges. We recognise the urgent need to both improve access to our medicines and reduce our environmental impact. Our work in areas from the development of heat-stable insulin for use in vulnerable settings to sourcing renewable power and plastic recycling marks significant milestones along these intertwined tracks.

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PURPOSE AND SUSTAINABILITY (ESG)
Double materiality assessment
In 2022, we performed a double materiality assessment aimed at prioritising our key Environmental, Social and Governance (ESG) topics. Double materiality was identified by assessing (1) how our activities impact society and the planet and (2) how society and the planet affect our activities financially.

The overview of “Our key ESG topics” is based on the double materiality assessment. It is meant to inform our ESG reporting in the future and will be updated regularly. Overall, we aim to be respected for adding value to society, progressing towards zero environmental impact, being recognised as a sustainable employer and building trust across the E, S and G dimensions.

Sustainability Advisory Council
In April 2022, we launched our Sustainability Advisory Council, an external group of experts in social and environmental sustainability who provide us with outside-in perspectives on sustainability. The Council challenges us, providing constructive feedback on our current initiatives within sustainability and exploring opportunities for innovation going forward. The composition of the Council is available on our ESG Portal at novonordisk.com.

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PURPOSE AND SUSTAINABILITY (ESG) / ENVIRONMENTAL

Our environmental responsibility: zero environmental impact
With carbon emissions from fossil fuels continuing to rise, the warnings about global warming are becoming louder. The message from the COP27 meeting in Egypt last year was clear: decisive action is needed now – particularly from the private sector – if we are to turn the tide on climate change.

As a sustainable business, it is our responsibility to reduce our carbon emissions as swiftly as possible, meeting our target of reaching net-zero emissions by 2045. More near-term, we have pledged to reach zero emissions from our operations and transportation by 2030. As we have reduced Scope 1 and 2 CO2 emissions by 43% since 2019, 96% of our emissions are Scope 3, meaning they are not in our direct control, but rather include in particular the consequences of goods and services procured from our 60,000+ suppliers.

This year, we are introducing reporting of our full Scope 3 emissions, building on last year’s disclosure that was limited to business flights and product distribution. The calculation of Scope 3 emissions was substantially based on estimations and therefore inherently uncertain.

Emissions from operations and transportation ($1,000$ tonnes CO_2)

Target 2030: zero emissions from operations and transportation

350
300
250
200
150
100
50
0
306
170
174
218
2019
2020
2021
2022
Company cars (Scope 1)
Business flights (Scope 3)
Product distribution (Scope 3)
Office buildings and laboratories (Scope 1, 2)
Production (Scope 1, 2)

Road towards net-zero emissions
There are inherent challenges in reducing emissions at a time when demand for our life-changing medicines is growing rapidly, resulting in increased manufacturing and more product shipments. Nonetheless, by switching our global production network to sourcing 100% renewable power and by leveraging biogas in two of our production sites, we have managed to decrease production-related Scope 1 and 2 CO2 emissions by 8% (equal to around 3,000 tonnes) in the past year, and by 58% (equal to around 50,000 tonnes) compared to the pre-pandemic levels of 2019. However, CO2 emissions from operations and transportation were higher in 2022 than in 2021, partly reflecting the impact of COVID-19 on 2021 activities (in 2022, CO2 emissions from operations and transportation decreased by 29% compared to 2019), but especially due to increased emissions from transportation, as supply chain constraints have forced us to increase our use of airfreight to ensure timely delivery of our medicines to patients globally. Due to our extensive supply chain, we have a target for all our 60,000+ suppliers, to be reached by 2030, to source 100% renewable power when supplying us. Already more than 500 of our key suppliers have committed to source renewable power, which has resulted in a saving of more than 30,000 tonnes of CO2 since 2019 (equal to 1% of our emissions in 2022).

Partnerships will be an essential part of addressing the supply chain challenge. In 2022, we made alliances with Kuehne+Nagel and SkyNRG for Sustainable Aviation Fuel that will reduce our emissions from air transport significantly. The collaboration with SkyNRG, for example, will enable us to cut CO2 emissions from airfreight by around 19,000 tonnes every year (equal to 1% of our emissions in 2022), starting in 2027.

Decarbonising health systems through public-private partnerships
A promising partnership addressing supply chain challenges and overall decarbonisation of healthcare is the Sustainable Markets Initiative – Health Systems Taskforce. This public-private partnership brings together CEOs from leading organisations in the pharmaceutical sector, such as AstraZeneca, GSK, Merck KGaA, Roche, Sanofi, as well as the World Health Organization (WHO), UNICEF, NHS England and leading health research institutions. While initiated by HRH King Charles III in the UK, the partnership is global in scope.

By agreeing on a set of concrete commitments and initiatives, launched ahead of COP27, the group seeks to harness its collective influence to urgently address the need to make the healthcare sector more sustainable. This entails overall efforts towards decarbonisation, but also for prevention of disease onset and efficient delivery of care.

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PURPOSE AND SUSTAINABILITY (ESG) / ENVIRONMENTAL

At the same time, as part of our target to reach zero emissions from our operations and transportation by 2030, we plan to shift our production sites towards biogas, derived from organic waste. We also aim to transition to 100% electric company cars by 2030. In both cases there are supply challenges. Biogas production is still in a growth phase, although major expansion is expected in the coming years, while the availability of electric vehicles and charging infrastructure remains limited in many countries.

Stepping up to the plastic challenge
Another priority in creating a business with zero environmental impact is minimising the use of plastic derived from fossil fuels. We produced more than 750 million pre-filled plastic pen devices in 2022, equal to approximately 13,000 tonnes of plastic, a figure that is set to grow as demand for our medicines increases. We are tackling the challenge through a series of parallel programmes, including efforts to reduce the amount of plastic we use by gradually shifting towards durable rather than pre-filled devices. We are also working to shift to non-fossil fuel plastics, for example by harnessing waste carbon and hydrogen from energy supply processes, including the use of carbon capture.

Additionally, we have ramped up initiatives to stop our pen devices, classified as medical waste, from going into landfills. A take-back initiative in Denmark that reuses the plastic in these devices has now been expanded to a full-scale national solution, while new recycling pilots have been launched in the UK, France and Brazil.

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PURPOSE AND SUSTAINABILITY (ESG) / SOCIAL

Our social responsibility: being respected for adding value to society
Our purpose to defeat diabetes and other serious chronic diseases relies not only on innovation but also on ensuring that the right treatments reach patients in need. As such, we are committed to playing an active role in alleviating barriers to access, wherever they occur. Our ambition is to provide access to affordable care to vulnerable patients in every country. Through a combination of strategic initiatives and partnerships, we aim to help people access the care they need, no matter where they live.

Improving access to life-changing care
in low and middle-income countries
The number of people with diabetes treated with our products now stands at 36.3 million, an increase of more than 1.7 million from 2021, and close to 5.5 million of these were reached via our access and affordability initiatives. We remain dedicated to our Access to Insulin Commitment, which sets a ceiling price of USD 3 per human insulin vial to governments in 76 countries, as part of our supply prioritisation. An estimated 1.8 million patients accessed care under this commitment in 2022. Please refer to note 8.1 on Patients reached with Novo Nordisk's Diabetes care products.

In 2022, we also continued our efforts to identify vulnerable patients and provide them with access to healthcare and affordable insulin in countries where we operate. We have completed various vulnerability assessments, resulting in 25 plans being implemented across the Asia-Pacific (APAC), Southern and Eastern Europe, Middle East and Africa

(SEEMEA) and Latin America (LATAM) regions to benefit vulnerable groups.

Working together with local health authorities, partners and civil society is a cornerstone of our approach to access, as exemplified by the Changing Diabetes® in Children partnership. This programme has now reached 41,033 children with type 1 diabetes in low-resource countries, an increase of almost 29% compared to last year, putting it on track to reach its goal of 100,000 children by 2030.

We challenge ourselves to pioneer innovative approaches and processes, such as exploring the thermostability platform as an opportunity to support access for vulnerable people living with diabetes. In April 2022, we obtained a positive European Medicines Agency (EMA) scientific opinion supporting the storage of our human insulins, Actrapid® and Insulatard®, outside refrigeration for up to four weeks, if kept below 30°C. The products have additionally received the WHO prequalification, which enables simpler order purchases by United Nations (UN) procurement agencies and other international organisations. Our two products are the first human insulin products to ever obtain this prequalification. The challenge of providing access to affordable insulin is vast and rising to it requires long-term, multi-sector collaboration. We will continue to collaborate

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PURPOSE AND SUSTAINABILITY (ESG) / SOCIAL
with partners to address the key issues set out by the WHO in 2021. These include regulatory challenges, device affordability and healthcare capacity building.

Improving access and affordability in the United States
Ensuring access to affordable healthcare is not only a challenge in low- and middle-income countries. Some patients in the US also struggle to pay for treatments, including insulin, and we have a range of initiatives to help them. By limiting list price increases, securing broad formulary coverage and supporting affordability programs for patients, we aspire to make our medicines more accessible and affordable, especially for those that are un-insured or under-insured.

Mandy Marquardt, part of Team Novo Nordisk, is living with type 1 diabetes in the US

In 2022, we provided DKK 261 billion in discounts and rebates, amounting to 75% of US gross sales (in line with 2021), to secure formulary coverage for insured patients. Investing in formulary coverage leads to reasonable copays for many patients. But for some, the benefits fall short and for those that are un-insured or under-insured we continue to provide a broad suite of affordability offerings, having helped more than one million patients afford their medications in 2022.

As each patient’s affordability needs are different, we have invested in enhancements to Novocare.com making it a comprehensive and easy to use resource for patient access and affordability support. NovoCare® helps support one patient every ten seconds.

Access and affordability initiatives
in the United States

My$99Insulin: 30-day supply of a combination of our insulin products (up to three vials or two packs of pens) for USD 99 for eligible patients.
Unbranded Biologics: Unbranded versions of fast-acting (NovoLog®), premix (NovoLog® Mix) and long-acting (Tresiba®) insulins are available from Novo Nordisk Pharma, Inc. (NNPI), at considerable list price discounts versus branded versions.
Human insulin: Available for about USD 25 per vial at national pharmacies, including Walmart and CVS. Over 752,000 people in the US continue to obtain our human insulin through these retailers.
Patient Assistance Program: Offers free diabetes medication to people in need who meet certain eligibility criteria, including annual household income at or below 400% of the government-defined poverty level. Almost 63,000 people in the US received free insulin from this program in 2022. This was expanded during the pandemic to offer 90-day free insulin to those impacted by job loss due to COVID-19.
Immediate Supply Program: A free, one-time, immediate supply of our insulin (up to three vials or two packs of pens) to eligible patients who may be at risk of rationing.
Copay Savings Cards: Defray high out-of-pocket costs for commercially insured patients. In 2022, we provided around DKK 640 million in copay assistance for insulin to patients.

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Responding to humanitarian needs
In Europe, the war in Ukraine has brought genuine hardship to people living with serious chronic conditions and we have responded with product donations, while striving to maintain broad supply of our medicines. We have donated diabetes and haemophilia medications to the Ukrainian Ministry of Health, and together with humanitarian organisations, we continue to monitor the situation to be able to provide further support.

As part of our humanitarian programme, we have also continued to supply insulins and glucagon kits to humanitarian organisations in other parts of the world, reaching more than 210,000 people. Our partnership with the Red Cross, Partnering for Change, has reached its implementation phase in Lebanon, where our partners are integrating models for chronic care into their local activities. In addition, we established the Senselet partnership in Ethiopia, facilitating healthcare supply chain management.

Strengthening our prevention efforts
A further crucial pillar in our strategy to defeat diabetes and other serious chronic diseases is prevention, which is urgently needed given the growing burden of obesity and type 2 diabetes across all continents. Our long-standing Cities Changing Diabetes programme continues to work with local partners in 45 cities across the globe on ways to prevent and control diabetes and obesity. But we are also casting the net wider with new initiatives, such as an ambitious global partnership with UNICEF to prevent childhood overweight and obesity.

In OECD countries, less than 3% of healthcare budgets is dedicated to disease prevention. This provides evidence that new funding for disease prevention must be identified. Over the past two years, the Cities Changing Diabetes partnership has supported efforts to develop investment cases for prevention of disease. As an example, a third-party investor could dispose an upfront payment for the expansion of services, and if the agreed targets will be met, the city will save future costs, of which the investor would receive a share.

The first social impact bond in health in Denmark was issued by the city of Aarhus, with the aim of delivering an intensive prevention programme to 450 citizens living with type 2 diabetes and at high risk of developing severe complications. This solution is anchored in a partnership between Novo Nordisk, local general practitioners, the Steno Diabetes Center Aarhus and the relevant city administration departments. The initiative is based on implementing a mix of individual, family and community modules over 12 months, with two years of follow-up. The reduction of blood sugar (HbA1c) will be used as an indicator for the three-year payment and the first measurements will be available later in 2023.

A diverse and inclusive workplace
Being a sustainable employer offering an inclusive and diverse working environment is an integrated part of being a sustainable business. In 2022, we were recognised as the best place to work at globally by "Best Places to Work".

We fundamentally believe that diversity of people and inclusive leadership drive value for Novo Nordisk by increasing innovation, enabling a diverse line of thought and providing all employees with equitable opportunities to realise their potential.

Cities Changing Diabetes and C40 Cities collaborate on urban development
Since 2015, we have been partnering with the climate organisation C40 Cities, with the purpose of testing and advocating for how cities can achieve increased climate and health benefits through urban investments. In 2019, this research-based partnership applied its learnings to the development of a walking and cycling benefits Excel-based tool that enables users to estimate the health, climate and economic benefits of urban investments aimed at shifting people’s mode of transport from inactive to active. Since then, more than 20 cities have used it.

Building on this initiative, we are expanding the tool to improve its usability across new city-planning methods. These include the 15-minute city interventions, a recent concept that cities are applying to increase proximity and thus decrease emissions through less transport. We continue to facilitate the integration of health in cities’ climate work through our Cities Changing Diabetes network and drive change for a healthier and more sustainable society.

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Our aspirational targets
To underline our commitment to diversity and inclusion, accelerate progress and ensure leadership accountability, we launched three global aspirational targets in 2021:
–Create an inclusive culture where all employees have a sense of belonging and equitable opportunities to realise their potential.
–Achieve a balanced gender representation across all managerial levels.
–Achieve a minimum of 45% women and a minimum of 45% men in senior leadership positions by the end of 2025.

Novo Nordisk employees at the Pride parade in Copenhagen, 2022

3. Excluding some populations and locations due to local regulations such as in the US, where a local process is in place. 4. "Equal Pay gap" is defined as the employee's pay being significantly above or below the expected pay given the employee's job level, tenure, job family and other parameters.
We define balance as the range between 45%-55% to leave up to 10% flexibility for women and men while also allowing for non-binary gender, recognising that some employees may not wish to be categorised.

Gender is only one dimension of diversity and we fully recognise that diversity is any dimension that differentiates our people and enables a diverse line of thought – for example ethnicity, race, age, nationality, disability status or sexual orientation. Due to legal constraints we currently do not have consistent global measures on all the aspects of diversity.

Women in leadership (%)
	2018	2019	2020	2021	2022
EVP/SVP	13	18	24	28	29
CVP	31	33	37	39	40
VP	35	35	36	36	40
Senior leadership	32	33	35	36	39
Director	41	43	41	44	44
Manager	40	40	42	43	45
All leaders	40	40	41	43	44

At the end of 2022, 44% of all leaders were women, and 39% of leaders in senior leadership positions were women compared to 43% and 36%, respectively, at the end of 2021.

Our aspirations in action
To mitigate bias we are continuously reviewing our processes and policies throughout the employee life cycle.

To increase recruitment of diverse profiles, we ensure a diverse slate of candidates and diverse recruitment panels in hiring processes. At the end of 2022, 49% of all new leaders were women, and 45% of all new senior leaders were women, compared to 48% and 50%, respectively, at the end of 2021. In addition, we are ensuring a strong pipeline of diverse talent and inclusive leaders via succession management and talent programs.

To mitigate bias in pay processes and decisions, we conduct yearly equal pay reviews and take actions in case of any identified pay gaps. Out of the more than 43,000 positions3 covered in the pay review in 2022, we identified 0.6% with an equal pay gap4 and we are taking corrective action.

We are continuously challenging the customary ways of working and in early 2022, we launched a new global parental leave policy offering a minimum of eight weeks paid leave within the first year of becoming a parent to all non-birthing parents globally, regardless of gender. Our ambition is that recognition of the non-birthing parents' right to leave will result in greater inclusion and equality for parents – both at work and at home.

Our leaders are held accountable
We expect all our leaders to embrace their role as inclusive leaders by being committed to building diverse teams of complementary strengths, valuing diverse skills, experiences and perspectives and creating a psychologically safe space in which all employees feel free to speak up.

To measure the state of inclusion at Novo Nordisk, we have introduced our global “Inclusion Index” as part of our annual employee engagement survey. Of the more than 39,000 employees who completed the survey in 2022, 82% rated the inclusion statements favourable, compared to 78% in 2021.

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We recognise that there is no one-size-fits-all approach and that diversity and inclusion challenges and opportunities vary depending on the local context and the societies that we serve. To ensure that we consider the local context, drive impact at all levels and hold our leaders accountable for driving progress, all our senior leaders across the company have been asked to define local diversity and inclusion aspirations and associated action plans.

Finally, progress on diversity and inclusion has been anchored in both short-term and long-term incentive programmes and we follow up and track developments on a regular basis.

Statutory gender reporting under Danish law
Listed companies are required to set a target for the share of the underrepresented gender on the Board of Directors.

As of 1 January 2023, listed companies are also required to set a target as well as a policy for the share of the underrepresented gender in upper management.5

Status and targets for the share of the underrepresented gender in Novo Nordisk A/S (2022)[6]
	Total / share of the underrepresented gender in %	Target for the share of the underrepresented gender / target date
Board of Directors[7]	9 / 33%	Not required
Upper management[8]	19 / 38%	Min. 45% / 2025

5. Cf. the Danish Companies Act, section 139 (c). 6. Cf. the Danish Financial Statements Act. section 99(b). 7. Shareholder-elected Board members of Novo Nordisk A/S. 8. The upper management of Novo Nordisk A/S includes the chief executive officer and executive vice presidents employed by Novo Nordisk A/S as well as their direct reports, also employed by Novo Nordisk A/S, with leadership responsibility. 9. Cf. the Danish Companies Act, section 139(c)(1)(1).
As of 31 December 2022, the Board of Directors is regarded as having equal gender representation and is therefore not legally required to set a gender target for the Board.9 One of the most significant activities in 2022 to obtain equal gender representation was the election of a female Board member at the Annual General Meeting. As diversity remains important for the Board, it has maintained a voluntary 2024 target of having at least three shareholder-elected Board members who are men and three who are women.

We have adopted a diversity and inclusion policy to increase the share of the underrepresented gender in upper management. The policy's most significant activities aimed at reaching the gender target are described on page 18. In 2022, the share of women in upper management at Novo Nordisk A/S was 38%, so we have not yet achieved the target level of 45% women in upper management. The target is ambitious, however progress has been made in 2022 compared to 2021 and we still believe the target will be reached by 2025.

Sustainable tax approach
Our overall guiding principle within taxation is to have a sustainable tax approach, emphasising our business-anchored approach to managing the impact of taxes while remaining true to the Novo Nordisk values of operating our business in a responsible and transparent manner. Our legal structures are based on business-anchored considerations and substance.

Consequently, we pay tax where value is generated and always respect international and domestic tax rules. As a global business, we conduct cross-border trading, which is subject to transfer pricing regulations. We apply a "Principal structure"

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in line with OECD principles, meaning all legal entities, except for the principals, perform their functions under contract on behalf of the principals. As a result, entities contracted by the principals are being allocated an activity-based profit according to a benchmarked profit margin. The tax outcome of this operational model is reflected in the overview on the right, which shows our corporate income taxes by region.

To ensure alignment between tax authorities regarding the allocation of profit between our entities, we have Advance

Pricing Agreements and similar tax rulings in place for geographies representing around 65% of our revenue worldwide.

Our tax policy has been approved by the Board of Directors. Read more about this at novonordisk.com.

In addition to corporate income taxes, we also pay other taxes. Please refer to note 8.7 on Total tax contribution for further information.

Respect for human rights
We are committed to respecting human rights as per the UN Guiding Principles on Business and Human Rights (please refer to the Governance section on page 21 and our ESG Portal at novonordisk.com). In 2022, the Corporate Human Rights Benchmark assessed Novo Nordisk. While it rated us number one among the 30 largest companies in Denmark, we recognise our responsibility to continuously improve the quality and effectiveness of our human rights due diligence across our operations and business relationships. Our new global parental leave policy (page 18) is only one example of how we implement our human rights commitment, particularly in this case regarding employees' rights, as defined in our Human Rights Report (please refer to our ESG Portal at novonordisk.com).

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Our governance responsibility: maintaining and building trust
At Novo Nordisk, we categorise governance into three dimensions. The first dimension is Corporate Governance which covers our governance and ownership structure. Governing Processes, the second dimension, refers to how we run our business. Sustainability Standards, which is about how we oversee and prioritise our sustainability and ESG agenda, is the third dimension.

Extended value created by our ownership structure

Health
Sustainability
Life Science Ecosystem
Grants awarded in three strategic areas
Novo Nordisk Foundation
Novo Holdings A/S
DKK 49.4 billion paid out via dividends and share buy-backs to Novo Holdings A/S and other shareholders
Novo Nordisk A/S
Novozymes A/S
+149 other companies

Corporate Governance

Governance structure
The shareholders of Novo Nordisk exercise their rights at the Annual General Meeting, which is the supreme governing body of the company. The general meeting inter alia adopts the company’s Articles of Association, approves the Annual Report and elects the Board of Directors.

Any shareholder has the right to raise questions at general meetings. Resolutions can generally be passed by a simple majority. However, resolutions to amend the Articles of Association require two-thirds of the votes cast and capital represented, unless other adoption requirements are imposed by the Danish Companies Act.

Novo Nordisk has a two-tier management structure consisting of the Board of Directors and Executive Management. The governance structure and rules of Novo Nordisk are further described in our Articles of Association and our Corporate Governance Report, both of which are available at novonordisk.com.

Foundation ownership
Novo Holdings A/S, a Danish company wholly owned by the Novo Nordisk Foundation, holds the majority of votes at general meetings.

The combination of foundation ownership and stock listing enables Novo Nordisk to embark on long-term sustainable strategies while maintaining short-term transparency on performance. Our foundation ownership supports the overarching imperative to be both commercially successful and responsive to the wider needs of society.
The objective of the Novo Nordisk Foundation is to provide a stable basis for the commercial and research activities of Novo Nordisk, Novozymes and other companies, as well as to support scientific, humanitarian and social purposes. Please refer to the illustration on this page, focused on how we create value for society in conjunction with the Novo Nordisk Foundation. For more information about the ownership structure of Novo Nordisk, see page 41.

Corporate Governance reporting
Novo Nordisk reports in accordance with the Danish Corporate Governance Recommendations designated by Nasdaq Copenhagen as well as the Corporate Governance Standards of the New York Stock Exchange applicable to foreign private issuers. In 2022, Novo Nordisk complied with the Danish Corporate Governance Recommendations as we either complied with or explained our approach to the recommendations. You can find further information about our corporate governance practices in our 2022 Corporate Governance Report, in accordance with section 107b of the Danish Financial Statements Act, available at:
www.novonordisk.com/about/corporate-governance.html

Novo Nordisk has prepared a separate Remuneration Report describing the remuneration awarded or due during 2022 to the Board of Directors and Executives registered with the Danish Business Authority. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote.

The Remuneration Policy and the Remuneration Report are available at: www.novonordisk.com/about/corporate-governance.html

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Reporting on diversity is included in the social responsibility section on pages 18 and 19, in note 8.5 on Gender diversity, and for the Board of Directors, also in the Corporate Governance Report. Novo Nordisk’s diversity policy is available at www.novonordisk.com/sustainable-business/esg-portal/principles-positions-and-policies/diversity-inclusion-policy.html

Disclosure regarding change of control provisions
The EU Takeover Bids Directive,10 as partially implemented by the Danish Financial Statements Act, requires listed companies to disclose information that may be of interest to the market and potential take-over bidders, in particular in relation to disclosure of change-of-control provisions in material contracts.

It is disclosed that Novo Nordisk does not have any material contracts that take effect, alter or terminate upon a change of control of Novo Nordisk following implementation of a takeover bid.

In relation to the registered management of Novo Nordisk A/S, the current employment contracts allow for severance payments of up to 24 months' fixed base salary plus pension contributions in the event of a merger, acquisition or takeover of Novo Nordisk.

Governing Processes

Novo Nordisk Way
The Novo Nordisk Way is a set of guiding principles, which underpin every decision we make. We use a unique, systematic approach known as facilitation to ensure that

10. Directive 2004/25/EC.
everyone lives up to the Novo Nordisk Way. In 2022, 36 facilitations and nine special assignments were completed.
Any issues are addressed locally and a consolidated report is shared with the Board of Directors and Executive Management.

In 2022, 5 units were found not to be operating in full accordance with the Novo Nordisk Way, a similar number to 2021. In most cases the root causes related to leadership competencies, style and behaviours not living up to the Novo Nordisk Way. Key improvement opportunities were primarily linked to Essentials 2 and 5: a) leadership team’s ability to manage a larger and more complex organisation, b) lead units with a cohesive vision that is clearly communicated and understood and c) successfully implement organisational change.

Company reputation
The Novo Nordisk reputation score among key stakeholders (i.e., the informed general public, people with diabetes, people with obesity, healthcare professionals and diabetes specialists) is an indicator of the extent to which we live up to societies' expectations.

We achieved a reputation score of 82.3 points in 2022, measured on a scale of 0-100. In line with 2021, we continue to enjoy a better reputation than our peers, underpinned by the quality of our products and services' perceptions, which are the most important reputational drivers.

Business ethics
Our approach to business ethics is acting with integrity and in compliance with the Novo Nordisk Way, our Business Ethics Code of Conduct and international and local

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standards for responsible business conduct. Business ethics covers anti-fraud, anti-bribery, anti off-label promotion, transparency in dealing with healthcare professionals and healthcare organisations, the protection of personal data, as well as respect for human rights with the aim of minimising any potential risks to our patients, business, people and stakeholders.

Annual training in business ethics is mandatory for all employees, including all new hires. In 2022, 99% of employees completed and documented their training, with the remaining 1% missing mainly due to employees being on leave. In 2022, 35 business ethics reviews were completed with 98 findings, compared to 37 reviews with 129 findings in 2021. Consolidated findings are reported to Executive Management and the Audit Committee.

Group Internal Audit assesses that the level of business ethics compliance is sound. Management action plans and closure of findings progressed as planned and there were no overdue management actions or findings at the end of 2022.

We have implemented a set of data and artificial intelligence ethics principles in our Global Ethics and Compliance Framework. These principles define Novo Nordisk’s ethical data management across the Group and aim to promote a sound and ethical data culture within Novo Nordisk and in all business partner relationships. Ethical data management includes transparency and accountability for decisions and processes involving the use of data.

Product quality and supplier audits
At the end of 2021, the contract manufacturer filling syringes for Wegovy® failed an FDA inspection causing disruption in the supply of Wegovy® in 2022.
After implementing initiatives to improve the compliance level at the contract manufacturer site, the production of Wegovy® was resumed. In 2022, 150 inspections were conducted, compared to 97 in 2021. At year-end, 113 inspections were passed and 37 were unresolved, as final inspection reports had not been received or the final authority's acceptance was pending. Follow-up on unresolved inspections will continue in 2023. Please see note 9.4 on Failed inspections for further information.

In 2022, a total of 294 supplier audits were conducted to assess compliance levels with our supplier standards.

In 2022, we had 3 product recalls from the market. Please see note 9.3 on Product recalls for further information.

Financial and ESG assurance
We are committed to ensuring the accuracy of our financial and ESG reporting. Our financial reporting and the internal controls of financial reporting processes are audited according to the Sarbanes-Oxley Act by an independent audit firm elected at the Annual General Meeting. As part of our ESG responsibility, we voluntarily include an Assurance Report from an independent external auditor for ESG reporting in the Annual Report. The assurance provider reviews whether the consolidated ESG statement is accurately presented.

Our internal audit function provides independent and objective assurance, primarily within internal control of financial processes, IT security and business ethics. As of 2022, our internal audit function also provides assurance within internal control of ESG reporting. As part of our ESG responsibility, the Audit Committee also oversees our ESG reporting. We thereby ensure that our ESG reporting is subject to the same robust governance that applies to our financial reporting. To ensure that the internal audit function operates independently of Executive Management, its charter, audit plan and budget are approved by the Audit Committee. The Audit Committee must approve the appointment, remuneration and dismissal of the head of the internal audit function.

Integrated reporting approach

Sustainability frameworks and performance
We report on our ESG performance in accordance with relevant disclosure frameworks, including those of the Carbon Disclosure Project (CDP) and the Value Reporting Foundation (VRF) / Sustainability Accounting Standards Board (SASB), now part of the International Financial Reporting Standards (IFRS) Foundation. This year, we augmented our disclosures regarding the average list and net price of our US product portfolio and US insulin portfolio by incorporating them into our ESG statement (please refer to note 8.6 on US pricing).

We continue working on implementing recommendations from the Taskforce on Climate-related Financial Disclosures (TCFD), taking a stepwise approach to incorporating material climate-related risk-assessments into our governance, strategy and execution on climate and environmentally related initiatives. As recommended, we work to identify, assess and mitigate short-, medium- and long-term climate-related risks within our operations and supply chain, such as flooding, storm surges, earthquakes, tornadoes and wildfires that could disrupt production. Annually, we map risk levels from lowest to highest risk. Based on the assigned risk level, mitigation plans are implemented at production site level.

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In addition to the TCFD, we have been working with the Science Based Targets initiative (SBTi) for a number of years, where our CO2 emissions reduction targets for 2030 are validated in line with the target of limiting global warming to 1.5°C.

We disclose our climate and water performance based on the CDP annually, in the areas of governance, risks and opportunities, strategy and impact. This enables us to monitor our progress regarding environmental stewardship.

We will publish further information on our adherence to selected frameworks on our ESG Portal at novonordisk.com on an ongoing basis. Please also refer to the consolidated ESG statement and to novonordisk.com for more information on our sustainability governance.

Remuneration
As described in the Remuneration Report, executive
remuneration is linked to performance on financials as well
as non-financials (e.g., innovation, sustainability).

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Raters and rankers performance

MSCI: MSCI’s ESG Rating is designed to measure a company’s resilience to long-term, industry-material ESG risks. Novo Nordisk maintained an AAA leadership ESG rating in line with the past five years.

Sustainalytics: Sustainalytics' ESG Risk Ratings score the ESG performance of more than 12,000 companies from “negligible” to “severe”. Novo Nordisk ranked 132 out of 1,008 companies in the "Pharmaceuticals" industry group with a medium ESG risk.

CDP: CDP scores companies from “D-“ to “A”. In 2022, Novo Nordisk maintained an “A” leadership ranking in CDP Climate and improved from a “B” to an “A-” leadership ranking in CDP Water.

ATMI: The ATMI evaluates 20 of the world’s largest pharmaceutical companies in areas where they have the biggest potential and responsibility to effectuate change. Novo Nordisk ranked 11th, with the strongest performance in the governance of access area, where a score of 4.43 out of 5 was achieved.

S&P CSA: S&P Global’s CSA drives corporate sustainability disclosures. At the end of 2022, Novo Nordisk ranked in the 87th percentile within its pharma peer group with a score of 58 (out of 100). The average score among our peer group was 29.

We strive to follow and adhere to international standards, recommendations and commitments including:

Standards
–Value Reporting Foundation / Sustainability Accounting Standards Board (now part of the International Financial Reporting Standards Foundation)
–Taskforce on Climate-related Financial Disclosures
–Science Based Targets initiative
–World Economic Forum's "Core" Stakeholder Capitalism Metrics
–World Economic Forum’s Good Work Framework

Recommendations and commitments
–UN Global Compact Ten Principles
–UN Guiding Principles on Business and Human Rights
–UN Political Declaration on Universal Health Coverage
–UN Sustainable Development Goals
–OECD Guidelines for Multinational Enterprises on Responsible Business Conduct
–Danish Corporate Governance Recommendations

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EU Taxonomy
The EU Taxonomy11 is a European sustainability classification framework. It enables corporates to communicate to investors which of their business activities have the potential to be considered sustainable (i.e., are “Taxonomy-eligible”) or can in fact be considered sustainable (i.e., are “Taxonomy-aligned”). For each relevant business activity, the corporate has to disclose how much of its Turnover, Operating Expenditures (OpEx) and Capital Expenditures (CapEx) can be considered eligible and aligned, respectively.

The EU Taxonomy’s currently published environmental
objectives on climate change mitigation and climate change
adaption do not directly apply to the pharmaceutical
sector. However, we reviewed the relevant activities and
assessed their applicability to our core business. Because
of the nature of our business activities, we do not have any
Taxonomy-eligible Turnover. Regarding OpEx, we apply the
exemption and report this at zero. However, we can report

EU Taxonomy eligibility and alignment
Economic activity	Total (DKK million)	Eligible (DKK million)	Eligible (%)	Aligned (DKK million)	Aligned (%)
Turnover	176.954	0	0	0	0
OpEx	23.348	0	0	0	0
CapEx	23.961	3.173	13%	0	0
Hereof 7.1 Construction of new buildings		1.166	5%	0	0
Hereof 7.2 Renovation of existing buildings		2.007	8%	0	0

11. Regulation (EU) 2020/852.
13% Taxonomy-eligible CapEx for two economic activities.
Given the ambiguity around evidencing Taxonomy alignment and lack of required information to confirm adherence with technical screening criteria, we do not have any Taxonomy alignment to disclose this year.

Eligibility and alignment
We followed a two-step process to arrive at our present
Taxonomy disclosures. Firstly, we screened the Taxonomy rules to create a list of economic activities that could potentially be eligible. The description of each economic activity was assessed against how we perform the economic activity. Then, after applying materiality considerations, we decided to report Taxonomy-eligible CapEx for economic activities 7.1 and 7.2, i.e., regarding the construction of new buildings and the renovation of existing buildings, respectively. Secondly, we evaluated whether we could classify any of our Taxonomy-eligible CapEx as Taxonomy-aligned.

Accounting policies
CapEx:
Total CapEx consists of additions to fixed assets (including
Financial lease) and intangible assets. Additions resulting
from business combinations are also included. Goodwill is not included in CapEx because it is not defined as an intangible asset in accordance with IAS 38. The CapEx KPI is defined as Taxonomy-eligible CapEx (numerator) divided by total CapEx (denominator).

OpEx:
OpEx consists of direct non-capitalised costs that relate
to research and development, building renovation, short-term lease, maintenance and repair and any other direct expenditures relating to the day-to-day servicing of property, plant and equipment assets. The OpEx KPI is defined as Taxonomy-eligible OpEx (numerator) divided by total OpEx (denominator).
Double counting:
None of our activities contribute to multiple objectives.
For the CapEx and OpEx allocations, we have identified the
relevant purchases and measures as well as the primary
related economic activity in the Climate Delegated Act.
Thereby, we ensure that no CapEx or OpEx is double-counted. We are adjusting the R&D cost for amortisations in order not to double count these costs, as the amortisation would also have been part of CapEx in prior years.

Disaggregation of KPIs:
Our identified economic activities do not require disaggregation of KPIs.

Contextual information about the CapEx KPI:
Our Taxonomy-eligible CapEx pertaining to the construction
of new buildings and the renovation of existing buildings
mainly relates to the expansion of production capacity by
either building new facilities or improving existing facilities to expand yield.

Looking ahead
We will keep focusing on the requirements of the evolving EU Taxonomy as we expect future rules to also apply to our sector directly.

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INNOVATION AND THERAPEUTIC FOCUS

    A pipeline
of far-reaching innovation

As the burden of serious chronic diseases continues to rise, the need for better treatments remains urgent – and we are expanding our pipeline to meet this challenge. Thanks to the expertise of our in-house scientists and a growing network of external partners, we now have a wide range of opportunities to deliver disruptive innovation across multiple diseases.

As we enter our 100th year, innovation remains our key contribution towards easing the human, social and economic suffering and burden caused by serious chronic diseases. It is also driving our evolution from a diabetes focused company to one with a broader remit encompassing other serious chronic conditions, such as obesity, cardiovascular disease (CVD), non-alcoholic steatohepatitis (NASH), chronic kidney disease (CKD) and rare diseases.

Importantly, our reputation for pursuing high levels of innovation means we are increasingly recognised as a partner of choice for academic groups, biotech firms and technology companies.

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INNOVATION AND THERAPEUTIC FOCUS
Over the past year, we have stepped up our partnering efforts, both through traditional disease-specific alliances and less conventional tie-ups. The latter include a strategic partnership with Microsoft to accelerate R&D using artificial intelligence and big data, as well as a collaboration with Flagship Pioneering to leverage scientific expertise within the venture firm’s portfolio of companies across obesity, cardiometabolic disease and rare diseases.

The extensive R&D efforts are delivering results. Our increasingly diverse pipeline is expanding with the number of early-stage drug candidates almost doubling over the past three years. In late-stage development, we are focused on expanding indications within our existing portfolio and continue to test the boundaries of what our molecules are capable of in different dose strengths. The continuous optimisation of our drug development process also means that we expect to be able to progress our pipeline and projects much faster in the future without compromising safety or quality.

Building on our core capabilities in protein and peptide engineering by investing in digitalisation and next-generation technology platforms – such as ribonucleic acid (RNA) interference, cell therapy and gene editing – will be pivotal to these endeavours. By focusing on new opportunities to leverage disease and patient data, we are working towards offering patient-oriented solutions that fully integrate drug, device, digital, diagnostics and data. We believe that applying this "5D" approach across our early- and late-stage projects will deliver more convenient and better products and devices, benefiting both patients and wider society.

Further raise the innovation bar for diabetes treatment
A century on from first commercialising the production of insulin, we are continually raising the innovation bar for diabetes treatment to help more of the growing number of people around the world living with the condition. Our next-generation injectable and oral GLP-1-based medicines offer hope for millions, while digital tools are providing new levels of support for people with diabetes in meeting their treatment goals.

We are excited by the potential of once-weekly insulin icodec, which has successfully completed the phase 3 ONWARDS programme, demonstrating superior reductions in blood glucose levels compared to once-daily basal insulin degludec and insulin glargine in insulin naïve people with type 2 diabetes.

The launch of a 2.0 mg dose of our once-weekly GLP-1 injection Ozempic® in the US has increased options for patients, while Rybelsus® is continuing to expand choice in the oral anti-diabetic space. Looking to the future, our new CagriSema experimental therapy for type 2 diabetes – a combination of the established GLP-1 semaglutide and the long-acting amylin analogue cagrilintide – is set to enter phase 3 development in 2023 following promising phase 2 results.

Develop a leading portfolio of superior treatment solutions for obesity
We are making meaningful advances in addressing obesity, with the launch of Wegovy®, helping to change the narrative by redefining obesity as a treatable chronic disease. The disproportionate impact of COVID-19 on people living with obesity has underscored the need for better treatments that can deliver substantial and sustained weight loss.

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Our pipeline contains investigational therapies that we believe may have even greater efficacy, offering even greater levels of weight loss. This includes the aforementioned combination therapy CagriSema, which has now also commenced large-scale phase 3 trials in obesity. Cagrilintide works by reducing appetite by targeting specific parts of the brain, thereby providing an additive effect to semaglutide.

In addition, we are continuing a phase 3 study of 50 mg once-daily oral semaglutide as a potential additional treatment option in obesity.

Strengthen and progress the Rare Disease pipeline
We are expanding into new areas and advancing the development of key products within our Rare Disease unit – comprising treatments for rare blood, rare renal and endocrine disorders – in a strategy to grow existing operations and expand the core business.

This includes the initiation of phase 3 development of Mim8, a next-generation subcutaneous prophylactic treatment for haemophilia A, as well as the submission of nedosiran, an advanced RNA interference (RNAi) drug candidate developed for the treatment of primary hyperoxaluria (PH), a rare inherited condition affecting the kidneys and the liver.

We have also strengthened our presence in haemoglobinopathies, including sickle cell disease (SCD) and thalassemia, with the acquisition of Forma Therapeutics. Forma Therapeutics' lead product etavopivat is an investigational oral, once-daily selective pyruvate kinase R (PKR) activator designed to improve anaemia and red blood cell health in people with these life-threatening conditions. Meanwhile, we are optimising our competitive late-stage pipeline, which includes Sogroya®, a next-generation once-weekly growth hormone, as well as concizumab and Mim8 for haemophilia.
Establish presence in other serious chronic diseases focusing on cardiovascular disease (CVD), non-alcoholic steatohepatitis (NASH) and chronic kidney disease (CKD)
The large patient overlaps between diabetes, obesity and other cardiometabolic disorders mean that we are well-placed to leverage our extensive experience to build a presence in adjacent areas. This plan is gaining traction as we look at both internal and external innovation to expand into new therapeutic areas, such as CVD, Alzheimer’s disease and NASH.

Our first standalone CVD asset, ziltivekimab, is currently in phase 3 development for atherosclerotic cardiovascular disease (ASCVD), CKD and high inflammatory burden.

In Alzheimer’s disease, an area of huge unmet need with an estimated global patient population of around 100 million people, we are investigating the efficacy and safety of oral semaglutide 14 mg in people in the stages of mild cognitive impairment and mild dementia.

We are also addressing one of the major challenges of treating NASH, which is often referred to as a “silent” liver disease because patients rarely exhibit symptoms in the early stages of progression. To address this problem, we have partnered with diagnostic specialist Echosens to increase awareness and advance early diagnosis of the condition, which is estimated to affect up to 6.5% of people worldwide.

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INNOVATION AND THERAPEUTIC FOCUS
Pipeline overview

Diabetes care
Project	Indication	Description	Phase
Oral semaglutide HD 1 NN9924	Type 2 diabetes	A long-acting oral GLP-1 analogue, 25 and 50 mg, intended for once-daily oral treatment.
Icodec NN1436	Type 1 and 2 diabetes	A long-acting basal insulin analogue intended for once-weekly treatment.
IcoSema NN1535	Type 2 diabetes	A combination of GLP-1 analogue semaglutide and basal insulin analogue icodec intended for once-weekly treatment.
FDC Sema – OW GIP NN9389	Type 2 diabetes	A combination of semaglutide and a long acting GIP analogue intended for once-weekly treatment.
CagriSema in T2D NN9388	Type 2 diabetes	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly treatment.
Glucose-sensitive insulin NN1845	Type 1 and 2 diabetes	A glucose-sensitive insulin analogue intended for once-daily treatment.
Pumpsulin NN1471	Type 1 diabetes	A novel insulin analogue ideal for use in a closed loop pump device.
DNA Immunotherapy NN9041	Type 1 diabetes	A novel plasmid encoding pre- and pro-insulin intended for preservation of beta cell function.
Oral GLP-1 GIP NN9541	Type 2 diabetes	A combination of GLP-1/GIP co-agonist intended for once-daily oral treatment.
OW Oral Semaglutide NN9904	Type 2 diabetes	A pro-drug of semaglutide intended for once-weekly treatment.
SemaDapa FDC NN9917	Type 2 diabetes	A fixed dose combination of oral semaglutide and dapagliflozin, a SGLT2 inhibitor.
SOMA oral device DV3395	Type 1 and 2 diabetes	A device for the oral delivery of peptides and proteins.
Obesity care
Oral Sema Obesity NN9932	Obesity	A long acting GLP-1 analogue intended for once-daily treatment.
CagriSema NN9838	Obesity	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly treatment.
PYY1875 NN9775	Obesity	A novel analogue of the appetite-regulating hormone, PYY, intended for once-weekly treatment.
Oral Amycretin NN9487	Obesity	A long-acting co-agonist of GLP-1 and amylin intended for once-daily oral treatment.

Rare Disease
Project	Indication	Description	Phase
Somapacitan NN8640	GHD[2]	A long-acting HGH [3] derivative intended for once-weekly subcutaneous administration in children.
Concizumab NN7415	Haemophilia A or B w/wo inhibitors	A monoclonal antibody against tissue factor pathway inhibitor (TFPI) intended for subcutaneous prophylaxis.
Nedosiran NN7022	Primary Hyperoxaluria	An siRNA targeting lactate dehydrogenase A (LDHA) for once-monthly subcutaneous treatment.
Mim8 NN7769	Haemophilia A w/wo inhibitors	A next generation FVIII-mimetic bispecific antibody for subcutaneous prophylaxis of haemophilia A regardless of inhibitor status.
Etavopivat NN7535	Sickle cell disease	Second generation selective, small molecule PKR-activator intended for once-daily oral administration.
NDec NN7533	Sickle cell disease	An oral combination of decitabine and tetrahydrouridine. Project is developed in collaboration with EpiDestiny.
Other serious chronic diseases
Semaglutide[7] NN9931	NASH[4]	A long-acting GLP-1 analogue for once-weekly subcutaneous treatment.
Semaglutide Alzheimer NN6535	Alzheimer's	A long-acting GLP-1 analogue for once-daily treatment.
Ziltivekimab NN6018	CVD[5]	A once-monthly monoclonal antibody intended for inhibition of IL-6 activity.
Belcesiran NN6021	AATD[6]	An siRNA targeting Alpha-1-AntiTrypsin (AAT) for once monthly subcutaneous treatment.
FGF21 NASH NN9500	NASH[4]	A long-acting FGF21 analogue for once-weekly treatment.
ATTR-CM NN6019	CVD[5]	An anti-amyloid immunotherapy treatment.
DCR-AUD NN6020	Alcohol Use Disorder	An siRNA targeting ALDH2 for once-monthly subcutaneous treatment.
LXRa NN6582	NASH[4]	An siRNA targeting LXRa for once-monthly subcutaneous treatment.
MARC1 NN6581	NASH[4]	An siRNA targeting MARC1 for once-monthly subcutaneous treatment.
1. High dose. 2. GHD: Growth hormone deficiency. 3. HGH: Human growth hormone. 4. NASH: Non-alcoholic steatohepatitis.
5. CVD: Cardiovascular disease. 6. Alpha-1-AntiTrypsin Deficiency related liver disease. 7. This project also includes a phase 2b study in F4 in collaboration with Gilead.

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Research and development progress
Diabetes care	Obesity care	Rare Disease	Other serious chronic diseases
Regulatory events
–Ozempic® 2.0 mg was approved by the EMA.
–Market authorisation application was submitted to the NMPA for approval of Rybelsus® for treatment of adults with type 2 diabetes (T2D).
–Actrapid® and Insulatard® were included in WHO prequalification list of essential medicines.
–Label extension for Insulatard® and Actrapid® received positive opinion from the EMA increasing the non-refrigerated storage time.

Clinical progress
–Phase 3a programme, ONWARDS, investigating basal insulin icodec in people with type 1 (T1D) and type 2 diabetes (T2D), was completed.
–Phase 2 trial investigating the effects of the combination of semaglutide and cagrilintide in people with T2D was completed.
–Phase 2 trial investigating the effects of 8.0mg and 16.0mg semaglutide administrated subcutaneously in people with T2D was initiated.
–Phase 1 trial investigating Pumpsulin for treatment of T1D was completed.
–Phase 1 trial investigating the effects of the fixed dose combination of semaglutide and GIP in people with T2D was completed.
–Phase 1 trial investigating the effects of the combination of semaglutide and SGLT2i inhibitor dapagliflozin in people with T2D was initiated.
–Phase 1 trial investigating once-weekly oral semaglutide for treatment of T2D was initiated.
–Phase 1 trial investigating the SOMA device for oral treatment currently done by tablets was initiated.
–Phase 1 trial investigating the effects of insulin 965 in T2D was completed. The project was terminated.
–Phase 1 trial investigating oral GLP-1/GIP co-agonist for treatment of T2D was initiated.

Regulatory events
–Wegovy® was approved in the EU as an adjunct to diet and exercise for the use of weight management in adults with obesity.
–Wegovy® was approved in the US for the treatment of obesity in teens aged 12 years and older, making it the first-and-only prescription anti-obesity medicine for adolescents with once-weekly treatment.

Clinical progress
–Phase 3a programme, REDEFINE, investigating once-weekly combination of cagrilintide and semaglutide in people with obesity was initiated.
–Following interim analysis, the SELECT cardiovascular outcome trial continues in accordance with the trial protocol.
–Phase 1 trial investigating once-daily oral amycretin for the treatment of obesity was initiated.
–Phase 1 trial for long-acting GDF15 analogue was completed. The project was terminated.

Regulatory events
–NovoSeven® was approved for use in women with severe postpartum hemorrhage by the EMA.
–Marketing authorisation application was submitted to the FDA and PMDA for the approval of concizumab for treatment of haemophilia A or B with inhibitors.
–Marketing authorisation application was submitted to the FDA for approval of nedosiran for treatment of primary hyperoxaluria.
–Marketing authorisation application was submitted to the EMA, FDA and PMDA for approval of somapacitan for treatment of growth hormone deficiency in children.
–REBINYN® was approved for prophylactic use in the treatment of haemophilia B by the FDA and for pediatric prophylaxis by Health Canada.

Clinical progress
–Phase 3a trials investigating concizumab prophylaxis in people with haemophilia A or B with or without inhibitors, were completed.
–Phase 3a trial investigating somapacitan in paediatric non-replacement indications was initiated.
–Phase 1/2 trial investigating the effects of Mim8 in people with haemophilia A was completed. Phase 3 trial programme was initiated.
–Phase 2 trial investigating NDec in people with sickle cell disease was initiated.
–Novo Nordisk acquired Forma Therapeutics Holding Inc., with the lead compound etavopivat, a phase 3 asset for treatment of sickle cell disease and thalassemia.

Clinical progress
–Phase 2 trial investigating antibody ATTR-CM in people with rare heart disease ATTR cardiomyopathy was initiated.
–Phase 2 trial investigating the dose response of oral PCSK9i was completed. The project was terminated.
–Phase 1 trial investigating the siRNA MARC1 for treatment of NASH was initiated.
–Phase 1 trial investigating the siRNA LXRa for treatment of NASH was initiated.
–Collaboration with Staten Biotechnology was terminated.

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INNOVATION AND THERAPEUTIC FOCUS

Patent status for products with marketing authorisation
The patent expiry dates for the products are shown in the table on the right. The dates provided are for expiry in the US, China, Japan and Europe of patents on the active ingredient, unless otherwise indicated, and include actual and estimated extensions of patent term, when applicable. For several products, in addition to the active ingredient patent, Novo Nordisk holds other patents on manufacturing processes, formulations or uses that may be relevant for exclusivity beyond the expiration of the active ingredient patent. Furthermore, regulatory data protection and/or orphan exclusivity may apply.
		US	China	Japan	Europe[8]
Diabetes care	Human insulin and Modern insulins[9]	Expired	Expired	Expired	Expired
	Victoza® 10	2023	Expired	Expired	2023
	Tresiba®	2029	2024	2027	2028
	Ryzodeg®	2029	2024	2024 [11]	2028
	Xultophy®	2029	2024	2024 [11]	2028
	Fiasp®	2030 [12]	2030 [12]	2030 [12]	2030 [12]
	Ozempic®	2032	2026 [13]	2031	2031
	Rybelsus®	2032 [14]	2026 [14,13]	2031 [14]	2031 [14]
	Zegalogue®	2035	2033	2033	2033
Obesity care	Saxenda®	2023	Expired	Expired	2023
	Wegovy®	2032	2026 [13]	2031	2031
Rare Disease	Norditropin® (SimpleXx®)	Expired	Expired	Expired	Expired
	Sogroya®	2034	2031	2036	2036
	NovoSeven®	Expired [15]	Expired [15]	Expired [15]	Expired [15]
	NovoEight®	No patent	No patent	No patent	No patent
	NovoThirteen® (TRETTEN®)	Expired	No patent	No patent	No patent
	Refixia® (REBINYN®)	2028	2027	2032	2027
	Esperoct®	2032	2029	2034	2034
	Vagifem® 10 mcg	Expired	No patent	Expired	Expired
8. Patent status varies from country to country. The figures in the table are based on Germany. 9. Modern insulins are NovoRapid® (NovoLog®), NovoMix® 30 (NovoLog® Mix 70/30), Levemir® and NovoNorm® (Prandin®). 10. We have granted and pending patents covering the Victoza® formulation. These patents generally expire in November 2024, except for the US where the formulation patent expires in February 2026. 11. Patent term extension until 2027 may apply. 12. Formulation patent; active ingredient patent has expired. 13. Patent was subject to invalidation actions and has been held invalid by the Patent Office. This decision has been appealed to the Beijing IP Court. 14. Tablet formulation and once-daily treatment regimen are protected by additional patents expiring in 2031-2034. 15. Room temperature-stable formulation patent until 2023 in China, Japan and Germany and, until 2025, in the US.

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COMMERCIAL EXECUTION

    Commercial excellence in exceptional times

Faced with a series of geopolitical and healthcare challenges, Novo Nordisk has maintained effective commercial operations and built momentum in our business. Our commercial teams have shown agility and ingenuity in delivering our medicines to more patients than ever before. As a result, we have grown market share and launched key products, allowing us to make significant progress across our strategic aspirations for commercial execution.

However, it has not been easy. COVID-19 and the war in Ukraine have adversely impacted global supply chains, while higher than expected demand, including for our GLP-1 products and temporary capacity limitations at some of our manufacturing sites have led to periodic supply constraints for some of our products – including our flagship GLP-1 therapies Ozempic® and Wegovy® – which we expect to continue into 2023.

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COMMERCIAL EXECUTION
We have responded by ramping up production, with our global manufacturing facilities now operating 24 hours a day, seven days a week, and we have invested around DKK 12.7 billion in 2022 alone to expand capacity. As a result, all dose strengths of Wegovy® are now available in the US and we have also made the product available in the first markets within International Operations.

In Russia, we have suspended marketing investments and changed our focus from launching new medications and clinical investment, to securing supply of insulin to ensure our patients have access to these essential medicines. Our factory in Russia supplies insulin to patients in Russia only.

Despite these unprecedented challenges, we have seen overall sales growth of 16%, at CER, across our global operations – among the highest in the pharmaceutical industry – driven by our strong product line-up. To further accelerate this growth, we have created a new global Commercial Strategy organisation based around three therapy areas – diabetes, obesity and other serious chronic diseases – that will drive greater focus across our broadening portfolio. Crucially, each unit will have full functional responsibility, including therapy area strategy and ambition, early planning, access, commercial strategies, launch preparations and digital solutions.

These endeavours mean that we are progressing towards our aspirations of achieving a global diabetes value market share of more than one-third and recording obesity sales of over DKK 25 billion by 2025. Meanwhile, our Rare Disease business continues to make progress towards our aspiration for sustained growth, driven by a strong pipeline and an exciting line-up of new products.

Strengthen diabetes leadership – aim at global value market share of more than 1/3
In the diabetes space, we increased our value market share by 1.8 percentage points to 31.9%, driven by strong growth for our GLP-1 products across both North America and International Operations. We continue to benefit from the growing switch to greater use of GLP-1s around the world, although rates of uptake vary widely between regions. In the US, where GLP-1 use is the highest, we have witnessed a paradigm shift in diabetes treatment following the launch of Ozempic® and our once-weekly injectable is now the country’s best-selling diabetes product.

Despite the arrival of more competition, we remain the global market leader in the GLP-1 segment with our type 2 diabetes products Rybelsus®, Ozempic® and Victoza®. Ozempic® has now been launched in 75 countries and Rybelsus®, our oral GLP-1 medicine, is available in 43 markets. The strong growth of these newer products has more than offset a fall in sales of Victoza® and our GLP-1 value market share has risen by 2.2% from a year ago to 54.9%.

The picture is different for insulin, where sales are in decline in both operating units. Yet, Novo Nordisk's insulin value market share has increased from 43.8% to 44.6% in the last 12 months. North America insulin sales were hit by lower realised prices in the US, due to intensified biosimilar competition and higher demanded rebates coupled with channel and payer mix, as well as flat to declining class volume growth. Within International Operations, where we provide significantly more people with insulin than any other class of product, insulin sales are growing in emerging markets. However, sales have declined in China due to the implementation of Volume Based Procurement and sales in EMEA were also lower.

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COMMERCIAL EXECUTION
Despite these commercial headwinds, we are continuing to innovate in the insulin sector by offering increased efficacy and convenience to patients, both through the continuing rollout of smart connected insulin pens and the development of our once-weekly insulin icodec, which has successfully completed final-stage clinical trials.

In 2022, we further enhanced our offering to people with diabetes through an in-licensing deal to develop and commercialise Zegalogue® – a next-generation glucagon treatment for severe hypoglycaemic episodes.

More than DKK 25 billion in Obesity sales by 2025
The growth of our products in the dynamic obesity market segment has been strong, despite the supply constraints affecting Wegovy®. It is becoming clear that the efficacy of Wegovy® has changed perceptions around obesity treatment, both among clinicians and patients – a fact reflected in the higher than expected demand for the product in the US. Encouragingly, the availability of anti-obesity medication is improving around the world, with around 80% of commercial formularies in the US now providing access and around 15 other countries offering varying levels of reimbursement.

Within this accelerating global obesity market, we are capturing the vast majority of growth and we expect to build on this significantly in 2023 as we resolve Wegovy® supply constraints. The volume growth of the global branded obesity market was 63%. Outside the US market, our first-generation GLP-1 obesity drug Saxenda® has seen continued robust uptake and we hope to build on this in 2023 with the launch of Wegovy® in more countries across International Operations.

The global obesity epidemic is now estimated to affect more than 750 million people. Importantly, our pipeline contains new products that may offer even greater weight loss efficacy.

Secure a sustained growth outlook for Rare Disease
Rare Disease growth has been driven by our treatments for rare blood disorders, fueled by demand for NovoSeven® and the newly launched products Esperoct® and Refixia®. Sales of haemophilia A and haemophilia B products increased by 6% and 16%, respectively. Sales of rare endocrine disorder products were broadly flat, with revenues held back by lower realised prices in the US. However, we remain the leading company in the global human growth disorder market with a value share of 35.2%, which is comparable to last year.

We are excited by the imminent arrival of new products in the Rare Disease portfolio. These include our once-weekly Sogroya® injection for children living with growth hormone deficiency, which is expected to launch in 2023 following regulatory approvals, and our next-generation rare blood disorder therapies concizumab and Mim8.

Focusing on other serious chronic diseases
Beyond the main pillars of our established business, we are expanding our work into other serious chronic diseases, many of which are associated with diabetes and obesity. In the short term, this involves leveraging potential broader indications for semaglutide and building up our primary care footprint for entry of stand-alone cardiovascular products.

Expanding into new treatments for diseases diseases such as cardiovascular disease (CVD), non-alcoholic steatohepatitis (NASH), chronic kidney disease (CKD) and Alzheimer’s disease is a growing focus for our teams and forms a central plank of our commercial strategy as we look to maintain momentum in the second half of the decade and beyond.

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FINANCIALS

2022
performance
and 2023 outlook

Financial performance

Sales increased by 26% measured in Danish kroner and by 16% at CER to DKK 176,954 million in 2022. Novo Nordisk's 2022 sales and operating profit performance measured at CER were within the ranges provided in November 2022. The free cash flow, effective tax rate, capital expenditure as well as depreciation, amortisation and impairment losses were all in line with the guidance.

Geographic sales development

Sales in International Operations increased by 17% measured in Danish kroner and by 13% at CER. Sales in EMEA increased by 17% measured in Danish kroner and by 15% at CER. Sales in Region China increased by 1% measured in Danish kroner and decreased by 6% at CER. Sales in Rest of World increased by 28% measured in Danish kroner and by 24% at CER.

Sales in North America Operations increased by 35% measured in Danish kroner and by 21% at CER.

Sales development across therapeutic areas

Sales in Diabetes care increased by 23% measured in Danish kroner and by 14% at CER. Sales of Obesity care products, Saxenda® and Wegovy®, increased by 101% measured in Danish kroner and by 84% at CER. Sales of Rare Disease products increased by 7% measured in Danish kroner and by 1% at CER.

In the following sections, unless otherwise noted, market data are based on moving annual total (MAT) from November 2021 and November 2022 provided by the independent data provider IQVIA.

Diabetes care
Sales in Diabetes care increased by 23% measured in Danish kroner and by 14% at CER to DKK 139,548 million driven by growth of GLP-1-based products. Novo Nordisk has improved the global diabetes value market share over the last 12 months from 30.1% to 31.9%.

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FINANCIALS
The market share increase was driven by market share gains in both International Operations and North America Operations.

GLP-1 therapy for type 2 diabetes
Sales of GLP-1 products for type 2 diabetes (Rybelsus®, Ozempic® and Victoza®) increased by 56% measured in Danish kroner and by 42% at CER to DKK 83,371 million. The GLP-1 segment’s value share of the total diabetes market has increased to 33.5% compared with 26.5% 12 months ago. Novo Nordisk continues to be the global market leader in the GLP-1 segment with a 54.9% value market share, an increase of 2.2 percentage points compared to 12 months ago.

Rybelsus® sales increased by 134% measured in Danish kroner and by 114% at CER to DKK 11,299 million. Sales growth was driven by North America Operations as well as Rest of World and EMEA. Rybelsus® has been launched in 43 countries.

Ozempic® sales increased by 77% measured in Danish kroner and by 61% at CER to DKK 59,750 million. Sales growth was driven by both North America Operations and International Operations. Ozempic® has been launched in 75 countries. Sales growth has resulted in periodic supply constraints and related drug shortage notifications across geographies.

Victoza® sales decreased by 18% measured in Danish kroner and by 24% at CER to DKK 12,322 million as the GLP-1 market is moving towards once-weekly and tablet-based treatments. The sales decline was driven by both North America Operations and International Operations.
Insulin sales
Sales of insulin decreased by 5% measured in Danish kroner and by 11% at CER to DKK 52,952 million. Sales decline at CER was driven by declining sales in the US, Region China and EMEA.

Obesity care
Sales of Obesity care products, Saxenda® and Wegovy®, increased by 101% measured in Danish kroner and by 84% at CER to DKK 16,864 million. Sales growth was driven by both North America Operations and International Operations. Saxenda® has now been launched in 71 countries, and Wegovy® has been launched in the US, Denmark and Norway. The volume growth of the global branded obesity market was 53%.

Rare Disease
Sales of Rare Disease products increased by 7% measured in Danish kroner and by 1% at CER to DKK 20,542 million.

Rare blood disorders
Sales of Rare blood disorder products increased by 15% measured in Danish kroner and by 7% at CER to DKK 11,706 million. The increasing sales were driven by NovoSeven® as well as the launch products Esperoct® and Refixia®.

Rare endocrine disorders
Sales of Rare endocrine disorder products decreased by 2% measured in Danish kroner and by 6% at CER to DKK 7,138 million. The sales decline was driven by North America Operations' sales decreasing by 18% at CER and by International Operations' sales decreasing by 1% at CER. The sales decline was driven by lower realised prices in the US as well as supply constraints in the fourth quarter of 2022. Novo Nordisk continues to be the leading company in the global human growth disorder market with a value market share of 35.1%.

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FINANCIALS
Development in costs and operating profit

The cost of goods sold increased by 20% measured in Danish kroner and by 15% at CER to DKK 28,448 million, resulting in a gross margin of 83.9% measured in Danish kroner compared with 83.2% in 2021. The increase in gross margin reflects a positive product mix, driven by increased GLP-1 sales, a positive currency impact and productivity improvements. This is partially countered by lower realised prices mainly in the US and Region China.

Sales and distribution costs increased by 25% measured in Danish kroner and by 16% at CER to DKK 46,217 million. The increase in costs is driven by both International Operations and North America Operations. In International Operations, promotional spend is related to promotional activities for Ozempic® and Rybelsus® as well as Obesity care market development activities. In North America Operations, the cost increase is driven by promotional activities for Ozempic® and market development activities for Obesity care. The increase is also reflecting higher distribution costs.

Research and development costs increased by 35% measured in Danish kroner and by 29% at CER to DKK 24,047 million reflecting increased late-stage clinical trial activity compared to 2022. Increased activities within Other serious chronic diseases and GLP-1 are driving the cost increase as well as the operating costs and amortisations related to Dicerna Pharmaceuticals Inc. which was acquired in the fourth quarter of 2021. The cost increase also reflects inflationary impacts on the cost base.

Administration costs increased by 10% measured in Danish kroner and by 6% at CER to DKK 4,467 million.

Other operating income and expenses (net) was DKK 1,034 million compared with DKK 332 million in 2021, driven by income from partnerships related to Dicerna Pharmaceuticals Inc.

Operating profit increased by 28% measured in Danish kroner and by 15% at CER to DKK 74,809 million. Operating profit growth was negatively impacted by around 2 percentage points from the acquisition of Dicerna Pharmaceuticals Inc. in 2021.

Financial items (net) and tax

Financial items (net) showed a net loss of DKK 5,747 million compared with a net gain of DKK 436 million in 2021.

In line with Novo Nordisk’s treasury policy, the most significant foreign exchange risks for Novo Nordisk have been hedged, primarily through foreign exchange forward contracts. The foreign exchange result was a net loss of DKK 4,651 million compared with a net gain of DKK 344 million in 2021. This primarily reflects losses on hedged currencies, primarily the US dollar.

As per the end of December 2022, a positive market value of financial contracts of approximately DKK 1.0 billion has been deferred for recognition in 2023.

The effective tax rate was 19.6% in 2022 compared with an effective tax rate of 19.2% in 2021, mainly reflecting non-recurring impacts from acquisitions.

Net profit increased by 16% to DKK 55,525 million and diluted earnings per share increased by 18% to DKK 24.44.

Cash flow and capital allocation

Free cash flow was DKK 57.4 billion compared with DKK 29.3 billion in 2021 supporting the strategic aspiration to deliver attractive capital allocation to shareholders. The cash conversion in 2022 is positively impacted by timing of payment of rebates in the US, including provisions related to the revised 340B distribution policy in the US. Income under the 340B Program has been partially recognised.

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FINANCIALS

Capital expenditure for property, plant and equipment was DKK 12.1 billion compared with DKK 6.3 billion in 2021.

2023 outlook

Sales growth is expected to be 13% to 19% at CER. Given the current exchange rates versus the Danish krone, sales growth reported in DKK is expected to be around 4 percentage points lower than at CER.

The guidance reflects expectations for sales growth in both North America Operations and International Operations, mainly driven by volume growth of GLP-1-based treatments for Diabetes and Obesity care, partially countered by declining sales in Rare disease due to supply constraints. Intensifying competition and continued pricing pressure within Diabetes care are included in the guidance.

The guidance ranges reflect the level of volume growth of GLP-1-based diabetes treatments and the inherent uncertainty of the pace of Obesity care market expansion following the relaunch of Wegovy® in the US and an expected gradual roll-out in International Operations.

Following higher than expected volume growth in recent years, including GLP-1-based products such as Ozempic®, combined with the expectation of continued volume growth and capacity limitations at some manufacturing sites, the outlook also reflects expected continued periodic supply constraints and related drug shortage notifications across a number of products and geographies. The supply capacity is gradually being expanded.

Operating profit growth is expected to be 13% to 19% at CER. Given the current exchange rates versus the Danish krone, growth reported in DKK is now expected to be around 5 percentage points lower than at CER. The expectation for operating profit growth primarily reflects the sales growth outlook and continued investments in future and current growth drivers within Research, Development and Commercial. Within R&D, investments are related to the continued expansion and progression of the early and late-stage pipeline. Commercial investments are mainly related to the relaunch of Wegovy® in the US, Obesity care market development activities in International Operations as well as promotional activities for Ozempic® and Rybelsus®. Finally, the guidance also reflects inflationary impacts on the cost base.

Novo Nordisk expects financial items (net) to amount to a gain of around DKK 2.4 billion, mainly reflecting gains associated with foreign exchange hedging contracts.
The effective tax rate for 2023 is expected to be in the range of 19-21%.

Capital expenditure is expected to be around DKK 25 billion in 2023 reflecting the innovation-based growth strategy pursued by Novo Nordisk. The CAPEX increase is primarily relating to investments in additional capacity for active pharmaceutical ingredient (API) production and fill-finish capacity for both current and future injectable and oral products. In the coming years, the capital expenditure to sales ratio is expected to be low double digit.

Depreciation, amortisation and impairment losses are expected to be around DKK 8 billion.

The free cash flow is expected to be DKK 60-68 billion reflecting the sales growth and the investments in capital expenditure as well as a favourable impact from rebates in the US.

All of the above expectations are based on assumptions that the global or regional macroeconomic and political environment will not significantly change business conditions for Novo Nordisk during 2023, including energy and supply chain disruptions, the potential implications from major healthcare reforms and legislative changes as well as outcome of legal cases including litigations related to the 340B Drug Pricing Programme in the US, and that the currency exchange rates, especially the US dollar, will remain at the current level versus the Danish krone. Neither does the guidance include the financial implications of any significant business development transactions and significant impairments of intangible assets during 2023. Finally, the potential wider consequences of Russia's invasion of Ukraine, including impacts on energy supply and supply chains, could cause uncertainty to the outlook and the business performance of Novo Nordisk.

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FINANCIALS

Expectations are as reported, if not otherwise stated	Expectations 1 February 2023
Sales growth
at CER	13% to 19%
as reported	Around 4 percentage points lower than at CER
Operating profit growth
at CER	13% to 19%
as reported	Around 5 percentage points lower than at CER
Financial items (net)	Gain of around DKK 2.4 billion
Effective tax rate	19% to 21%
Capital expenditure (PP&E)	Around DKK 25 billion
Depreciation, amortisation and impairment losses	Around DKK 8 billion
Free cash flow (excluding impact from business development)	DKK 60-68 billion

Novo Nordisk has hedged expected net cash flows in a number of invoicing currencies and, all other things being equal, movements in key invoicing currencies will impact Novo Nordisk’s operating profit as outlined in note 4.3 on Financial risks.
Forward-looking statements

Novo Nordisk’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this statutory Annual Report 2022 and Form 20-F, which are both expected to be filed with the SEC in February 2023 in continuation of the publication of this Annual Report 2022, and written information released, or oral statements made, to the public in the future by or on behalf of Novo Nordisk, may contain forward-looking statements. Words such as "believe", "expect", "may", "will", "plan", "strategy", "prospect", "foresee", "estimate", "project", "anticipate", "can", "intend", "target" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to:
–statements of targets, plans, objectives or goals for future operations, including those related to Novo Nordisk’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto,
–statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures,
–statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings, and
–statements regarding the assumptions underlying or relating to such statements.
In this Annual Report 2022, examples of forward looking statements can be found under the section related to our "Strategic Aspirations" and elsewhere.

These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Novo Nordisk cautions that a number of important factors, including those described in this Annual Report 2022, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results include, but are not limited to, global as well as local political and economic conditions, such as interest rate and currency exchange rate fluctuations, delay or failure of projects related to research and/or development, unplanned loss of patents, interruptions of supplies and production, including as a result of interruptions or delays affecting supply chains on which Novo Nordisk relies, shortages of supplies, including energy supplies, product recalls, unexpected contract breaches or terminations, government- mandated or market-driven price decreases for Novo Nordisk’s products, introduction of competing products, reliance on information technology including the risk of cybersecurity breaches, Novo Nordisk’s ability to successfully market current and new products, exposure to product liability and legal proceedings and investigations, changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing, perceived or actual failure to adhere to ethical marketing practices, investments in and divestitures of domestic and foreign companies, unexpected growth in costs and expenses, strikes and other labour market disputes, failure to recruit and retain the right employees, failure to maintain a culture of compliance, epidemics, pandemics or other public health crises, effects of domestic or international crises, civil unrest, war or other conflict and factors related to the foregoing matters and other factors not specifically identified herein.

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FINANCIALS
For an overview of some, but not all, of the risks that could adversely affect Novo Nordisk’s results or the accuracy of forward-looking statements in this Annual Report 2022, reference is made to the overview of risk factors in "Risk management" of this Annual Report 2022.

Unless required by law, Novo Nordisk is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this Annual Report 2022, whether as a result of new information, future events, or otherwise.

Shares and capital structure

Through open and proactive communication, Novo Nordisk aims to provide the basis for fair and efficient pricing of our shares.

Share capital and ownership

Novo Nordisk’s share capital of DKK 456 million is divided into A and B share capital. The A and B shares are calculated in units of DKK 0.20, amounting to 2.28 billion shares. The A share capital, consisting of 537 million shares, has a nominal value of DKK 107 million and the B share capital, consisting of 1,743 million shares, has a nominal value of DKK 349 million. Each A share carries 200 votes and each B share carries 20 votes. Novo Nordisk's B shares are listed on Nasdaq Copenhagen and on the New York Stock Exchange (NYSE) as American Depository Receipts (ADRs).

The general meeting has authorised the Board of Directors to distribute extraordinary dividends, issue new shares in accordance with the Articles of Association and repurchase shares in accordance with authorisations granted.

1. Treasury shares are included; however, voting rights of treasury shares cannot be exercised.

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FINANCIALS

2023 financial calendar
23 March 2023 Annual General Meeting 2023	27 March 2023 Record date		4 April 2023 Payment, ADRs		10 August 2023 Financial statement for the first six months of 2023	21 August 2023 Record date	29 August 2023 Payment, ADRs	31 January 2024 Financial statement for 2023 and Annual Report 2023

24 March 2023 Ex-dividend		28 March 2023 Payment, B-shares		4 May 2023 Financial statement for the first three months of 2023	18 August 2023 Ex-dividend	22 August 2023 Payment, B shares	2 November 2023 Financial statement for the first nine months of 2023

The company’s A shares are not listed and are held by Novo Holdings A/S,2 a Danish public limited liability company wholly owned by the Novo Nordisk Foundation. According to the Articles of Association of the Foundation, the A shares cannot be divested. Special rights attached to A shares include pre-emptive subscription rights in the event of an increase in the

2. Novo Holdings A/S’s registered address is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark. 3. Split of shareholders is denoted according to the location of legal deposit-owners.
A share capital and pre-emptive purchase rights in the event of a sale of A shares, while B shares take priority for liquidation proceedings. A shares take priority for dividends below 0.5%, and B shares take priority for dividends between 0.5 and 5%. However, in practice, A and B shares receive the same amount of dividend per share.

As of 31 December 2022, Novo Holdings A/S held a B share capital of nominally DKK 20 million. Together with the A shares, Novo Holdings A/S's total ownership amounted to nominally DKK 128 million. Novo Holdings A/S ownership is reflected in the "Ownership structure" chart on page 41.

There is no complete record of all shareholders; however, based on available sources of information, as of 31 December 2022 it is estimated that shares were geographically distributed as shown in the "Geographical split of shareholders" chart. As of 31 December 2022, the free float of listed B shares was 92.41% (of which approximately 10.93% are listed as ADRs), excluding Novo Holdings A/S's holding and Novo Nordisk’s holding of treasury shares. As of 31 December 2022, Novo Holdings A/S and Novo Nordisk’s holding of B shares equalled 132,207,875 shares and had a nominal value of DKK 26 million. For details about the share capital, please refer to note 4.2 on Share capital, Treasury shares and Other reserves.

Capital structure

Novo Nordisk’s Board of Directors and Executive Management consider that the current capital and share structure of Novo Nordisk serve the interests of the shareholders and the company well. Novo Nordisk’s capital structure strategy offers a balance between long-term shareholder value creation and competitive shareholder return in the short term.

In 2021, the capital structure was adjusted following Novo Nordisk’s Eurobond issuance with an aggregate principal amount of EUR 1.3 billion. In 2022, Novo Nordisk issued Eurobonds in the amount of EUR 1.5 billion. The total outstanding Eurobonds in 2022 amounted to EUR 2.8 billion.

Dividend policy

The company’s dividend policy applies a pharmaceutical industry benchmark to ensure a competitive payout ratio for dividend payments, which are complemented by share repurchase programmes. The final dividend for 2021 paid in

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FINANCIALS

Share price performance 2022

Novo Nordisk share price and indexed peers[4] (%)

Novo Nordisk
OMXC25
Peer group5
DKK
950
850
750
650
550
450
350
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

4. OMXC25 and pharmaceutical industry development have been rebased to Novo Nordisk share price in January 2022.
5. Abbvie, Amgen, AstraZeneca, Biogen Idec Inc, Bristol-Myers Squibb, Eli Lilly & Co., Gilead Sciences, Glaxo Smith Kline, Johnson & Johnson, Lundbeck, Merck & Co, Novartis AG, Pfizer, Roche and Sanofi-Aventis SA.

March 2022 was equal to DKK 6.90 per A and B share of DKK 0.20 as well as for ADRs. The total dividend for 2021 was
DKK 10.40 per A and B share of DKK 0.20, corresponding to a payout ratio of 49.6%, which was in line with the 2021 pharma peer group average of 50.5%.

In August 2022, an interim dividend was paid equaling DKK 4.25 per A and B share of DKK 0.20 as well as for ADRs. For 2022, the Board of Directors will propose a final dividend

6. Regulation (EU) 596/2014.

of DKK 8.15 to be paid in March 2023, equivalent to a total dividend for 2022 of DKK 12.40 and a payout ratio of 50.3%. The company expects to distribute an interim dividend in August 2023. Further information regarding this interim dividend will be announced in connection with the financial report for the first six months of 2023. Dividends are paid from distributable reserves. Novo Nordisk does not pay a dividend on its holding of treasury shares.

Share repurchase programme for 2022/2023

During the twelve-month period beginning 2 February 2022, Novo Nordisk repurchased shares worth DKK 24 billion. The share repurchase programme has primarily been conducted in accordance with the safe harbour rules in the EU Market Abuse Regulation (MAR).6

For the next 12 months, Novo Nordisk has decided to implement a new share repurchase programme. The expected total repurchase value of B shares amounts to a cash value of up to DKK 28 billion. The total programme may be reduced in size if significant business development opportunities arise during 2023. Novo Nordisk expects to conduct the majority of the new share repurchase programme according to the safe harbour rules in MAR. At the Annual General Meeting in March 2023, the Board of Directors will propose a further reduction in the company’s B share capital, corresponding to approximately 1.1% of the total share capital, by cancelling 25 million treasury shares.

Share price development

From end of December 2021 until 30 December 2022, Novo Nordisk’s share price increased from DKK 735 to DKK 938, an increase of 27.6%. The total market value of Novo Nordisk’s B shares, excluding treasury shares and Novo Holdings A/S shares, was DKK 1,510,514,045,250, as of 30 December 2022.

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The picture was taken shortly after Erik Hageman (left) was diagnosed. One hundred years ago, being diagnosed with diabetes was a death sentence, but our founders set out to change this reality. Their passion and determination have driven us ever since, relentlessly turning challenges into positive change for millions of people worldwide

Key risks

45 Risk Management

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Risk management

To be a sustainable business, we must anticipate and adapt to our environment to create new strategic opportunities. Managing risks rigorously and systematically is key in order for us to create and protect value.

We apply a dual lensed approach to risk management. This means we identify and mitigate both operational risks that pose a threat to our short to medium-term plans, as well as strategic risks that could reduce our ability to realise our corporate strategy over the long-term.

Addressing risks in our strategic planning

Scenario and risk-thinking exercises are part of our strategic planning. They include analyses of market dynamics, climate change, as well as socioeconomic and political developments that present risks or opportunities for our business. Annually, Executive Management and the Board of Directors review a strategic risk profile.
The main strategic risks are:

Access and affordability
Access to affordable care is a global issue as healthcare systems struggle to provide quality care at a sustainable cost, while the burden of chronic diseases keeps rising. Ensuring access and affordability is a risk and responsibility Novo Nordisk shares with all actors involved in healthcare. We recognise that we cannot defeat serious chronic diseases alone but to mitigate the risk, we can accelerate our actions to find solutions in collaboration with relevant stakeholders.
Innovation and competition
We are a science-based company whose future depends on raising the innovation bar. To remain competitive in the future and thereby mitigate innovation risk, we invest significantly in internal and external pipeline opportunities to ensure patients receive improved treatments.

Digital disruption
New digital technologies could bring new competitors into the pharmaceutical industry. They also provide an opportunity for us to deliver more value to our stakeholders and help patients live a life free from the limitations of their disease. Digital health solutions bring new risks particularly regarding data regulation and privacy, as well as potential quality risks. We strive to monitor and mitigate these risks in close collaboration with relevant partners.

Production capacity and supply chain risks
Demand fluctuations, resource shortages, geopolitical instability, trade disputes, quality assurance and local manufacturing requirements are all factors that can pressure global supply chains. Furthermore, expanding production capacity is complex and associated with a long lead time. Therefore, planning and management of our supply chain and production is key to mitigate this risk.
Operational risk management process

In the short- to medium-term, we are exposed to risks throughout our value chain. Some risks are inherent in the pharmaceutical industry, such as delays or failures of potential late-stage medicines in the R&D pipeline. Other risks, such as geopolitical instability, supply disruptions and competitive threats, are well-known to any manufacturing company with global production. We will never compromise on product quality, patient safety or business ethics: these are front and centre of our enterprise-wide risk management set-up. We assess risks to potential financial loss and reputational damage.

Executive Management, the Board of Directors and the Audit Committee review a "risk grid" of our biggest operational risks every six months. This grid is based on insights from management teams across the organisation and includes risks that could cause significant disruptions to the business over a three-year horizon. The overview on the next page provides more details of our key risks.

Key operational risks
An aggregated illustration of our key operational risks, with associated descriptions, is outlined on the next page.

For more information
See our Corporate Governance Report available at www.novonordisk.com/about/corporate-governance.html

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Key operational risks (Illustrative)	Risk area	Description	Impact	Mitigating actions

	Clinical Pipeline Risks	Findings in clinical activities, regulatory processes or misunderstanding of commercial potential, leading to delays or failure of products in the pipeline	–Patients would not benefit from innovative treatments –Could have an adverse impact on sales, profits and market position	–Pre-clinical and clinical activities to demonstrate safety and efficacy –Consultations with regulators to review pre-clinical and clinical findings and obtain guidance on development path

	Product Supply, Quality and Safety Risks	Disruption of product supply due to, e.g., geopolitical instability or quality failures may compromise the availability of products, ultimately impacting the health of patients and represent a lost commercial opportunity
–Product shortages could have potential implications for patients
–Could put patients' health and lives at risk and jeopardise reputation and license to operate if regulatory compliance is not ensured
–Could have an adverse impact on sales, profits and market position

–Establishing global production with multiple facilities and safety stock to reduce supply risk
–Regular quality audits of internal units and suppliers and annual inspections by authorities document Good Manufacturing Practice (GMP) compliance
–Identification and correction of root causes when issues are identified. If necessary, products are recalled

	Commercialisation Risks	Market dynamics and geopolitical, macroeconomic, or healthcare crises (e.g., pandemics) leading to reduced payer ability and willingness to pay	–Market dynamics could impact price levels and patient access –Could have an adverse impact on sales, profits and market position
–Innovation of novel products, clinical trial data and real-world evidence demonstrate added value of new products
–Payer negotiations to ensure improved patients' access
–Increased and new access and affordability initiatives

	IT Security Risks	Disruption to IT systems, such as cyber-attacks or infrastructure failure, resulting in business disruption or breach of data confidentiality
–Could limit our ability to produce and safeguard product quality
–Could compromise patients' or other individuals' privacy
–Could limit our ability to maintain operations or limit future business opportunities if proprietary information is lost
–Could have an adverse impact on sales, profits and market position

–Company-wide information security awareness activities
–Contingency plans for non-availability of IT systems
–Company-wide internal audit of IT security controls
–Detection and protection mechanisms in IT systems and business processes

	Financial Risks	Exchange rate fluctuations (mainly in USD, CNY and JPY), disputes with tax authorities and changes to tax legislation and interpretation	–Could lead to significant tax adjustments, fines and higher than expected tax level –Could have an adverse impact on sales, profits and market position
–Hedging for selected currencies
–Integrated treasury management
–Applicable taxes paid in jurisdictions where business activity generates profits and multi-year Advance Pricing Agreements with tax authorities

	Legal, Patents and Compliance Risks	Breach of legislation, industry codes, or company policies. Competitors asserting patents against Novo Nordisk or challenging patents critical for protection of commercial product and pipeline candidates
–Potential exposure to investigations, criminal and civil sanctions and other penalties
–Could compromise our reputation and the rights and integrity of individuals involved
–Unexpected loss of exclusivity for or injunctions against existing and pipeline products could have an adverse impact on future sales
–Could have an adverse impact on sales, profits and market position

–Legal review of key activities
–Business Ethics Code of Conduct integrated in our business, Compliance hotline in place
–Internal Audit of compliance with business ethics standards
–Internal controls to minimise vulnerability to patent infringement and invalidity actions

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Management

Hans Christian Hagedorn (1888–1971), Doctor of Medicine and one of Nordisk Insulinlaboratorium's founders. He was the doctor of Erik Hageman

48 Board of Directors
51 Executive Management

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Board of Directors

As of 31 December 2022, the Board of Directors consisted of 13 members, 7 men and 6 women.
Helge Lund
Chair

Norwegian. Born October 1962.
Male. First elected 2017.[1] Term 2023.

Chair of the Nomination Committee and the Chair Committee.

Positions and management duties:
Chair of the board of directors and chair of the people & governance committee of BP p.l.c. Chair of the board of directors of Inkerman AS. Member of the board of directors and member of the remuneration committee of Belron SA and of the board of directors of P/F Tjaldur. Operating advisor to Clayton Dubilier & Rice. Member of the board of trustees of the International Crisis Group.

Competences:
Global corporate leadership; healthcare & pharma industry; finance & accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social & governance (ESG).

1. In addition, Helge Lund was a member of the Board for one year in 2014-2015.

Henrik Poulsen
Vice Chair

Danish. Born September 1967. Male.
First elected 2021. Term 2023.

Member of the Audit Committee, the Remuneration Committee and the Chair Committee.

Positions and management duties:
Chair of the supervisory board and chair of the nomination committee and member of the remuneration committee of Carlsberg A/S. Member of the board of directors of Novo Holdings A/S and Ørsted A/S. Senior advisor to A.P. Møller Holding A/S and chair of the board of directors of Faerch A/S. Member of the supervisory board of Bertelsmann SE & Co. KGaA.

Competences:
Global corporate leadership; finance & accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social & governance (ESG).

Elisabeth Dahl Christensen

Danish. Born November 1965. Female.
First elected 2022. Term 2026.

Employee representative. Member of the Remuneration Committee.

Positions and management duties:
Full-time union representative at Novo Nordisk A/S.

Competences:
Not mapped for employee representatives.

Jeppe Christiansen

Danish. Born November 1959. Male.
First elected 2013. Term 2023.

Chair of the Remuneration Committee.

Positions and management duties:
Chief executive officer of Maj Invest Holding A/S and executive director of two wholly owned subsidiaries. Chair of the board of directors of Haldor Topsøe A/S, Emlika Holding ApS, and two wholly owned subsidiaries of the latter company, and chair of the board of directors of JEKC Holding ApS. Member of the board of directors of Novo Holdings A/S, KIRKBI A/S, A/S United Shipping & Trading Company (USTC), BellaBeat Inc., Pluto Naturfonden and Randers Regnskov. Member of the board of governors of Det Kgl. Vajsenhus. Adjunct Professor, department of finance, Copenhagen Business School.

Competences:
Healthcare & pharma industry; finance & accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social & governance (ESG).

Laurence Debroux

French. Born July 1969. Female.
First elected 2019. Term 2023.

Chair of the Audit Committee and member of the Remuneration Committee.

Positions and management duties:
Member of the board of directors, chair of the audit committee and member of the ESG committee of Exor N.V. Member of the board of directors and member of the audit committee of Solvay S.A. Member of the board of directors of HEC Paris Business School and of Kite Insights (The Climate School).

Competences:
Global corporate leadership; healthcare & pharma industry; finance & accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social & governance (ESG).

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Board of Directors (continued)

Andreas Fibig

German. Born February 1962. Male.
First elected 2018. Term 2023.

Member of the Research & Development Committee.

Positions and management duties:
Member of the board of directors of Indigo Agriculture Inc. Member of the board of directors of Evodiabio ApS. Member of the board of directors of ExlService Holdings, Inc. Honorary director of the German American Chamber of Commerce.

Competences:
Global corporate leadership; healthcare & pharma industry; technology, data & digital; finance & accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social & governance (ESG).

Sylvie Grégoire

Canadian and American. Born November 1961. Female. First elected 2015. Term 2023.

Member of the Audit Committee, the Research & Development Committee and the Nomination Committee.

Positions and management duties:
Co-founder and executive chair of the board of directors of EIP Pharma, Inc. Member of the board of directors and member of the nominating & corporate governance committee and the compensation & benefits committee of Perkin Elmer Inc. Member of the board of directors of F2G Ltd. Advisor to the Soffinova Telethon Fund.

Competences:
Global corporate leadership; healthcare & pharma industry; medicine & science; finance & accounting; business development, M&A and external innovation sourcing; human capital management.

Liselotte Hyveled

Danish. Born January 1966. Female. First elected 2022.[2] Term 2026.

Employee representative.
Member of the Research & Development Committee.

Positions and management duties:
Chief patient officer and principal vice president of Patient Voice Strategy & Alliances, Novo Nordisk
A/S.

Competences:
Not mapped for employee representatives.

2. In addition, Liselotte Hyveled was an employee-elected member of the Board in 2014-2018.

Mette Bøjer Jensen

Danish. Born December 1975. Female. First elected 2018. Term 2026.

Employee representative. Member of the Audit Committee.

Positions and management duties:
Wash & Sterilisation specialist in Product Supply, Novo Nordisk A/S.

Competences:
Not mapped for employee representatives.

Kasim Kutay

British. Born May 1965. Male.
First elected 2017. Term 2023.

Member of the Nomination Committee and the Research & Development Committee.

Positions and management duties:
Chief executive officer of Novo Holdings A/S. Member of the board of directors and member of the nomination and remuneration committee of Novozymes A/S.

Competences:
Global corporate leadership; healthcare & pharma industry; finance & accounting; business development, M&A and external innovation sourcing; human capital management.

Christina Law

Chinese. Born January 1967. Female. First elected 2022. Term 2023.

Member of the Audit Committee.

Positions and management duties:
Group CEO of Raintree Group of Companies. Member of the board of directors and member of the nomination and compensation committee of INSEAD Business School. Member of the boards of Raintree Group Limited, Raintree Investment Pte Ltd. and La Fondation des Champions.

Competences:
Global corporate leadership; technology, data & digital; business development, M&A and external innovation sourcing; human capital management.

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Board of Directors (continued)

Martin Mackay

American and British. Born April 1956. Male. First elected 2018. Term 2023.

Chair of the Research & Development Committee and member of the Remuneration Committee.

Positions and management duties:
Co-founder, chair and CEO of Rallybio LLC. Senior advisor to New Leaf Venture Partners, LLC. Member of the board of directors and member of the science & technology committee and the finance committee of Charles River Laboratories International, Inc.

Competences:
Global corporate leadership; healthcare & pharma industry; medicine & science; technology, data & digital; business development, M&A and external innovation sourcing; human capital management.

Thomas Rantzau

Danish. Born March 1972. Male.
First elected 2018. Term 2026.

Employee representative. Member of the Nomination Committee.

Positions and management duties:
Area specialist in Product Supply, Novo Nordisk A/S.

Competences:
Not mapped for employee representatives.

Independence and meeting attendance overview
Meeting attendance in 2022[3]
Name	Independence[4]	Board of Directors	Chair Committee	Audit Committee[9]	Nomination Committee	Remuneration Committee	R&D Committee
Helge Lund	Independent	10/10	7/7		4/4
Henrik Poulsen	Not independent [5,6,7,10]	9/10	5/5	4/5		3/4
Elisabeth Dahl Christensen	Not independent [8]	7/7				4/4
Jeppe Christiansen	Not independent [5]	10/10	2/2			5/5
Laurence Debroux	Independent [6,7,10]	10/10		5/5		4/5
Andreas Fibig	Independent	9/10		1/1			4/4
Sylvie Grégoire	Independent [6]	9/10		5/5	4/4		5/5
Liselotte Hyveled	Not independent [8]	7/7					4/4
Mette Bøjer Jensen	Not independent [6,8]	10/10		4/4	1/1
Kasim Kutay	Not independent [5]	10/10			4/4		5/5
Christina Law	Independent [6]	7/7		4/4
Martin Mackay	Independent	10/10				5/5	5/5
Thomas Rantzau	Not independent [8]	10/10			3/3		1/1
Board members who stepped down at the Annual General Meeting in March 2022
Anne Marie Kverneland	Not independent	3/3				1/1
Stig Strøbæk	Not independent	3/3		1/1
3. Number of meetings attended by each Board member out of the total number of meetings within the member's term. 4. In accordance with recommendation 3.2.1 of the Danish Corporate Governance Recommendations as designated by Nasdaq Copenhagen. 5. Member of the board of directors or executive management of Novo Holdings A/S. 6. Pursuant to the US Securities Exchange Act, Ms Debroux, Ms Grégoire and Ms Law qualify as independent Audit Committee members, while Ms Bøjer Jensen and Mr Poulsen rely on an exemption from the independence requirements. 7. Ms Debroux and Mr Poulsen possess the qualifications within accounting and auditing required under part 8 of the Danish Act on Approved Auditors and Audit Firms. 8. Elected by employees of Novo Nordisk. 9. Collectively, the members have relevant industry expertise. 10. Designated as financial experts as defined by the US Securities and Exchange Commission (SEC).

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Executive Management

Lars Fruergaard Jørgensen
President and chief executive officer (CEO)

Born November 1966. Male.

Other positions and
management duties:
First vice-president of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Monique Carter Executive vice president People & Organisation Born December 1973. Female. Other positions and management duties: No other management positions.
Maziar Mike Doustdar[11]
Executive vice president
International Operations

Born August 1970. Male.

Other positions and
management duties:
Member of the board of directors and the personnel and the remuneration committee of Orion Corporation
Ludovic Helfgott[11] Executive vice president Rare Disease Born July 1974. Male. Other positions and management duties: President of the Novo Nordisk Haemophilia Foundation Council.
Karsten Munk Knudsen
Executive vice president
Chief financial officer (CFO)

Born December 1971. Male.

Other positions and
management duties:
Chair of the board of directors of NNE A/S. Member of the board of directors, member of the equity capital & markets committee and chair of the audit committee of Hempel A/S.

Doug Langa[11] Executive vice president North America Operations Born October 1966. Male. Other positions and management duties: No other management positions.	Martin Holst Lange Executive vice president Development Born October 1970. Male. Other positions and management duties: No other management positions.
Marcus Schindler
Executive vice president
Research & Early Development and chief scientific officer (CSO)

Born September 1966. Male.

Other positions and
management duties:
Adjunct Professor of Pharmacology at the University of Gothenburg.

Camilla Sylvest
Executive vice president
Commercial Strategy & Corporate Affairs

Born November 1972. Female.

Other positions and
management duties:
Vice chair of the board of directors of Danish Crown A/S. Member of the board of directors of Argenx SE.

Henrik Wulff
Executive vice president
Product Supply, Quality & IT

Born November 1970. Male.

Other positions and
management duties:
Member of the board of directors and the remuneration committee and the innovation committee of Ambu A/S. Member of the board of directors of Grundfos Holding A/S.

11. Not registered as an executive with the Danish Business Authority.

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Steno Memorial Hospital, Nordisk, 1933.
The very modern, functional and comfortable hospital was officially opened in 1932 and Erik Hageman was admitted here several times throughout his childhood

Consolidated statements and additional information

54 Consolidated financial statements
89 Consolidated ESG statement
98 Statement and Auditor's Reports
102 Additional information

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Page 54-88
Consolidated financial statements
Income Statement and Statement of comprehensive income		p.	54
Cash flow statement		p.	55
Balance sheet		p.	56
Equity statement		p.	57
Notes to the consolidated financial statements
Section 1
Basis of preparation
1.1	Principal accounting policies and key accounting estimates	p.	58
1.2	Changes in accounting policies and disclosures	p.	58
Section 2
Results for the year
2.1	Net sales and rebates	p.	59
2.2	Segment information	p.	60
2.3	Research and development costs	p.	62
2.4	Employee costs	p.	62
2.5	Other operating income and expenses	p.	63
2.6	Income taxes and deferred income taxes	p.	63
2.7	Earnings per share	p.	64
Section 3
Operating assets and liabilities
3.1	Intangible assets	p.	65
3.2	Property, plant and equipment	p.	67
3.3	Inventories	p.	68
3.4	Trade receivables	p.	69
3.5	Provisions and contingent liabilities	p.	70

Section 4
Capital structure and financial items
4.1	Distribution to shareholders	p.	72
4.2	Share capital, Treasury shares and Other reserves	p.	72
4.3	Financial risks	p.	73
4.4	Derivative financial instruments	p.	75
4.5	Borrowings	p.	76
4.6	Cash and cash equivalents	p.	77
4.7	Other non-cash items	p.	77
4.8	Change in working capital	p.	77
4.9	Financial assets and liabilities	p.	78
4.10	Financial income and expenses	p.	79
Section 5
Other disclosures
5.1	Share-based payment schemes	p.	80
5.2	Commitments	p.	81
5.3	Acquisition of businesses	p.	82
5.4	Related party transactions	p.	83
5.5	Fee to statutory auditors	p.	84
5.6	General accounting policies	p.	84
5.7	Companies in the Novo Nordisk Group	p.	85

Financial definitions (part of Management's review – not audited)		p.	86
Non-IFRS financial measures (part of Management's review – not audited)		p.	87

Page 89-97
Consolidated ESG statement
Statement of Environmental, Social and Governance (ESG) performance		p.	89
Notes to the consolidated ESG statement
Section 6
Basis of preparation		p.	90
Section 7
Environmental performance
7.1	Energy consumption for operations and share of renewable power	p.	90
7.2	Water consumption for production sites	p.	91
7.3	Breaches of environmental regulatory limit values	p.	91
7.4	Scope 1, 2 and 3 emissions	p.	91
7.5	Waste from production sites	p.	93
Section 8
Social performance
8.1	Patients reached with Novo Nordisk's Diabetes care products	p.	93
8.2	Employees	p.	93
8.3	Sustainable employer score	p.	94
8.4	Frequency of occupational accidents	p.	94
8.5	Gender diversity	p.	94
8.6	US pricing	p.	95
8.6	Total tax contribution	p.	95
8.7	Donations and other contributions	p.	95
Section 9
Governance performance
9.1	Business ethics reviews and training	p.	96
9.2	Supplier audits	p.	96
9.3	Product recalls	p.	96
9.4	Failed inspections	p.	96
9.5	Facilitations of the Novo Nordisk Way	p.	96
9.6	Company reputation	p.	97
9.7	Animals purchased for research	p.	97

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Income statement and Statement of comprehensive income

for the year ended 31 December

DKK million	Note	2022	2021	2020
Income statement
Net sales	2.1, 2.2	176,954	140,800	126,946
Cost of goods sold	2.2	(28,448)	(23,658)	(20,932)
Gross profit		148,506	117,142	106,014
Sales and distribution costs	2.2	(46,217)	(37,008)	(32,928)
Research and development costs	2.2, 2.3	(24,047)	(17,772)	(15,462)
Administrative costs	2.2	(4,467)	(4,050)	(3,958)
Other operating income and expenses	2.2, 2.5	1,034	332	460
Operating profit		74,809	58,644	54,126
Financial income	4.10	239	2,887	1,628
Financial expenses	4.10	(5,986)	(2,451)	(2,624)
Profit before income taxes		69,062	59,080	53,130
Income taxes	2.6	(13,537)	(11,323)	(10,992)
Net profit		55,525	47,757	42,138

Earnings per share
Basic earnings per share (DKK)	2.7	24.51	20.79	18.05
Diluted earnings per share (DKK)	2.7	24.44	20.74	18.01

DKK million	Note	2022	2021	2020
Statement of comprehensive income
Net profit		55,525	47,757	42,138

Other comprehensive income:
Items that will not be reclassified subsequently to the income statement:
Remeasurements of retirement benefit obligations		615	146	(67)

Items that will be reclassified subsequently to the income statement:
Exchange rate adjustments of investments in subsidiaries		2,289	1,624	(1,689)
Cash flow hedges:
Realisation of previously deferred (gains)/losses	4.2, 4.4	1,740	(1,802)	329
Deferred gains/(losses) incurred during the period	4.2, 4.4	1,026	(1,755)	1,384
Other items		(3)	112	10
Tax on other comprehensive income, net	2.6	(889)	1,005	(577)
Other comprehensive income		4,778	(670)	(610)
Total comprehensive income		60,303	47,087	41,528

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Cash flow statement

for the year ended 31 December

DKK million	Note	2022	2021	2020
Cash flow statement
Net profit		55,525	47,757	42,138
Adjustment of non-cash items:
Income taxes in the income statement	2.6	13,537	11,323	10,992
Depreciation, amortisation and impairment losses	3.1, 3.2	7,362	6,025	5,753
Other non-cash items	4.7	22,310	13,009	7,849
Change in working capital	4.8	(5,336)	(8,656)	(4,353)
Interest received		276	241	100
Interest paid		(272)	(261)	(422)
Income taxes paid	2.6	(14,515)	(14,438)	(10,106)
Net cash generated from operating activities		78,887	55,000	51,951
Purchase of intangible assets	3.1	(2,607)	(1,050)	(16,256)
Proceeds from sale of property, plant and equipment		—	—	7
Purchase of property, plant and equipment	3.2	(12,146)	(6,335)	(5,825)
Cash used for acquisition of businesses	5.3	(7,075)	(18,283)	—
Proceeds from other financial assets		—	—	12
Purchase of other financial assets		(169)	(4)	—
Purchase of marketable securities		(9,566)	(7,109)	—
Sale of marketable securities		6,645	1,172	—
Investment in associated companies	5.4	—	—	(392)
Dividend received from associated companies	5.4	—	4	18
Net cash used in investing activities		(24,918)	(31,605)	(22,436)

DKK million	Note	2022	2021	2020
Purchase of treasury shares	4.2	(24,086)	(19,447)	(16,855)
Dividends paid	4.1	(25,303)	(21,517)	(20,121)
Proceeds from borrowings	4.5	11,215	22,160	5,682
Repayment of borrowings	4.5	(13,623)	(6,689)	(950)
Net cash used in financing activities		(51,797)	(25,493)	(32,244)

Net cash generated from activities		2,172	(2,098)	(2,729)
Cash and cash equivalents at the beginning of the year		10,719	12,226	15,411
Exchange gains/(losses) on cash and cash equivalents		(238)	591	(456)
Cash and cash equivalents at the end of the year	4.6	12,653	10,719	12,226

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Balance sheet

at 31 December

DKK million	Note	2022	2021
Assets
Intangible assets	3.1	51,416	43,171
Property, plant and equipment	3.2	66,671	55,362
Investments in associated companies		327	525
Deferred income tax assets	2.6	13,427	8,672
Other receivables and prepayments		206	267
Other financial assets		1,016	916
Total non-current assets		133,063	108,913

Inventories	3.3	24,388	19,621
Trade receivables	3.4	50,560	40,643
Tax receivables		940	1,119
Other receivables and prepayments		6,005	5,037
Marketable securities	4.3	10,921	6,765
Derivative financial instruments	4.4	2,727	1,690
Cash at bank	4.6	12,653	10,720
Total current assets		108,194	85,595

Total assets		241,257	194,508

DKK million	Note	2022	2021
Equity and liabilities
Share capital	4.2	456	462
Treasury shares	4.2	(6)	(6)
Retained earnings		80,587	72,004
Other reserves	4.2	2,449	(1,714)
Total equity		83,486	70,746

Borrowings	4.5	24,318	12,961
Deferred income tax liabilities	2.6	7,061	5,271
Retirement benefit obligations		762	1,280
Other liabilities		100	360
Provisions	3.5	4,590	4,374
Total non-current liabilities		36,831	24,246

Borrowings	4.5	1,466	13,684
Trade payables		15,587	8,870
Tax payables		7,091	3,658
Other liabilities		23,606	19,600
Derivative financial instruments	4.4	2,903	2,184
Provisions	3.5	70,287	51,520
Total current liabilities		120,940	99,516
Total liabilities		157,771	123,762

Total equity and liabilities		241,257	194,508

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Equity statement

at 31 December

	2022					2021					2020
DKK million	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total
Balance at the beginning of the year	462	(6)	72,004	(1,714)	70,746	470	(8)	63,774	(911)	63,325	480	(10)	57,817	(694)	57,593
Net profit			55,525		55,525			47,757		47,757			42,138		42,138
Other comprehensive income			615	4,163	4,778			146	(816)	(670)			(67)	(543)	(610)
Total comprehensive income			56,140	4,163	60,303			47,903	(816)	47,087			42,071	(543)	41,528
Transfer of cash flow hedge reserve to intangible assets (note 4.2)				—	—				13	13				326	326
Transactions with owners:
Dividends (note 4.1)			(25,303)		(25,303)			(21,517)		(21,517)			(20,121)		(20,121)
Share-based payments (note 5.1)			1,539		1,539			1,040		1,040			823		823
Tax related to restricted stock units			287		287			245		245			31		31
Purchase of treasury shares (note 4.2)		(6)	(24,080)		(24,086)		(6)	(19,441)		(19,447)		(8)	(16,847)		(16,855)
Reduction of the B share capital (note 4.2)	(6)	6			—	(8)	8			—	(10)	10			—
Balance at the end of the year	456	(6)	80,587	2,449	83,486	462	(6)	72,004	(1,714)	70,746	470	(8)	63,774	(911)	63,325

Refer to note 4.2 for details of movements in Other reserves.

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Section 1
Basis of preparation

1.1 Principal accounting policies and key accounting estimates

The consolidated financial statements included in this Annual Report have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in accordance with IFRS as endorsed by the EU and further requirements in the Danish Financial Statements Act.

Measurement basis
The consolidated financial statements have been prepared on the historical cost basis except for derivative financial instruments, equity investments, marketable securities and trade receivables in a factoring portfolio, which are measured at fair value. The principal accounting policies set out below have been applied consistently in the preparation of the consolidated financial statements for all the years presented. The general accounting policies are described in note 5.6.

Principal accounting policies
Novo Nordisk’s accounting policies are described in each of the individual notes to the consolidated financial statements. Accounting policies listed below are regarded as the principal accounting policies applied by Management:

– Net sales and rebates (Note 2.1)
– Research and development costs (Note 2.3)
–Income taxes and deferred income taxes (Note 2.6)
– Intangible assets (Note 3.1)
– Provisions and contingent liabilities (Note 3.5)
– Derivative financial instruments (Note 4.4)
– Acquisition of businesses (Note 5.3)

Key accounting estimates and judgements
The use of reasonable estimates and judgements is an essential part of the preparation of the consolidated financial statements. Given the uncertainties inherent in Novo Nordisk’s business activities, Management must make certain estimates regarding valuation and make judgements on the reported amounts of assets, liabilities, net sales, expenses and related disclosures.

The key accounting estimates identified are those that have a significant risk of resulting in a material adjustment to the measurement of assets and liabilities in the following reporting period. An example being the estimation of US sales deductions and provisions for sales rebates.

When determining estimates and assumptions, Management has assessed the qualitative and quantitative impact of climate related risks. It is Management’s assessment that the effect of climate related risks do not significantly impact estimates and assumptions.

Management bases its estimates on historical experience and various other assumptions that are held to be reasonable under the circumstances. The estimates and underlying assumptions are reviewed on an ongoing basis. If necessary, changes are recognised in the period in which the estimate is revised. Management considers the key accounting estimates to be reasonable and appropriate based on currently available information. The actual amounts may differ from the amounts estimated as more detailed information becomes available. In addition, Management makes judgements in the process of applying the entity’s accounting policies, for example the classification of a transaction as an asset acquisition or a business combination.

Management regards those listed below as the key accounting
estimates and judgements used in the preparation of the consolidated financial statements. Please refer to the specific notes for further information on the key accounting estimates and judgements as well as assumptions applied.

Key accounting estimates and judgements	Risk	Note(s)
Estimate of US sales deductions and provisions for sales rebates	High	2.1, 3.5
Estimate in determining the fair value of intangible assets and assessment of impairment of intangible assets	Medium	3.1, 5.3
Estimate regarding deferred income tax assets and provision for uncertain tax positions	Medium	2.6
Estimate of ongoing legal disputes, litigation and investigations	Medium	3.5
Judgement of whether a transaction is an asset acquisition or a business combination	Low	5.3

Applying materiality
The consolidated financial statements are a result of processing large numbers of transactions and aggregating those transactions into classes according to their nature or function. The transactions are presented in classes of similar items in the consolidated financial statements. If a line item is not individually material, it is aggregated with other items of a similar nature in the consolidated financial statements or in the notes.

Management provides the specific disclosures required by IFRS unless the information is not applicable or is considered immaterial to the decision-making of the primary users of these financial statements.

1.2 Changes in accounting policies and disclosures

Management has assessed the impact of new or amended accounting standards and interpretations (IFRSs) issued by the IASB and IFRSs endorsed by the European Union effective on or after 1 January 2022.
Management assessed that application of these has not had a material impact on the consolidated financial statements for 2022.

Furthermore, Management has assessed the impact of new or amended accounting standards and interpretations (IFRSs) issued by the IASB that has not yet become effective. Management does not anticipate any significant impact on future periods from the adoption of these amendments.

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Section 2
Results for the year

2.1 Net sales and rebates

Gross-to-net sales reconciliation
DKK million	2022	2021	2020
Gross sales	455,692	340,180	298,187
US Managed Care and Medicare	(161,123)	(112,929)	(96,716)
US wholesaler charge-backs	(56,443)	(40,354)	(37,036)
US Medicaid rebates	(24,667)	(19,810)	(17,307)
Other US discounts and sales returns	(18,300)	(14,119)	(10,867)
Non-US rebates, discounts and sales returns	(18,205)	(12,168)	(9,315)
Total gross-to-net sales adjustments	(278,738)	(199,380)	(171,241)
Net sales	176,954	140,800	126,946

Provisions for sales rebates
DKK million	2022	2021	2020
At the beginning of the year	50,822	34,052	30,878
Additional provisions, including increases to existing provisions	206,354	155,602	111,921
Amount paid during the year	(189,580)	(141,370)	(106,116)
Adjustments, including unused amounts reversed during the year	(1,141)	(284)	166
Effect of exchange rate adjustment	3,044	2,822	(2,797)
At the end of the year	69,499	50,822	34,052
Sales discounts and sales rebates are predominantly issued in the US. As such, rebates amount to 75% of gross sales in the US (75% in 2021 and 74%
in 2020). Provisions for sales rebates include US Managed Care, Medicare, Medicaid, 340B drug pricing program and other US rebate types, as well as rebates in a number of European countries and Canada.

Pricing mechanisms in the US market
In the US, sales rebates are paid in connection with public healthcare insurance programmes, including Medicare and Medicaid, as well as rebates to pharmacy benefit managers (PBMs) and managed healthcare plans. Key customers in the US include private payers, PBMs and government payers. PBMs and managed healthcare plans play a role in negotiating price concessions with drug manufacturers for both the commercial and government channels, and determine which drugs are covered on their formularies (or 'preferred drug lists').

US Managed Care and Medicare
For Managed Care and Medicare, rebates are offered to a number of
PBMs and managed healthcare plans. These rebate programmes allow the customer to receive a rebate after attaining certain performance parameters relating to formulary status or pre-established market share thresholds. Rebates are estimated according to the specific terms in each agreement, historical experience, anticipated channel mix, growth rates and market share information. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Managed Care and Medicare rebates are generally settled around 100 days from the transaction date.

US wholesaler charge-backs
Wholesaler charge-backs relate to contractual arrangements between Novo Nordisk and indirect customers in the US whereby products are sold at contract prices lower than the list price originally charged to wholesalers. Chargebacks are estimated using a combination of factors such as historical experience, current wholesaler inventory levels, contract terms and the value of claims received but not yet processed. Wholesaler charge-backs are generally settled within 30 days after receipt of claim.

In January 2021, Novo Nordisk has changed its policy in the US related to the 340B Drug Pricing Program, whereby Novo Nordisk no longer provides 340B statutory discounts to certain pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. Novo Nordisk has recognised revenue related to the 340B Drug Pricing Program to the extent that it is highly probable that its inclusion will not result in a significant revenue reversal in the future. Please refer to note 3.5 Provisions and contingent liabilities for a more elaborate description of the ongoing litigation related to the 340B Drug Pricing Program.

US Medicaid rebates
Medicaid is a government insurance programme. Medicaid rebates have been estimated using a combination of historical experience, product and population growth, price changes, and the impact of contracting strategies. The calculation also involves interpretation of relevant regulations that are subject to changes in interpretative guidance from government authorities. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Medicaid rebates are generally settled around 150 days from the transaction date.

Other US and non-US discounts and sales returns
Other discounts are provided to distributors, wholesalers, hospitals, pharmacies, etc. They are usually linked to sales volume or provided as cash discounts. Discounts are calculated based on historical data and recorded as a reduction in gross sales at the time the related sales are recorded. Sales returns relate to damaged or expired products.

Other net sales disclosures
In 2022, Novo Nordisk had three major wholesalers distributing products in the US, representing 19%, 14% and 13% respectively of global net sales (18%, 13% and 13% in 2021 and 19%, 13% and 12% in 2020). Sales to these three wholesalers are within both Diabetes and Obesity care and Rare disease.

Net sales to be recognised from fulfilling existing customer contracts containing fixed or minimum sales volumes, with an original term greater than 12 months, are expected to be DKK 1,835 million within 12 months (DKK 1,012 million in 2021) and DKK 798 million thereafter (DKK 962 million in 2021).

Novo Nordisk's sales are impacted by exchange rate changes. Refer to note 4.3 for development in key exchange rates.

Accounting policies
Revenue from sale of goods is recognised when Novo Nordisk has transferred control of products sold to the buyer and it is probable that Novo Nordisk will collect the consideration to which it is entitled for transferring the products. Control of the products is transferred at a single point in time, typically on delivery. The amount of sales to be recognised is based on the consideration Novo Nordisk expects to receive in exchange for its goods. When sales are recognised, Novo Nordisk also records estimates for a variety of sales deductions; including product returns as well as rebates and discounts to government agencies, wholesalers, health insurance companies, managed healthcare organisations and retail customers. Sales deductions are recognised as a reduction of gross sales to arrive at net sales, by assessing the expected value of the sales deductions (variable consideration). Where contracts contain customer acceptance criteria, Novo Nordisk recognises sales when the acceptance criteria are satisfied.

In some markets, Novo Nordisk sells products on a sale-or-return basis.
Where there is historical experience or a reasonably accurate estimate of future returns, estimated product returns are recorded as a reduction in sales. Where shipments of new products are made on a sale-or-return basis, without sufficient historical experience for estimating sales returns, revenue

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is recorded based on estimated demand and acceptance rates for well-established products with similar market characteristics. If similar market characteristics do not exist, revenue is recorded when there is evidence of consumption or when the right of return has expired.

Unsettled rebates are recognised as provisions when the timing or amount is uncertain (note 3.5).

Where absolute amounts are known, the rebates are recognised as other liabilities. Wholesaler charge-backs that are absolute are netted against trade receivable balances.

The impact of foreign currency hedging is recognised in the income statement in financial items. Please refer to notes 4.3, 4.4 and 4.10 for more details on hedging.

Key accounting estimates of sales deductions and provisions
for sales rebates
Sales deductions are estimated and provided for at the time the related sales are recorded. These estimates of unsettled rebate, discount and product return obligations require use of significant judgement, as not all conditions are known at the time of sale, for example total sales volume to a given customer. The estimates are based on analyses of existing contractual obligations and historical experience. Provisions are calculated on the basis of a percentage of sales for each product as defined by the contracts with the various customer groups. Provisions for sales rebates are adjusted to actual amounts as rebates, discounts and returns are processed.

Revenue related to 340B drug pricing program can only be recognised to the extent that it is highly probable that a significant reversal of the recognised revenue will not occur. Determining the amount of revenue to recognise requires significant estimation. Management has considered interpretations of applicable laws, whether the consideration is highly susceptible to factors outside Novo Nordisk's influence, as well as the historical claims experience. Please refer to note 3.5 Provisions and contingent liabilities for information on the ongoing litigation related to the 340B Drug Pricing Program.

Novo Nordisk considers the provisions established for sales rebates to be reasonable and appropriate based on currently available information. However, the actual amount of rebates and discounts may differ from the amounts estimated by Management as more detailed information becomes available.
2.2 Segment information

Business segments – Key figures
	Diabetes and Obesity care			Rare disease			Total
DKK million	2022	2021	2020	2022	2021	2020	2022	2021	2020
Total net sales	156,412	121,597	108,020	20,542	19,203	18,926	176,954	140,800	126,946
Cost of goods sold	(23,405)	(19,363)	(17,715)	(5,043)	(4,295)	(3,217)	(28,448)	(23,658)	(20,932)
Sales and distribution costs	(42,392)	(33,791)	(29,903)	(3,825)	(3,217)	(3,025)	(46,217)	(37,008)	(32,928)
Research and development costs	(20,157)	(15,600)	(13,535)	(3,890)	(2,172)	(1,927)	(24,047)	(17,772)	(15,462)
Administrative costs	(3,955)	(3,504)	(3,387)	(512)	(546)	(571)	(4,467)	(4,050)	(3,958)
Other operating income and expenses	892	199	264	142	133	196	1,034	332	460
Segment operating profit	67,395	49,538	43,744	7,414	9,106	10,382	74,809	58,644	54,126
Operating margin	43.1%	40.7%	40.5%	36.1%	47.4%	54.9%	42.3%	41.7%	42.6%
Depreciation, amortisation and impairment losses expensed	(5,701)	(4,895)	(4,624)	(1,661)	(1,130)	(1,129)	(7,362)	(6,025)	(5,753)
Novo Nordisk operates in two business segments based on therapies: Diabetes and Obesity care and Rare disease (formerly known as Biopharm), representing the entirety of the Group's operations. The activities of the segments include research, development, manufacturing and marketing of products within the following areas:

– Diabetes and Obesity care: diabetes, obesity and other
serious chronic diseases
– Rare disease: rare blood disorders, rare endocrine disorders and hormone replacement therapy.

Segment performance is evaluated on the basis of operating profit, consistent with the consolidated financial statements. Financial income and expenses and income taxes are managed at Group level and are not allocated to business segments. There are no sales or other transactions between the business segments. Costs have generally been split between business segments according to a specific allocation. Certain corporate overhead costs are allocated between segments based on overall allocation keys. Other operating income and expenses have been allocated to the two segments based on the same principle.

Accounting policies
Operating segments are reported in a manner consistent with the internal reporting provided to Executive Management and the Board of Directors. We consider Executive Management to be the operating decision-making body.

Geographical areas
In 2022, Novo Nordisk operated in two main commercial units:

– International Operations
– EMEA: Europe, the Middle East and Africa.
– China: Mainland China, Hong Kong and Taiwan.
– Rest of World: All other countries except for North America.
– North America Operations (the US and Canada).

In 2022, the US contributed with 10% or more of total net sales. In 2021 and 2020 Mainland China also contributed with 10% or more of total net sales. The country of domicile is Denmark, which is part of EMEA. Denmark is immaterial to Novo Nordisk's activities in terms of sales as 99.8% of total sales are realised outside Denmark. Sales are attributed to geographical areas according to the location of the customer.

Out of total property, plant and equipment and intangible assets of DKK 118,087 million (DKK 98,533 million in 2021), DKK 54,492 million is located in Denmark (DKK 46,705 million in 2021) and DKK 44,744 million is located in the US (DKK 41,035 million in 2021) where the majority of production facilities and intangible assets are located. Refer to note 5.7 for an overview of companies in the Novo Nordisk Group based on geographical areas.

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Net sales – Business segments and geographical areas
	Total International Operations												Total North America Operations						Total Novo Nordisk net sales
	Total IO			EMEA			China			Rest of World			Total NAO			Of which the US
DKK million	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
Diabetes and Obesity care segment:
Rybelsus®	3,155	524	36	1,714	289	36	63	—	—	1,378	235	—	8,144	4,314	1,837	8,011	4,243	1,826	11,299	4,838	1,873
Ozempic®	17,369	8,856	3,634	10,417	6,393	3,112	2,196	303	10	4,756	2,160	512	42,381	24,849	17,577	38,750	23,168	16,650	59,750	33,705	21,211
Victoza®	5,672	6,726	7,095	2,724	3,527	4,251	1,478	1,544	1,033	1,470	1,655	1,811	6,650	8,328	11,652	6,406	8,031	11,292	12,322	15,054	18,747
Total GLP-1	26,196	16,106	10,765	14,855	10,209	7,399	3,737	1,847	1,043	7,604	4,050	2,323	57,175	37,491	31,066	53,167	35,442	29,768	83,371	53,597	41,831
Long-acting insulin	11,403	11,074	9,959	7,157	6,729	6,451	1,636	2,080	1,471	2,610	2,265	2,037	5,338	6,990	8,480	4,685	6,412	7,962	16,741	18,064	18,439
– of which Tresiba®	6,092	5,486	4,407	3,485	2,979	2,574	1,050	1,095	418	1,557	1,412	1,415	3,261	4,243	4,561	2,723	3,793	4,191	9,353	9,729	8,968
– of which Xultophy®	2,400	2,135	1,789	1,716	1,693	1,605	45	3	1	639	439	183	409	522	655	399	512	642	2,809	2,657	2,444
– of which Levemir®	2,911	3,453	3,763	1,956	2,057	2,272	541	982	1,052	414	414	439	1,668	2,225	3,264	1,563	2,107	3,129	4,579	5,678	7,027
Premix insulin	10,023	10,512	10,246	2,622	2,879	2,959	4,912	5,224	4,852	2,489	2,409	2,435	539	691	679	517	665	652	10,562	11,203	10,925
– of which Ryzodeg®	2,889	1,711	1,291	495	392	321	1,218	283	39	1,176	1,036	931	—	—	—	—	—	—	2,889	1,711	1,291
– of which NovoMix®	7,134	8,801	8,955	2,127	2,487	2,638	3,694	4,941	4,813	1,313	1,373	1,504	539	691	679	517	665	652	7,673	9,492	9,634
Fast-acting insulin	10,826	10,903	10,808	6,456	6,454	6,584	1,942	2,288	2,075	2,428	2,161	2,149	6,637	6,784	7,505	6,247	6,357	7,101	17,463	17,687	18,313
– of which Fiasp®	1,354	1,106	832	1,138	965	764	—	—	—	216	141	68	649	642	553	606	605	519	2,003	1,748	1,385
– of which NovoRapid®	9,472	9,797	9,976	5,318	5,489	5,820	1,942	2,288	2,075	2,212	2,020	2,081	5,988	6,142	6,952	5,641	5,752	6,582	15,460	15,939	16,928
Human insulin	6,508	7,453	7,339	1,983	2,152	2,370	1,812	2,692	2,655	2,713	2,609	2,314	1,678	1,599	1,534	1,605	1,515	1,431	8,186	9,052	8,873
Total insulin	38,760	39,942	38,352	18,218	18,214	18,364	10,302	12,284	11,053	10,240	9,444	8,935	14,192	16,064	18,198	13,054	14,949	17,146	52,952	56,006	56,550
Other Diabetes care	2,428	2,644	2,946	717	713	725	1,181	1,432	1,546	530	499	675	797	950	1,085	660	806	943	3,225	3,594	4,031
Total Diabetes care	67,384	58,692	52,063	33,790	29,136	26,488	15,220	15,563	13,642	18,374	13,993	11,933	72,164	54,505	50,349	66,881	51,197	47,857	139,548	113,197	102,412
Wegovy®	54	—	—	54	—	—	—	—	—	—	—	—	6,134	1,386	—	6,134	1,386	—	6,188	1,386	—
Saxenda®	5,832	3,117	2,118	3,561	1,809	1,124	133	61	10	2,138	1,247	984	4,844	3,897	3,490	4,368	3,526	3,230	10,676	7,014	5,608
Total Obesity care	5,886	3,117	2,118	3,615	1,809	1,124	133	61	10	2,138	1,247	984	10,978	5,283	3,490	10,502	4,912	3,230	16,864	8,400	5,608
Diabetes and Obesity care total	73,270	61,809	54,181	37,405	30,945	27,612	15,353	15,624	13,652	20,512	15,240	12,917	83,142	59,788	53,839	77,383	56,109	51,087	156,412	121,597	108,020
Rare disease segment:
Rare blood disorders	6,671	5,784	5,708	3,795	3,712	3,579	604	222	361	2,272	1,850	1,768	5,035	4,433	3,954	4,710	4,170	3,675	11,706	10,217	9,662
– of which Haemophilia A	1,769	1,625	1,332	1,137	1,162	983	81	24	16	551	439	333	569	487	381	543	460	358	2,338	2,112	1,713
– of which Haemophilia B	479	400	306	294	268	199	13	4	—	172	128	107	280	237	212	152	102	86	759	637	518
– of which NovoSeven®	4,335	3,673	3,996	2,311	2,225	2,352	510	194	345	1,514	1,254	1,299	3,973	3,548	3,207	3,811	3,461	3,089	8,308	7,221	7,203
Rare endocrine disorders	4,904	4,880	4,832	2,232	2,212	2,220	246	167	66	2,426	2,501	2,546	2,234	2,423	2,875	2,205	2,400	2,857	7,138	7,303	7,707
Other Rare disease	1,002	1,064	1,108	804	837	886	6	6	5	192	221	217	696	619	449	358	330	205	1,698	1,683	1,557
Rare disease total	12,577	11,728	11,648	6,831	6,761	6,685	856	395	432	4,890	4,572	4,531	7,965	7,475	7,278	7,273	6,900	6,737	20,542	19,203	18,926
Total sales by geographical area	85,847	73,537	65,829	44,236	37,706	34,297	16,209	16,019	14,084	25,402	19,812	17,448	91,107	67,263	61,117	84,656	63,009	57,824	176,954	140,800	126,946
Total sales growth as reported	16.7%	11.7%	6.9%	17.3%	9.9%	6.5%	1.2%	13.7%	9.7%	28.2%	13.5%	5.7%	35.4%	10.1%	1.1%	34.4%	9.0%	0.6%	25.7%	10.9%	4.0%

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2.3 Research and development costs

DKK million	2022	2021	2020
Employee costs (note 2.4)	9,952	7,328	6,269
Amortisation and impairment losses, intangible assets (note 3.1)	1,364	744	1,025
Depreciation and impairment losses, property, plant and equipment (note 3.2)	922	736	724
Other research and development costs	11,809	8,964	7,444
Total research and development costs	24,047	17,772	15,462
As percentage of net sales	13.6%	12.6%	12.2%

Novo Nordisk's research and development is mainly focused on:

– insulins, GLP-1s and other therapeutic compounds for diabetes treatment
– GLP-1s, combinations and new modes of action for Obesity care
– blood-clotting factors and new modes of action for treatment of haemophilia and other rare blood disorders
– human growth hormone and new modes of action for treatment of growth disorders and other rare endocrine disorders
– new indications with existing assets within NASH, Alzheimer’s and chronic kidney disease
– Research technology platforms including cell therapy and RNAi for treatment of NASH, cardiovascular disease, chronic kidney disease and Parkinson's disease, among others

The research activities mainly utilise biotechnological methods based on advanced protein chemistry and protein engineering. These methods have played a key role in the development of the production technology used to manufacture insulin, GLP-1, recombinant blood-clotting factors and human growth hormone. Research activities further utilise new technology platforms including stem cells, gene therapy and RNAi therapies.

Research and development activities are carried out by Novo Nordisk's research and development centres, mainly in Denmark, the US, the UK and China. Clinical trials are carried out all over the world. Novo Nordisk also enters into partnerships and licence agreements.
Accounting policies
Novo Nordisk expenses all research costs. In line with industry practice, internal and subcontracted development costs are also expensed as they are incurred, due to significant regulatory uncertainties and other uncertainties inherent in the development of new products. This means that they do not qualify for capitalisation as intangible assets until marketing approval by a regulatory authority is obtained or considered highly probable. Costs for post-approval activities that are required by authorities as a condition for obtaining regulatory approval are recognised as research and development costs.

Research and development costs primarily comprise employee costs as well as internal and external costs related to execution of studies, including manufacturing costs and facility costs of the research centres. The costs also comprise amortisation, depreciation and impairment losses related to intellectual property rights and property, plant and equipment used in the research and development activities. Amortisations of intellectual property rights related to marketed products are recognised in cost of goods sold.

The largest individual type of cost included in Other research and development costs are clinical trial cost.

Certain research and development activities are recognised outside research and development costs:

– Royalty expenses paid to partners after regulatory approval are expensed as cost of goods sold
– Royalty income received from partners is recognised as part of other operating income and expenses
– Contractual research and development obligations to be paid in the future are disclosed separately as commitments in note 5.2.
2.4 Employee costs

DKK million	2022	2021	2020
Wages and salaries	34,575	28,939	26,778
Share-based payment costs (note 5.1)	1,539	1,040	823
Pensions – defined contribution plans	2,472	2,022	1,961
Pensions – defined benefit plans	185	139	138
Other social security contributions	2,713	2,203	1,862
Other employee costs	3,105	2,189	2,044
Total employee costs for the year	44,589	36,532	33,606
Employee costs capitalised as intangible assets and property, plant and equipment	(1,451)	(1,240)	(1,279)
Change in employee costs capitalised as inventories	(70)	(56)	(60)
Total employee costs in the income statement	43,068	35,236	32,267
Included in the income statement:
Cost of goods sold	11,766	9,611	8,896
Sales and distribution costs	17,700	15,003	14,146
Research and development costs	9,952	7,328	6,269
Administrative costs	3,517	3,098	2,848
Other operating income and expenses	133	196	108
Total employee costs in the income statement	43,068	35,236	32,267

Number of employees	2022	2021	2020
Average number of full-time employees	51,046	46,171	43,759
Year-end number of full-time employees	54,393	47,792	44,723
Year-end employees (total)	55,185	48,478	45,323

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Remuneration to Executive Management and Board of Directors
DKK million	2022	2021	2020
Salary and short-term incentive	141	126	119
Pension	13	12	26
Benefits	9	10	10
Long-term incentive[1]	97	100	52
Severance payments	—	29	—
Executive Management in total[2]	260	277	207
Fee to Board of Directors[3]	20	17	17
Total	280	294	224
1. Please refer to note 5.1 for further information.
2. Total remuneration for registered members of Executive Management amounts to DKK 175 million (DKK 202 million in 2021 and DKK 141 million in 2020).
3. All members of the Board of Directors are registered.

Wages, salaries, social security contributions, annual leave and sick leave, bonuses and non-monetary benefits are recognised in the year in which the associated services are rendered by employees of Novo Nordisk. Where Novo Nordisk provides long-term employee benefits, the costs are accrued to match the rendering of the services by the employees concerned.

2.5 Other operating income and expenses

Accounting policies
Other operating income and expenses, comprises licence income and other income of a secondary nature in relation to the main activities of Novo Nordisk. Licence income from royalties on net sales is recognised as the underlying customers' sale occurs and from sales milestones once the contingent sale milestone is achieved in accordance with the terms of the relevant agreement.

Operating profit from the wholly owned subsidiary NNE A/S, not related to Novo Nordisk's main activities, is recognised as other operating income and expenses. Other operating income and expenses, also includes income from the sale of intellectual property rights as well as costs associated with secondary income and transaction costs incurred in connection with acquisition of businesses.

2.6 Income taxes and deferred income taxes

Income taxes expensed
DKK million	2022	2021	2020
Current tax on profit for the year	17,829	13,871	11,557
Deferred tax on profit for the year	(3,806)	(1,528)	1,105
Tax on profit for the year	14,023	12,343	12,662
Current tax adjustments recognised for prior years	339	(603)	(563)
Deferred tax adjustments recognised for prior years	(825)	(417)	(1,107)
Income taxes in the income statement	13,537	11,323	10,992
Tax on other comprehensive income for the year, (income)/expense	889	(1,005)	577

Computation of effective tax rate
DKK million	2022	2021	2020
Statutory corporate income tax rate in Denmark	22.0%	22.0%	22.0%
Deviation in foreign subsidiaries' tax rates compared to the Danish tax rate (net)	(1.1%)	(1.5%)	(2.5%)
Non-taxable income less non-tax-deductible expenses (net)	(0.5%)	(0.3%)	(0.2%)
Other adjustments (net)	(0.8%)	(1.0%)	1.4%
Effective tax rate	19.6%	19.2%	20.7%

Income taxes paid
DKK million	2022	2021	2020
Income taxes paid in Denmark for current year	9,181	9,703	4,262
Income taxes paid outside Denmark for current year	5,647	3,439	4,508
Income taxes paid/(repayments) relating to prior years	(313)	1,296	1,336
Income taxes paid	14,515	14,438	10,106

The deviation in foreign subsidiaries' tax rates from the Danish tax rate is mainly driven by Swiss and US business activities. Other adjustments consist of tax related to acquisitions and adjustments to prior years.

In 2020, income taxes paid in Denmark and paid outside Denmark were impacted by transfers of intellectual property rights related to acquisitions. In 2022, paid taxes related to prior years are impacted by a refund of overpaid tax from 2021.

Accounting policies
The tax expense for the period comprises current and deferred tax. It also includes adjustments to previous years and changes in provisions for uncertain tax positions. Tax is recognised in the income statement except to the extent that it relates to items recognised in equity or other comprehensive income. Provisions for ongoing tax disputes are included as part of deferred tax assets, tax receivables and tax payables.

Deferred income taxes arise from temporary differences between the accounting and tax values of the individual consolidated companies and from realisable tax loss carry-forwards. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. The tax value of tax loss carry-forwards is included in deferred tax assets to the extent that these are expected to be utilised in future taxable income. The deferred income taxes are measured according to current tax rules and at the tax rates assumed in the year in which the assets are expected to be utilised.

In general, the Danish tax rules related to dividends from group companies provide exemption from tax for most repatriated profits. In some countries withholding tax will be applied to dividends paid to Denmark. A provision for withholding tax is only recognised if a concrete distribution of dividends is planned. The unrecognised potential withholding tax amounts to DKK 567 million (DKK 444 million in 2021).

The value of future tax deductions in relation to share programmes is recognised as a deferred tax asset until the shares are paid out to the employees. Any estimated excess tax deduction compared to the costs realised in the income statement is charged to equity.

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Key accounting estimate regarding deferred income tax assets and provisions for uncertain tax positions
Management has considered future taxable income and has estimated the amount of deferred income tax assets that should be recognised. The estimate is based on an assessment of whether sufficient taxable income will be available in the future, against which the temporary differences and unused tax losses can be utilised. The total tax value of unrecognised tax loss carry-forwards amounts to DKK 456 million in 2022 (DKK 166 million in 2021).

Development in deferred income tax assets and liabilities
DKK million	Property, plant and equipment	Intangible assets	Inventories	Liabilities	Other	Offset within countries	Total
2022
Net deferred tax asset/(liability) at 1 January	(1,980)	(7,375)	3,195	6,932	2,629	—	3,401
Income/(charge) to the income statement	(413)	674	(465)	3,999	836		4,631
Income/(charge) to other comprehensive income	—	—	(130)	(141)	(608)		(879)
Income/(charge) to equity	—	—	—	—	234		234
Additions from acquisitions (5.3)	—	(1,475)	—	—	242		(1,233)
Effect of exchange rate adjustment	(9)	(103)	(5)	217	112		212
Net deferred tax asset/(liability) at 31 December	(2,402)	(8,279)	2,595	11,007	3,445	—	6,366
Classified as follows:
Deferred tax asset at 31 December	579	195	2,627	11,027	4,169	(5,170)	13,427
Deferred tax liability at 31 December	(2,981)	(8,474)	(32)	(20)	(724)	5,170	(7,061)
2021
Net deferred tax asset/(liability) at 1 January	(1,614)	(3,600)	2,556	4,617	1,404	—	3,363
Income/(charge) to the income statement	(330)	632	387	2,037	(781)		1,945
Income/(charge) to other comprehensive income	—	2	251	(41)	793		1,005
Income/(charge) to equity	—	(2)	—	—	194		192
Additions from acquisitions (5.3)	—	(4,456)	—	—	976		(3,480)
Effect of exchange rate adjustment	(36)	49	1	319	43		376
Net deferred tax asset/(liability) at 31 December	(1,980)	(7,375)	3,195	6,932	2,629	—	3,401
Classified as follows:
Deferred tax asset at 31 December	719	109	3,210	7,223	3,541	(6,130)	8,672
Deferred tax liability at 31 December	(2,699)	(7,484)	(15)	(291)	(912)	6,130	(5,271)

In the course of conducting business globally, tax and transfer pricing disputes with tax authorities may occur. Management has estimated the expected outcome of the disputes by using the ‘most probable outcome’-method to determine the provisions for uncertain tax positions. Management considers the provisions made to be adequate. However, the actual obligation may deviate and depends on the result of litigation and settlements with the relevant tax authorities.

2.7 Earnings per share

		2022	2021	2020
Net profit		55,525	47,757	42,138
Average number of shares outstanding[1]	in million shares	2,265.3	2,296.6	2,333.9
Dilutive effect of average outstanding share pool[2]	in million shares	7.0	6.5	6.1
Average number of shares outstanding, including dilutive effect of outstanding share pool	in million shares	2,272.3	2,303.1	2,340.0
Basic earnings per share	DKK	24.51	20.79	18.05
Diluted earnings per share	DKK	24.44	20.74	18.01
1. For further information on the development in treasury shares, please refer to note 4.2 2. For further information on the outstanding share pool, please refer to note 5.1.

Accounting policies
Earnings per share is presented as both basic and diluted earnings per share. Basic earnings per share is calculated as net profit divided by the monthly average number of shares outstanding. Diluted earnings per share is calculated as net profit divided by the sum of monthly average number of shares outstanding, including the dilutive effect of the outstanding share pool. Please refer to 'Financial definitions' for a description of calculation of the dilutive effect.

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Section 3
Operating assets and liabilities

3.1 Intangible assets

Amortisation and impairment losses
DKK million	2022	2021	2020
Cost of goods sold	846	844	369
Sales and distribution costs	34	39	40
Research and development costs	1,364	744	1,025
Administrative costs	19	11	10
Other operating income and expenses	96	1	2
Total amortisation and impairment loss	2,359	1,639	1,446
Total amortisation	1,599	1,066	1,096
Total impairment losses	760	573	350

2022 additions
Additions from acquisition of businesses relates to Novo Nordisk’s acquisition of Forma Therapeutics Holdings, Inc., which primarily includes the lead candidate Etavopivat, which is recognised within intellectual property rights and goodwill; please refer to note 5.3.

Of the total addition of intangible assets in 2022 DKK 544 million is related to software projects and internally generated intangible assets (DKK 492 million in 2021).

DKK million	Goodwill	Intellectual property rights	Software and other intangibles	Total intangible assets
2022
Cost at the beginning of the year	4,346	41,802	3,434	49,582
Additions from acquisition of businesses (note 5.3)	524	5,766	492	6,782
Additions during the year	—	1,310	1,426	2,736
Disposals during the year	—	(151)	(33)	(184)
Effect of exchange rate adjustment	222	1,004	(38)	1,188
Cost at the end of the year	5,092	49,731	5,281	60,104
Amortisation and impairment losses at the beginning of the year	—	4,652	1,759	6,411
Amortisation for the year	—	1,404	195	1,599
Impairment losses for the year	—	760	—	760
Amortisation and impairment losses reversed on disposals during the year	—	(149)	(13)	(162)
Effect of exchange rate adjustment	—	70	10	80
Amortisation and impairment losses at the end of the year	—	6,737	1,951	8,688
Carrying amount at the end of the year	5,092	42,994	3,330	51,416
2021
Cost at the beginning of the year	—	22,404	2,936	25,340
Additions from acquisition of businesses (note 5.3)	4,346	18,687	24	23,057
Additions during the year	—	583	492	1,075
Disposals during the year	—	—	(45)	(45)
Effect of exchange rate adjustment	—	128	27	155
Cost at the end of the year	4,346	41,802	3,434	49,582
Amortisation and impairment losses at the beginning of the year	—	3,135	1,548	4,683
Amortisation for the year	—	866	200	1,066
Impairment losses for the year	—	573	—	573
Amortisation and impairment losses reversed on disposals during the year	—	—	(1)	(1)
Effect of exchange rate adjustment	—	78	12	90
Amortisation and impairment losses at the end of the year	—	4,652	1,759	6,411
Carrying amount at the end of the year	4,346	37,150	1,675	43,171

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2021 additions
Additions from acquisition of businesses relates to Novo Nordisk’s acquisition of Dicerna Pharmaceuticals, Inc., which primarily includes the RNAi research technology platform and pipeline assets, which are recognised within intellectual property rights and goodwill; please refer to note 5.3.

In 2021, Novo Nordisk acquired Prothena’s wholly-owned subsidiary Neotope Neuroscience Ltd. and thereby gained full worldwide rights to the intellectual property rights of Prothena’s ATTR amyloidosis business and pipeline cover. The acquisition included the clinical stage antibody PRX004. PRX004 is an antibody that uses a depleter mechanism that has the potential to improve heart failure symptoms and reverse the disease progression within the ATTR-CM diseases. The transaction has been accounted for as an asset acquisition recognised in intellectual property rights, all related to PRX004.

Impairment test
Intangible assets other than goodwill
In 2022, an impairment loss of DKK 760 million (DKK 573 million in 2021) was recognised, all related to intellectual property rights. DKK 250 million (DKK 436 million in 2021) of the impairment was related to the Diabetes and Obesity care segment and DKK 510 million (DKK 137 million in 2021) was related to Rare disease. The entire impairment loss in 2022 was recognised in research and development costs (DKK 573 million in research and development costs in 2021). The impairment was a result of Management’s review of expectations related to intellectual property rights not yet in use.

No impairment related to marketable products was identified in 2022 or in 2021.

Goodwill
As of 31 December 2022, goodwill is allocated to the segments Diabetes and Obesity care (DKK 4,154 million) and Rare diseases (DKK 938 million). At 31 December 2021, goodwill from the acquisition of Dicerna Pharmaceuticals, Inc was unallocated as the purchase price allocation for the acquisition was provisional. As of 31 December 2022, goodwill from the acquisition of Forma Therapeutics Holdings, Inc. is allocated to Rare disease based on a provisional purchase price allocation. No impairment of goodwill was recognised in 2022 or 2021 as the annual impairment test showed that the estimated recoverable amount in the forecast period exceeded the carrying amount of the cash-generating units to which goodwill was allocated.

Goodwill is monitored for impairment at the operating segment level, which is the lowest level CGU to which consolidated goodwill is allocated and monitored by Management. CGUs are therefore defined as Novo Nordisk's business segments, Diabetes and Obesity care and Rare disease. Fair value less costs of disposal is estimated using an income-approach and is based on discounted cash flow projections. The applied post-tax discount rates for Diabetes and Obesity care and Rare diseases are 7.0% (Pre-tax discount rate of 8.3%). Cash flow projections are based on budgets approved by management. The forecast period for Diabetes and Obesity care, and Rare diseases is 9 years. The discounted cash flows from the forecast period significantly exceeds the carrying amount of goodwill.

The key assumptions and sensitivities are Novo Nordisk’s volume market share, growth rates, pricing, development of new markets and the success rate for introducing new products and treatments. Sensitivities are affected by external factors such as market- and generic competition, and price regulation.

The value assigned to key assumptions reflects past experience adjusted for market specific risks or expected changes. Fair value is determined using largely unobservable inputs.

Other intangible assets disclosures
Intangible assets with an indefinite useful life and intangible assets not yet available for use amount to DKK 28,013 million (DKK 22,690 million in 2021), primarily intellectual property rights and goodwill.

Intellectual property rights include DKK 5,546 million provisionally allocated to Etavopivat (please refer to note 5.3), DKK 4,648 million related to Ziltivekimab (DKK 4,612 million in 2021) and DKK 3,704 million related to Nedosiran (DKK 3,854 million in 2021), all of which are intangible assets under development.

In addition, intellectual property rights contain DKK 6,584 million related to Rybelsus (DKK 7,150 million in 2021), which has a remaining useful life of 12 years (13 years in 2021); and DKK 10,251 million (DKK 10,135 million in 2021) related to the RNAi technology platform, with a remaining useful life of 22 years (23 years in 2021).

Accounting policies
Research and development projects
Internal and subcontracted research costs are fully charged to the consolidated income statement in the period in which they are incurred. Consistent with industry practice, development costs are also expensed until regulatory approval is obtained or is probable; please refer to note 2.3.
Payments to third parties under collaboration and licence agreements are assessed for the substance of their nature. Payments which represent subcontracted research and development work are expensed as the services are received. Payments which represent rights to the transfer of intellectual property, developed at risk by the third party, are capitalised.

For acquired research and development projects, and intellectual property rights, the likelihood of obtaining future commercial sales is reflected in the cost of the asset, and thus the probability recognition criteria is always considered to be satisfied. As the cost of acquired research and development projects can often be measured reliably, these projects fulfil the capitalisation criteria as intangible assets on acquisition. Subsequent milestone payments payable on achievement of a contingent event (e.g. commencement of phase 3 trials) are accrued and capitalised into the cost of the intangible asset when the achievement of the event is probable. Development costs incurred subsequent to acquisition are treated consistently with internal project development costs.

Recognition and measurement
Intangible assets are initially measured at cost, and are subsequently measured at cost less any accumulated amortisation and any impairment loss.

Goodwill and intangible assets with an indefinite useful life and intangible assets not yet available for use are not subject to amortisation. They are tested annually for impairment, irrespective of whether there is any indication that they may be impaired. Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows from marketable products. Goodwill is allocated to operating segments based on expected future cash flow from products utilizing the synergies and know-how acquired.

For intellectual property rights acquired for research and development projects, upfront fees and acquisition costs are capitalised as the historical cost. Subsequent milestone payments payable on achievement of a contingent event will be capitalised when the contingent event is probable of being achieved. Intangible assets acquired in a business combination are recognised at fair value at the acquisition date.

Amortisation is based on the straight-line method over the estimated useful life. This corresponds to the legal duration or the economic useful life depending on which is shorter, and not exceeding 25 years in either case. The amortisation of intellectual property rights commences after regulatory approval has been obtained or when assets are put in use.

Amortisation of software is based on the straight-line method over the estimated useful life of 3-15 years. The amortisation commences when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by Management.

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Impairment test
Goodwill and intangible assets with an indefinite useful life and intangible assets not yet available for use are tested for impairment when indicators of impairment exist. They are tested annually, irrespective of whether there is any indication that they may be impaired. Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows from marketable products.

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors considered material that could trigger an impairment test include the following:

– Development of a competing drug
– Realised sales trending below predicted sales
– Changes or anticipated changes in participation rates or
reimbursement policies
– Inconsistent or unfavourable clinical readouts
– Changes in the legal framework covering patents, rights and licences
– Advances in medicine and/or technology that affect the medical treatments
– Adverse impact on reputation and/or brand names
– Changes in the economic lives of similar assets
– Relationship to other intangible assets or property, plant and equipment.

If the carrying amount of intangible assets exceeds the recoverable amount based on the existence of one or more of the above indicators of an impairment, any impairment is measured based on discounted projected cash flows. Impairments on intangible assets, other than goodwill, are reviewed at each reporting date for possible reversal.

Key accounting estimates and judgements on intangible assets
Impairment tests are based on management’s projections and anticipated net present value of estimated future cash flows from marketable products.

When collaboration agreements contain elements of acquisition of intangible assets and research and development activities to be performed by the counterpart, management estimates the allocation of payments that should be deferred to the acquisition of intangible assets and prepaid research and development activities respectively.

3.2 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construc-tion	Property, plant and equipment
2022
Cost at the beginning of the year	41,076	35,944	7,776	11,091	95,887
Additions from acquisition of businesses (note 5.3)	297	2	14	—	313
Additions during the year	706	143	645	13,160	14,654
Disposals during the year	(205)	(123)	(621)	(33)	(982)
Transfer and reclassifications	1,000	1,152	329	(2,481)	—
Effect of exchange rate adjustment	529	430	(29)	624	1,554
Cost at the end of the year	43,403	37,548	8,114	22,361	111,426
Depreciation and impairment losses at the beginning of the year	14,669	21,138	4,718	—	40,525
Depreciation for the year	2,245	1,793	916	—	4,954
Impairment losses for the year	3	10	3	33	49
Depreciation and impairment losses reversed on disposals during the year	(188)	(123)	(615)	(33)	(959)
Effect of exchange rate adjustment	52	117	17	—	186
Depreciation and impairment losses at the end of the year	16,781	22,935	5,039	—	44,755
Carrying amount at the end of the year	26,622	14,613	3,075	22,361	66,671
2021
Cost at the beginning of the year	37,509	31,503	6,876	10,798	86,686
Additions from acquisition of businesses (note 5.3)	522	—	57	3	582
Additions during the year	827	890	516	4,858	7,091
Disposals during the year	(359)	(148)	(305)	(41)	(853)
Transfer and reclassifications	1,529	3,078	468	(5,075)	—
Effect of exchange rate adjustment	1,048	621	164	548	2,381
Cost at the end of the year	41,076	35,944	7,776	11,091	95,887
Depreciation and impairment losses at the beginning of the year	12,936	19,444	4,037	—	36,417
Depreciation for the year	1,892	1,529	824	—	4,245
Impairment losses for the year	14	32	54	41	141
Depreciation and impairment losses reversed on disposals during the year	(365)	(140)	(305)	(41)	(851)
Effect of exchange rate adjustment	192	273	108	—	573
Depreciation and impairment losses at the end of the year	14,669	21,138	4,718	—	40,525
Carrying amount at the end of the year	26,407	14,806	3,058	11,091	55,362

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Depreciation and impairment losses
DKK million	2022	2021	2020
Cost of goods sold	3,229	2,836	2,729
Sales and distribution costs	424	409	403
Research and development costs	922	736	724
Administrative costs	408	386	433
Other operating income and expenses	20	19	18
Total depreciation and impairment losses	5,003	4,386	4,307
Of which related to leased assets	1,052	899	964
Capital expenditure in the reporting period was primarily related to investments in facility upgrades and new production facilities for active pharmaceutical ingredients (API) for diabetes products, mainly the new facilities in Kalundborg. The investments will establish additional capacity across the entire global value chain from manufacturing of API to assembly and packaging, with the vast majority being invested in API capacity. These expansions will provide capacity for the production of Novo Nordisk’s current and future oral and injectable products.

Leased property, plant and equipment
DKK million	2022	2021
Land and buildings	3,544	3,340
Other equipment	587	499
Total	4,131	3,839
Novo Nordisk mainly leases office buildings, warehouses, laboratories and vehicles. The right-of-use asset is presented in property, plant and equipment and the lease liability in borrowings. In 2022, the total amount recognised in the income statement related to leases was DKK 1,491 million (DKK 1,303 million in 2021). The total cash outflow for leases amounted to DKK 1,438 million (DKK 1,275 million in 2021). As of 31 December 2022, the lease liability excludes potential lease payments of DKK 3,723 million (undiscounted) related to optional lease term extension rights on properties that were not considered reasonably certain to be exercised (DKK 2,209 million in 2021). Please refer to note 4.5 for a maturity analysis of lease payments.

Accounting policies
Property, plant and equipment is measured at historical cost less accumulated depreciations and any impairment loss. The cost of self-constructed assets includes costs directly attributable to the construction of the assets. Any subsequent cost is included in the asset’s carrying amount or recognised as a separate asset only when it is probable that future economic benefits associated with the item will flow to Novo Nordisk, and the cost of the item can be measured reliably. Depreciation is based on the straight-line method over the estimated useful lives of the assets (buildings: 12-50 years, plant and machinery: 5-25 years and other equipment: 3-10 years. Land is not depreciated).

The depreciation commences when the asset is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by Management. The assets’ residual values and useful lives are reviewed and adjusted, if appropriate, at the end of each reporting period. If an asset’s carrying amount is higher than its estimated recoverable amount, it is written down to the recoverable amount. Plant and equipment with no alternative use developed as part of a research and development project are expensed. However, plant and equipment with an alternative use or used for general research and development purposes are capitalised and depreciated over the estimated useful life as research and development costs.

For contracts which are, or contain, a lease, the Group recognises a right-of-use asset and a lease liability. The right-of-use asset is initially measured at cost, being the initial amount of the lease liability. The right-of-use asset is subsequently depreciated using the straight-line method over the lease term. The right-of-use asset is periodically adjusted for certain remeasurements of the lease liability and reduced by any impairment losses.

The lease term determined by the Group is the non-cancellable period of a lease, together with extension/termination option if these are reasonably certain to be exercised. For contracts with a rolling term (evergreen leases), the Group estimates the leasing period to be equal to the termination period if no probable scenario exists for estimating the leasing period.
If the lease liability is remeasured due to a change in future lease payments a corresponding adjustment is made to the right-of-use asset, or in the income statement when the right-of-use asset has been fully depreciated. For a description of accounting policies for lease liabilities, please refer to note 4.9.

3.3 Inventories

DKK million	2022	2021
Raw materials	6,392	4,310
Work in progress	13,673	12,285
Finished goods	6,038	5,282
Total inventories (gross)	26,103	21,877
Write-downs at year-end	(1,715)	(2,256)
Total inventories (net)	24,388	19,621
Indirect production costs included in work in progress and finished goods	10,640	8,929
Share of total inventories (net)	44%	46%
Movements in inventory write-downs:
Write-downs at the beginning of the year	2,256	2,153
Write-downs during the year	1,110	883
Utilisation of write-downs	(1,482)	(661)
Reversal of write-downs	(169)	(119)
Write-downs at the end of the year	1,715	2,256
All write-downs in both 2022 and 2021 relate to fully impaired inventory.

Accounting policies
Inventories are stated at cost or net realisable value, whichever is lower. Cost is determined using the first-in, first-out method. Cost comprises direct production costs such as raw materials, consumables and labour. Production costs for work in progress and finished goods include indirect production costs such as employee costs, depreciation, maintenance, etc. If the expected sales price less completion costs to execute sales (net realisable value) is lower than the carrying amount, a write-down is recognised for the amount by which the carrying amount exceeds its net realisable value.

Inventory manufactured prior to regulatory approval (prelaunch inventory)
is capitalised but immediately written down, until there is a high probability of regulatory approval for the product. The cost is recognised in the income statement as research and development costs. Once there is a high probability of regulatory approval being obtained, the write-down is reversed, up to no more than the original cost.

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3.4 Trade receivables

DKK million	Gross carrying amount	Loss allowance	Net carrying amount
2022
Not yet due	50,649	(920)	49,729
1-90 days	729	(113)	616
91-180 days	194	(77)	117
181-270 days	149	(51)	98
271-360 days	57	(57)	—
More than 360 days past due	302	(302)	—
Trade receivables	52,080	(1,520)	50,560
EMEA	9,486	(859)	8,627
China	1,138	—	1,138
Rest of World	5,297	(632)	4,665
North America Operations	36,159	(29)	36,130
Trade receivables	52,080	(1,520)	50,560
2021
Not yet due	40,274	(844)	39,430
1-90 days	1,132	(93)	1,039
91-180 days	212	(74)	138
181-270 days	87	(51)	36
271-360 days	63	(63)	—
More than 360 days past due	305	(305)	—
Trade receivables	42,073	(1,430)	40,643
EMEA	7,827	(852)	6,975
China	2,564	—	2,564
Rest of World	4,227	(558)	3,669
North America Operations	27,455	(20)	27,435
Trade receivables	42,073	(1,430)	40,643
Movements in allowance for doubtful trade receivables

DKK million	2022	2021
Carrying amount at the beginning of the year	1,430	1,380
Reversal of allowance on realised losses	(15)	(62)
Net movement recognised in income statement	212	102
Effect of exchange rate adjustment	(107)	10
Allowance at the end of the year	1,520	1,430

Novo Nordisk’s customer base is comprised of government agencies, wholesalers, retail pharmacies and other customers.

Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators as well as payment history are taken into account in the valuation of trade receivables. The country risk ratings in 2022 have overall remained unchanged from 2021.

No loss allowance has been recognised on trade receivables in factoring portfolios in 2022 and 2021. Please refer to note 4.3 for more info on the trade receivable programmes.

Accounting policies
Trade receivables are initially recognised at transaction price and subsequently measured at amortised cost using the effective interest method, less allowance for doubtful trade receivables. The split of trade receivables and allowance for trade receivables is based on the location of the customer.

Before being sold, trade receivables in factoring portfolios are measured at fair value with changes recognised in other comprehensive income. The allowance for doubtful receivables is deducted from the carrying amount of trade receivables, and the amount of the loss is recognised in the income statement under sales and distribution costs. Subsequent recoveries of amounts previously written off are credited against sales and distribution costs.

Management makes allowance for doubtful trade receivables based on the simplified approach to provide for expected credit losses, which permits the use of the lifetime expected loss provision for all trade receivables. The allowance is an estimate based on shared credit risk characteristics and the days past due. Generally, invoices are due for payment within 90 days from shipment of goods. Loss allowance is calculated using an ageing factor, geographical risk and specific customer knowledge. The allowance is based on a provision matrix on days past due and a forward looking element relating mainly to incorporation of Dun & Bradstreet country risk ratings and an individual assessment. Please refer to note 4.3 for a general description of credit risk.

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3.5 Provisions and contingent liabilities

DKK million	Provisions for sales rebates[1]	Provisions for legal disputes	Provisions for product returns	Other provi- sions[2]	2022 Total	2021 Total
At the beginning of the year	50,822	2,157	858	2,057	55,894	39,340
Additional provisions, including increases to existing provisions	206,354	437	591	333	207,715	157,164
Amount used during the year	(189,580)	(103)	(437)	(158)	(190,278)	(142,691)
Adjustments, including unused amounts reversed during the year	(1,141)	(245)	10	(292)	(1,668)	(970)
Effect of exchange rate adjustment	3,044	130	8	32	3,214	3,051
At the end of the year	69,499	2,376	1,030	1,972	74,877	55,894
Non-current liabilities[3]	322	2,028	412	1,828	4,590	4,374
Current liabilities	69,177	348	618	144	70,287	51,520
1. Provisions for sales rebates are related to US Managed Care, Medicare, Medicaid, 340B drug pricing program and other types of US rebates, as well as rebates in a number of European countries and Canada.
2. Other provisions consists of various types of provisions, including obligations in relation to employee benefits such as jubilee benefits, company-owned life insurance, etc.
3. For non-current liabilities, provisions for sales rebates are expected to be settled after one year, provisions for product returns will be utilised in 2023 and 2024. In the case of provisions for legal disputes, the timing of settlement cannot be determined.

Contingent liabilities
Novo Nordisk is currently involved in pending litigations, claims and investigations arising out of the normal conduct of its business. While provisions that Management deems to be reasonable and appropriate have been made for probable losses, there are inherent uncertainties connected with these estimates.

Pending litigation against Novo Nordisk
In January 2021, Novo Nordisk made changes to its policy in the US related to facilitating delivery of its discounted medicines to commercial pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. Novo Nordisk is currently engaged in litigation against the government seeking a declaration that its 340B policy is consistent with relevant US laws. On 30 January 2023, the U.S. Court of Appeals for the Third Circuit issued a ruling holding that Novo Nordisk’s drug distribution policy meets the requirements of the 340B statute. This ruling, as well as other expected rulings in related matters pending before the U.S. Courts of Appeals for the Seventh and DC Circuits, may be subject to further discretionary appellate review before the US Supreme Court. Depending on the outcome of any subsequent appeals in this and related matters, there may be a material impact on Novo Nordisk’s financial position, net sales and cash flow.

Mosaic Health Inc. and Central Virginia Health Services, Inc. (both 340B covered entities) filed a putative class action lawsuit in NY Federal Court against Novo Nordisk US, Eli Lilly, Sanofi and AstraZeneca alleging a conspiracy among the manufacturers to artificially fix prices of diabetes medications through changes to their policies relating to the distribution of 340B drugs through contract pharmacy arrangements. The lawsuit was subsequently dismissed by the Court on 2 September 2022, and the plaintiffs have sought leave to file an amended complaint. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk is currently defending fourteen lawsuits, including three putative class actions, relating to the pricing of diabetes medicines. Four of these cases are pending in New Jersey federal court; four are pending in federal courts in Mississippi, Arkansas, Montana and New York and the remaining six are pending in state courts in Kansas, Illinois, Kentucky, California, Missouri and Puerto Rico. All pending matters also name as defendants Eli Lilly and Company and Sanofi, while certain matters also name Pharmacy Benefit Managers (PBMs) and related entities. Plaintiffs generally allege that the manufacturers and PBMs colluded to artificially inflate list prices paid by consumers for diabetes products, while offering reduced prices to PBMs through rebates used to secure formulary access. Novo Nordisk does not expect the lawsuits to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.
In 2016, Novo Nordisk US received a Civil Investigative Demand from the US Department of Justice (“DOJ CID”) relating to potential off-label marketing of NovoSeven® (including high dose and for prophylactic use) and interactions with physicians and patients. The DOJ investigation was likely prompted by a lawsuit filed in 2015 by a former Novo Nordisk US employee (the “Relator”) in the Western District of Oklahoma. Relator alleges Novo Nordisk US caused the submission of false claims to Medicare, Medicaid, Federal Employees Health Benefits Program and private insurers in California as a result of the same conduct that was the subject of the DOJ CID. In 2019, the DOJ and 28 state AGs declined to intervene in the Relator’s lawsuit. The State of Washington chose to intervene, and a consolidated complaint was filed and unsealed by the court on 28 May 2020. Novo Nordisk moved to dismiss the complaint, which resulted in certain claims being dismissed and certain claims remaining at this stage of the case. This matter is in the early stages of discovery and Novo Nordisk does not expect the lawsuit to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Pending claims against Novo Nordisk and Investigations involving Novo Nordisk
Novo Nordisk US has received Civil Investigative Demands (CIDs) or subpoenas from several US authorities including Attorneys General from the states of Washington, New Mexico, New York, Colorado, Vermont, Illinois, Texas, Ohio and the US Federal Trade Commission that call for the production of documents and information relating to, among other things, the company’s trade practices relating to its insulin and GLP-1 products. Novo Nordisk is cooperating with the relevant government authorities in each of these investigative matters and does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

In December 2021, Novo Nordisk US received a CID from the United States Department of Justice relating to the company’s financial relationships with healthcare professional and prescriptions for Ozempic® and Rybelsus® during the period of 1 January 2016 to present. Novo Nordisk is cooperating with Department of Justice in this investigation and does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk is one of several pharmaceutical companies that received requests for information involving pricing practices for its diabetes products from several committees of the Unites States House of Representatives and/or United States Senate. Novo Nordisk has responded to the various committees in response to their requests. Novo Nordisk does not expect the inquiries to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

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Other contingent liabilities
In addition to the above, the Novo Nordisk Group is engaged in certain litigation proceedings and various ongoing audits and investigations. In the opinion of Management, neither settlement nor continuation of such proceedings, nor such pending audits and investigations, are expected to have a material effect on Novo Nordisk’s financial position, operating profit or cash flow.

Accounting policies
Provisions for sales rebates and discounts granted to government agencies, wholesalers, retail pharmacies, Managed Care and other customers are recorded at the time the related revenues are recorded or when the incentives are offered. Provisions are calculated based on Management's interpretation of applicable laws and regulations, historical experience and the specific terms in the individual agreements. Unsettled rebates are recognised as provisions when the timing or amount is uncertain. Where absolute amounts are known, the rebates are recognised as other liabilities. Please refer to note 2.1 for further information on sales rebates and provisions.

Provisions for legal disputes are recognised where a legal or constructive obligation has been incurred as a result of past events and it is probable that there will be an outflow of resources that can be reliably estimated. In this case, Novo Nordisk arrives at an estimate based on an evaluation of the most likely outcome. Disputes for which no reliable estimate can be made are disclosed as contingent liabilities.

Provisions are measured at the present value of the anticipated expenditure for settlement. This is calculated using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision for interest is recognised as a financial expense.

Novo Nordisk issues credit notes for expired goods as a part of normal business. Where there is historical experience or a reasonably accurate estimate of expected future returns can otherwise be made, a provision for estimated product returns is recorded. The provision is measured at gross sales value.

Key accounting estimates regarding ongoing legal disputes, litigation and investigations
Provisions for legal disputes consist of various types of provisions linked to ongoing legal disputes. Management makes estimates regarding provisions and contingencies, including the probability of pending and potential future litigation outcomes. These are by nature dependent on inherently uncertain future events. When determining likely outcomes of litigation, etc., Management considers the input of external counsel on each case, as well as known outcomes in case law. Although Management believes that the total provisions for legal proceedings are adequate based on currently available information, there can be no assurance that there will not be any changes in facts or matters, or that any future lawsuits, claims, proceedings or investigations will not be material.

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Section 4
Capital structure and financial items

4.1 Distribution to shareholders

DKK million	2022	2021	2020
Interim dividend for the year	9,613	8,021	7,570
Dividend for prior year	15,690	13,496	12,551
Share repurchases for the year	24,086	19,447	16,855
Total	49,389	40,964	36,976

Novo Nordisk's guiding principle is that any excess capital after the funding of organic growth opportunities and potential acquisitions should be returned to investors.

The net cash distribution to shareholders in the form of dividends and share repurchases amounts to DKK 49,389 million, compared with a free cash flow of DKK 57,362 million.

The total dividend for 2022 amounts to DKK 27,950 million (DKK 12.40 per share). The 2022 final dividend of DKK 18,337 million (DKK 8.15 per share) is expected to be distributed pending approval at the Annual General Meeting. The interim dividend of DKK 9,613 million (DKK 4.25 per share) was paid in August 2022. The total dividend for 2021 was DKK 23,711 million (DKK 10.40 per share), of which the final dividend of DKK 15,690 million (DKK 6.90 per share) was paid in March 2022. No dividend is declared on treasury shares.

Novo Nordisk's dividend pay-outs are complemented by share repurchase programmes.

4.2 Share capital, Treasury shares and Other reserves

Development in number of shares
Million shares	A shares	B shares	Total
Shares beginning of 2021	537	1,813	2,350
Shares cancelled in 2021	—	(40)	(40)
Outstanding shares end of 2021	537	1,773	2,310
Shares cancelled in 2022	—	(30)	(30)
Outstanding shares end of 2022	537	1,743	2,280

Each A share of DKK 0.2 per share carries 200 votes and each B share of DKK 0.2 per share carries 20 votes. At the end of 2022, the share capital amounted to DKK 107 million in A share capital (DKK 107 million in 2021 and 2020) and DKK 349 million in B share capital (DKK 355 million in 2021 and DKK 363 million in 2020).

Treasury shares		2022	2021
	Market value, DKK million	Number of B shares (million)	Number of B shares (million)
Holding at the beginning of the year	22,858	31.1	37.5
Cancellation of treasury shares	(22,050)	(30.0)	(40.0)
Released allocated shares to employees	(1,350)	(1.8)	(1.1)
Purchase during the year	24,086	30.8	34.7
Value adjustment	4,698	—	—
Holding at the end of the year	28,242	30.1	31.1
At the end of 2022, the holding of treasury shares amounted to 1.3% of the total outstanding shares (1.3% of the outstanding shares in 2021). Treasury shares are primarily acquired to reduce the company's share capital. In addition, a limited part is used to finance Novo Nordisk's long-term share-based incentive programme and restricted stock units to employees. Treasury shares are deducted from the share capital on cancellation at their nominal value of DKK 0.2 per share. Differences between this amount and the amount paid to acquire or received for disposing of treasury shares are deducted directly in retained earnings.

The purchase of treasury shares during the year relates to the remaining part of the 2021 share repurchase programme, totalling DKK 1.6 billion and the DKK 24 billion Novo Nordisk B share repurchase programme for 2022, of which DKK 1.5 billion was outstanding at year-end. The programme ended on 30 January 2023.

Specification of Other reserves
DKK million	Exchange rate ad- justments	Cash flow hedges	Tax and other items	Total
2020
Reserve at the beginning of the year	(839)	(329)	474	(694)
Other comprehensive income, net	(1,689)	1,713	(567)	(543)
Transferred to intangible assets	—	418	(92)	326
Reserve at the end of the year	(2,528)	1,802	(185)	(911)
2021
Other comprehensive income, net	1,624	(3,557)	1,117	(816)
Transferred to intangible assets	—	15	(2)	13
Reserve at the end of the year	(904)	(1,740)	930	(1,714)
2022
Other comprehensive income, net	2,289	2,766	(892)	4,163
Reserve at the end of the year	1,385	1,026	38	2,449
According to Danish corporate law, reserves available for distribution as dividends are based on the financial statements of the parent company, Novo Nordisk A/S. Dividends are paid from distributable reserves. As of 31 December 2022, distributable reserves total DKK 63,136 million (DKK 51,114 million in 2021), corresponding to the parent company's retained earnings and reserve for cash flow hedges and exchange rate adjustments.

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4.3 Financial risks

Management has assessed the following key financial risks:

Type	Financial risk
Foreign exchange risk	High
Credit risk	Low
Interest rate risk	Low
Liquidity risk	Low

Novo Nordisk has a centralised management of the Group's financial risks. The overall objectives and policies for the company's financial risk management are outlined in the internal Treasury Policy, which is approved by the Board of Directors. The Treasury Policy consists of the Foreign Exchange Policy, the Investment Policy, the Financing Policy and the Policy regarding Credit Risk on Financial Counterparts, and includes a description of permitted use of financial instruments and risk limits.

Novo Nordisk only hedges commercial exposures and consequently does not enter into derivative transactions for trading or speculative purposes. Novo Nordisk uses a fully integrated treasury management system to manage all financial positions, and all positions are marked-to-market.

Foreign exchange risk
Foreign exchange risk is the most important financial risk for Novo Nordisk and can have a significant impact on the income statement, statement of comprehensive income, balance sheet and cash flow statement. The majority of Novo Nordisk's sales are in USD, EUR, CNY, JPY, CAD and GBP. The foreign exchange risk is most significant in USD, CNY and CAD, while the EUR exchange rate risk is regarded as low because of Denmark's fixed exchange rate policy towards EUR.

The overall objective of foreign exchange risk management is to reduce the short-term negative impact of exchange rate fluctuations on earnings and cash flow, thereby contributing to the predictability of the financial results.
Novo Nordisk hedges existing assets and liabilities in key currencies as well as future expected cash flows up to a maximum of 24 months forward.

Hedge accounting is applied to match the impact of the hedged item and the hedging instrument in the consolidated income statement. The currency hedging strategy balances risk reduction and cost of hedging by use of foreign exchange forwards and foreign exchange options matching the due dates of the hedged items. Expected cash flows are continually assessed using historical inflows, budgets and monthly sales forecasts.

Hedge effectiveness is assessed on a regular basis. Management has chosen to classify the result of hedging activities as part of financial items.

Key currencies
	USD	CNY	JPY	CAD	GBP
Average exchange rate applied (DKK per 100)
2022	708	105	5.40	543	873
2021	629	97	5.73	502	865
2020	654	95	6.13	488	839
Year-end exchange rate applied (DKK per 100)
2022	697	101	5.29	515	838
2021	657	103	5.70	517	885
2020	606	93	5.88	474	824

Foreign exchange rate sensitivity analysis
At year-end, an immediate 5% decrease in the disclosed currencies versus DKK and EUR is estimated by Management to have the following impact on Novo Nordisk's operating profit for the next 12 months.

Sensitivity on operating profit of an immediate 5% decrease in key currencies[1]
DKK million	USD	CNY	JPY	CAD	GBP
2023	(3,180)	(500)	(240)	(320)	(160)
2022	(2,350)	(360)	(230)	(200)	(120)
1. An immediate 5% increase would have the opposite impact of the above.
As per the end of 2022, a positive market value of financial contracts related to hedging of foreign exchange risk of DKK 1,026 million has been deferred for recognition in 2023 (In 2021 a negative market value of DKK 1,740 million was deferred for recognition in 2022).

Sensitivity of an immediate 5% decrease in currency rates on 31 December versus DKK and EUR[2]
DKK million	2022	2021
Sensitivity of all currencies
Income statement	(37)	(113)
Other comprehensive income	3,431	2,677
Total	3,394	2,564
Hereof sensitivity of USD
Income statement	150	87
Other comprehensive income	2,923	2,218
Total	3,073	2,305
2. An immediate 5% increase would have the opposite impact of the above.
The foreign exchange sensitivity analysis comprises effects from the Group's cash, trade receivables and trade payables, current loans, current and non-current financial investments, lease liabilities and foreign exchange forwards. Anticipated currency transactions, investments in foreign subsidiaries and non-current assets are not included.

Financial contracts coverage at year end
Months	USD	CNY[3]	JPY	CAD	GBP
2022	12	0	12	9	11
2021	12	0	12	9	11
3. Chinese yuan traded offshore (CNH) is used to hedge Novo Nordisk's CNY currency exposure.
The table above shows financial contracts existing at year-end to cover the expected future cash flow for the disclosed number of months. During 2022, the hedging horizon varied between 9 and 12 months for USD, JPY, CAD and GBP. Average hedge rate for USD cash flow hedges is 696 at the end of 2022 (628 at the end of 2021).

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Credit risk
Credit risk arises from the possibility that transactional counterparties may default on their obligations, causing financial losses for the Group.

Credit risk exposure to financial counterparties

Credit exposure for cash at bank, marketable securities and derivative financial instruments (fair value)
DKK million	Cash at bank	Marketable securities	Derivative financial instruments	Total
2022
AAA range	6	10,797	—	10,803
AA range	5,507	—	963	6,470
A range	6,550	124	1,764	8,438
BBB range	124	—	—	124
Not rated or below BBB range	466	—	—	466
Total	12,653	10,921	2,727	26,301
2021
AAA range	477	6,765	—	7,242
AA range	3,726	—	585	4,311
A range	5,637	—	1,105	6,742
BBB range	23	—	—	23
Not rated or below BBB range	857	—	—	857
Total	10,720	6,765	1,690	19,175

Novo Nordisk considers its maximum credit exposure to financial counterparties to be DKK 26,301 million (DKK 19,175 million in 2021). In addition, Novo Nordisk considers its maximum credit exposure to trade receivables, other receivables (less prepayments and VAT receivables) and other financial assets to be DKK 52,714 million (DKK 43,425 million in 2021). Please refer to note 4.9 for details of the Group's total financial assets.

To manage credit risk regarding financial counterparties, Novo Nordisk only enters into derivative financial contracts and money market deposits with financial counterparties possessing a satisfactory long-term credit rating from at least two out of the three selected rating agencies: Standard and Poor's, Moody's and Fitch. Furthermore, maximum credit lines defined for each counterparty diversify the overall counterparty risk. The credit risk on marketable securities is low, as investments are made in highly liquid bonds with predominantly AAA credit ratings.

Credit risk exposure to non-financial counterparties
Outside the US, Novo Nordisk has no significant concentration of credit risk related to trade receivables or other receivables and prepayments, as the exposure in general is spread over a large number of counterparties and customers. In the US, the three major wholesalers account for a large proportion of total net sales, see note 2.1. However, US wholesaler credit ratings are monitored, and part of the trade receivables are sold on full non-recourse terms; see below for details.

Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators as well as payment history are taken into account in the valuation of trade receivables. The country risk ratings in 2022 have overall remained unchanged from 2021 to 2022.

Trade receivable programmes
At year-end, the Group had derecognised receivables without recourse having due dates after 31 December 2022 amounting to:

DKK million	2022	2021	2020
US	1,394	1,313	1,817
Japan	2,273	2,453	2,351

Novo Nordisk's subsidiaries in the US and Japan employ trade receivable programmes in which trade receivables are sold on full non-recourse terms to optimise working capital.

Please refer to note 3.4 for the split of allowance for trade receivables by geographical segment.

Interest rate risk
Novo Nordisk’s exposure to interest rate risk is considered to be low due to the capital structure. Non-current debt consists of fixed rate instruments. Interest rate risk on marketable securities of DKK 10,921 million is considered low due to a low portfolio duration.

Liquidity risk
The liquidity risk is considered to be low. Novo Nordisk ensures the availability of the required liquidity through a combination of cash management, highly liquid investment portfolios and both uncommitted and committed credit facilities. Novo Nordisk uses cash pools for optimisation and centralisation of cash management.

Financial reserves comprise the sum of cash and cash equivalents at the end of the year, marketable securities with original term to maturity exceeding three months and undrawn committed credit and loan facilities, with a maturity of more than 12 months, less loans and bank overdrafts classified as liabilities arising from financing activities contractually obliged for repayment within 12 months of the balance sheet date.

Financial reserves
DKK million	2022	2021	2020
Cash and cash equivalents (note 4.6)	12,653	10,719	12,226
Marketable securities	10,921	6,765	—
Undrawn committed credit facility[4]	11,527	11,526	11,531
Undrawn bridge facility[5]	—	—	5,577
Borrowings (Note 4.5)	(480)	(12,861)	(576)
Financial reserves	34,621	16,149	28,758

4. The undrawn committed credit facility comprises a EUR 1,550 million facility (EUR 1,550 million in 2021 and EUR 1,550 million in 2020) committed by a portfolio of international banks. The facility matures in 2025.
5. For 2020, the undrawn bridge facility comprises the EUR 750 million (DKK 5,577 million) undrawn portion of EUR 1,500 million bridge facility.

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4.4 Derivative financial instruments

Derivative financial instruments	2022			2021
DKK million	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end
Forward contracts USD[1]	59,292	1,591	907	42,351	17	1,667
Forward contracts JPY, GBP and CAD	10,677	373	31	9,032	32	122
Forward contracts, cash flow hedges	69,969	1,964	938	51,383	49	1,789
Forward contracts USD[1]	38,432	639	1,942	30,909	1,607	284
Forward contracts CNH, CAD, EUR, GBP and JPY	4,111	124	23	7,361	34	111
Forward contracts, fair value hedges	42,543	763	1,965	38,270	1,641	395
Total derivative financial instruments	112,512	2,727	2,903	89,653	1,690	2,184
Recognised in the income statement		763	1,965		1,641	395
Recognised in other comprehensive income		1,964	938		49	1,789
1. Average hedge rate for USD cash flow hedges is 696 at the end of 2022 (628 at the end of 2021) and average hedge rate for USD fair value hedges is 714 at the end of 2022 (628 at the end of 2021).

The fair value of cash flow hedges at year-end 2022, a gain of DKK 1,026 million, has been recognised in other comprehensive income.

The financial contracts are expected to impact the income statement within the next 12 months, with deferred gains and losses on cash flow hedges then being transferred to financial income or financial expenses. There is no expected ineffectiveness at 31 December 2022, primarily because hedging instruments match currencies of hedged cash flows.

Use of derivative financial instruments
The derivative financial instruments are used to manage the exposure to foreign exchange risk. None of the derivatives are held for trading. Novo Nordisk uses forward exchange contracts to hedge forecast transactions, assets and liabilities.

Net investments in foreign subsidiaries are currently not hedged.

Accounting policies
On initiation of the contract, Novo Nordisk designates each derivative financial contract that qualifies for hedge accounting as one of:

– hedges of the fair value of a recognised asset or liability (fair value hedge)
– hedges of the fair value of a forecast financial transaction
(cash flow hedge).

All contracts are initially recognised at fair value and subsequently remeasured at fair value at the end of the reporting period.

Fair value hedges
Value adjustments of fair value hedges are recognised in the income statement along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.

Cash flow hedges
Value adjustments of the effective part of cash flow hedges are recognised in other comprehensive income. The cumulative value adjustment of these contracts is transferred from other comprehensive income to the income statement when the hedged transaction is recognised in the income statement.
For cash flow hedges of foreign currency risk on highly probable non-financial asset purchases, the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Discontinuance of cash flow hedging
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecasted transaction is ultimately recognised in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement under financial income or financial expenses.

For additional disclosures on accounting policies for financial instruments please refer to note 4.9.

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4.5 Borrowings

Contractual undiscounted cash flows					2022
DKK million	Leases	Issued Euro-bonds	Loans	Bank over-drafts[1]	Total
2022
Within 1 year	1,088	—	—	480	1,568
1-3 years	1,566	8,556	—	—	10,122
3-5 years	923	3,707	—	—	4,630
More than 5 years	1,416	8,512	—	—	9,928
Total	4,993	20,775	—	480	26,248
Carrying amount end of the year	4,529	20,775	—	480	25,784
Non-current liabilities	3,543	20,775	—	—	24,318
Current liabilities	986	—	—	480	1,466
2021
Within 1 year	946	—	12,503	359	13,808
1-3 years	1,475	4,854	—	—	6,329
3-5 years	942	—	—	—	942
More than 5 years	1,266	4,800	—	—	6,066
Total	4,629	9,654	12,503	359	27,145
Carrying amount end of the year	4,129	9,654	12,503	359	26,645
Non-current liabilities	3,307	9,654	—	—	12,961
Current liabilities	822	—	12,503	359	13,684

Issuance of Eurobonds		Nominal value in millions
Interest	Maturity	EUR	DKK
0.000% Fixed	Jun 2024	650	4,834
0.750% Fixed	Mar 2025	500	3,718
1.125% Fixed	Sep 2027	500	3,718
0.125% Fixed	Jun 2028	650	4,834
1.375% Fixed	Mar 2030	500	3,718

Reconciliation of liabilities arising from financing activities
				Non-cash movements
DKK million	Beginning of the year	Re-payments	Proceeds	Additions[2]	Disposals	Exchange rates	Other	End of the year
2022
Lease liabilities	4,129	(998)	—	1,358	(1)	43	(2)	4,529
Issued Eurobonds	9,654	—	11,120	—	—	(2)	3	20,775
Loans	12,503	(12,623)	—	—	—	120	—	—
Bank overdrafts[1]	358	(2)	95	—	—	27	2	480
Liabilities arising from financing activities	26,644	(13,623)	11,215	1,358	(1)	188	3	25,784
Bank overdrafts[1]	1	(1)	—	—	—	—	—	—
Total borrowings	26,645	(13,624)	11,215	1,358	(1)	188	3	25,784
2021
Lease liabilities	3,672	(874)	—	1,183	—	146	2	4,129
Issued Eurobonds	—	—	9,657	—	—	—	(3)	9,654
Loans	5,577	(5,577)	12,503	—	—	—	—	12,503
Bank overdrafts[1]	576	(238)	—	—	—	17	3	358
Liabilities arising from financing activities	9,825	(6,689)	22,160	1,183	—	163	2	26,644
Bank overdrafts[1]	531	(527)	—	—	—	—	(3)	1
Total borrowings	10,356	(7,216)	22,160	1,183	—	163	(1)	26,645
1. Bank overdrafts includes DKK 480 million classified as financing activities (DKK 358 million in 2021) and none classified as cash and cash equivalents (DKK 1 million in 2021).
2. Includes additions from acquisitions of businesses.

Eurobonds
In 2022, three tranches with aggregate principal amount of EUR 1.5 billion corresponding to DKK 11.1 billion were launched under the programme. Net proceeds of the issuances have been used for general corporate purposes, including refinancing of the bridge loan facility established in connection with Novo Nordisk’s acquisition of Dicerna Pharmaceuticals, Inc. in 2021. In 2021, two tranches with an aggregate principal amount of EUR 1.3 billion corresponding to DKK 9.7 billion were launched. Net proceeds of the issuances have been used by Novo Nordisk for general corporate purposes, including refinancing of the bridge loan facility established in connection with Novo Nordisk’s acquisition of Emisphere Technologies Inc. in 2020. Issued Eurobonds are listed on Euronext Dublin. The total fair value of issued Eurobonds amounts to DKK 18.7 billion (DKK 9.6 billion in 2021).

Sale and repurchase agreement
In 2021, as part of bridge funding the acquisition of Dicerna Pharmaceuticals, Inc., Novo Nordisk entered into a sale and repurchase agreement of marketable securities (REPO). On 31 December 2021, the carrying amount of the assets transferred was DKK 5,937 million, and the associated liabilities amounted to DKK 5,937 million. The repurchase was fixed, and Novo Nordisk therefore retained full exposure from fair value changes of the marketable securities. Therefore, the transaction was treated as a collateralised lending arrangement. The marketable securities were repurchased in 2022.

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Accounting policies
The lease liabilities are related to IFRS 16 leases, primarily for premises and company cars and include the present value of future lease payments during the lease term. Lease liabilities are initially measured at the present value of the lease payments outstanding at the commencement date, discounted using the incremental borrowing rate. The lease liability is measured using the effective interest method. The lease liability is subsequently remeasured to reflect changes in future lease payments, e.g. changes in lease terms. Issued bonds, loans and bank overdrafts are initially recognised at the fair value of the proceeds received less transaction costs. In subsequent periods these are measured at amortised cost using the effective interest method. The difference between the proceeds received and the nominal value is recognised in financial income or financial expenses over the term of the loan. Where substantially all the risks and rewards of ownership are retained in financial assets that have been transferred, the assets are not derecognised and the proceeds obtained are recognised as a financial liability. For fair value determination please refer to note 4.9.
4.6 Cash and cash equivalents

DKK million	2022	2021	2020
Cash at bank (note 4.3)	12,653	10,720	12,757
Borrowings[1] (note 4.5)	—	(1)	(531)
Cash and cash equivalents	12,653	10,719	12,226
1. Bank overdrafts includes DKK 480 million classified as financing activities (DKK 358 million in 2021) and none classified as cash and cash equivalents (DKK 1 million in 2021).
Cash and cash equivalents at 31 December 2022 includes DKK 458 million that is restricted (DKK 1,123 million in 2021). The restricted cash balance relates to subsidiaries in which availability of currency for remittance of funds is temporarily scarce.

Accounting policies
Cash and cash equivalents consists of cash offset by short-term bank overdrafts. Where short-term bank overdrafts are consistently overdrawn, they are excluded from cash and cash equivalents. The movement in such facilities is presented under financing activities in the cash flow statement.

4.7 Other non-cash items

DKK million	2022	2021	2020
Reversals of non-cash income statement items
Interest income and interest expenses, net (note 4.10)	139	58	53
Capital gain/(loss) on investments, net, etc. (note 4.10)	124	(340)	195
Result of associated companies (note 4.10)	189	24	(149)
Share-based payment costs (note 5.1)	1,539	1,040	823
Increase/(decrease) in provisions (note 3.5) and retirement benefit obligations	19,080	16,581	3,605
Other	1,239	(4,354)	3,322
Total other non-cash items	22,310	13,009	7,849

4.8 Change in working capital

DKK million	2022	2021	2020
Inventories	(4,767)	(1,085)	(895)
Trade receivables	(9,917)	(12,909)	(2,822)
Other receivables and prepayments	(968)	(469)	(419)
Trade payables	6,717	3,153	(641)
Other liabilities	4,006	2,595	1,274
Adjustment for payables related to non-current assets	(1,567)	(15)	879
Adjustment related to acquisition of businesses	(143)	(1,409)	—
Change in working capital including exchange rate adjustments	(6,639)	(10,139)	(2,624)
Exchange rate adjustments	1,303	1,483	(1,729)
Cash flow change in working capital	(5,336)	(8,656)	(4,353)

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4.9 Financial assets and liabilities

Financial assets by category
DKK million	2022	2021
Other financial assets	559	553
Marketable securities	10,921	6,765
Financial assets at fair value through the income statement	11,480	7,318
Derivative financial instruments (note 4.4)	2,727	1,690
Derivatives used as hedging instruments (assets)	2,727	1,690
Other financial assets	457	363
Trade receivables (note 3.4)	16,593	15,036
Other receivables and prepayments (current and non-current)	6,211	5,304
– less prepayments and VAT receivables	(5,073)	(3,438)
Cash at bank (note 4.6)	12,653	10,720
Financial assets at amortised cost	30,841	27,985
Trade receivables in a factoring portfolio	33,967	25,607
Financial assets at fair value through other comprehensive income	33,967	25,607
Total financial assets at the end of the year by category	79,015	62,600

Financial liabilities by category
Derivative financial instruments (note 4.4)	2,903	2,184
Derivatives used as hedging instruments (liability)	2,903	2,184
Borrowings (non-current) (note 4.5)	24,318	12,961
Borrowings (current) (note 4.5)	1,466	13,684
Trade payables	15,587	8,870
Other liabilities (non-current)	100	360
Other liabilities (current)	23,606	19,600
– less VAT and duties payable	(875)	(590)
Financial liabilities measured at amortised cost	64,202	54,885
Total financial liabilities at the end of the year by category[1]	67,105	57,069
1. Please refer to note 4.5 for a maturity analysis for non-current and current borrowings.
Financial assets with the exception of other financial assets and the non-current part of other receivables and prepayments (DKK 206 million in 2022, DKK 267 million in 2021) are all due within one year. Other financial assets at amortised cost include DKK 433 million which are due in more than five years (DKK 335 million in 2021). Other financial assets measured at fair value through the income statement are minor shareholdings.

Fair value measurement hierarchy
DKK million	2022	2021
Active market data	11,288	7,169
Directly or indirectly observable market data	2,727	1,690
Not based on observable market data	34,159	25,756
Total financial assets at fair value	48,174	34,615
Active market data	—	—
Directly or indirectly observable market data	2,903	2,184
Not based on observable market data	—	—
Total financial liabilities at fair value	2,903	2,184
Financial assets and liabilities measured at fair value can be categorised using the fair value measurement hierarchy above. There were no transfers between the 'Active market data' and 'Directly or indirectly observable market data' categories during 2022 or 2021. Disclosed fair value of issued Eurobonds are based on 'Active market data'. There are no significant intangible assets or items of property, plant and equipment measured at fair value. For a description of the credit quality of financial assets such as trade receivables, cash at bank, current debt and derivative financial instruments, please refer to notes 4.3 and 4.4.

Accounting policies
Depending on purpose, Novo Nordisk classifies financial instruments into the following categories:

– Financial assets at fair value through the income statement
– Financial assets used as hedging instruments
– Financial assets at amortised cost
– Financial assets at fair value through other comprehensive income
– Financial liabilities used as hedging instruments
– Financial liabilities at amortised cost

Management determines the classification of its financial instruments on initial recognition and re-evaluates this at the end of every reporting period to the extent that such a classification is permitted or required.
Recognition and measurement
Financial assets at fair value through the income statement consist of equity investments and marketable securities. These financial instruments are initially recognised at fair value. Equity investments are included in other financial assets. Net gains and losses arising from changes in the fair value of equity instruments and marketable securities are recognised in the income statement as financial income or expenses. For a description of accounting policies on derivative financial instruments designated to hedge accounting, please refer to note 4.4.

Financial assets at fair value through other comprehensive income are trade receivables that are held to collect or to sell in factoring agreements.

Financial assets at amortised cost are cash at bank and non-derivative financial assets solely with payments of principal and interest. Novo Nordisk normally 'holds-to-collect' the financial assets to attain the contractual cash flows. If collection is expected within one year (or in the normal operating cycle of the business, if longer), they are classified as current assets. If not, they are presented as non-current assets. These are initially measured at fair value less transaction costs, except for trade receivables that are initially measured at the transaction price. Subsequently, they are measured at amortised cost using the effective interest method less impairment. For a description of accounting policies on trade receivables, please refer to note 3.4.

Purchases and sales of financial assets are recognised on the settlement date. Financial assets are removed from the balance sheet when the rights to receive cash flows have expired or have been transferred and Novo Nordisk has substantially transferred all the risks and rewards of ownership.

Financial liabilities at fair value through the income statement consist of financial derivative instruments.

Financial liabilities at amortised cost consist of borrowings (loans, issued Eurobonds, bank overdrafts and lease liabilities), trade payables and other liabilities (primarily employee cost payables, payables related to non-current assets, sales rebates as well as deferred revenue). Other liabilities primarily comprises employee cost payables, payables related to non-current assets, sales rebates as well as deferred revenue. These are initially recognised at the fair value of the proceeds received less transaction costs. The difference between the proceeds received and the nominal value is recognised in financial expenses over the term of the loan using the effective interest method. For initial recognition of lease liabilities refer to note 4.5.

Financial liabilities are derecognised when the obligation is repaid, cancelled or expires.

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Fair value measurement
If an active market exists, the fair value of a financial instrument is based on the most recently observed market price at the end of the reporting period.
If a financial instrument is quoted in a market that is not active, Novo Nordisk bases its valuation on the most recent transaction price. Adjustment is made for subsequent changes in market conditions, for instance by including transactions in similar financial instruments assumed to be motivated by normal business considerations. The fair values of quoted investments are based on current bid prices at the end of the reporting period.

Financial assets for which no active market exists are carried at fair value based on a valuation methodology. The fair value of such financial instruments are determined on the basis of quoted market prices of financial instruments traded in active markets. The fair value of standard and simple financial instruments, such as foreign exchange forward contracts, interest rate swaps, currency swaps and unlisted bonds, is measured according to generally accepted valuation techniques. Market-based input are used to measure the fair value.

The fair value of trade receivables in a factoring portfolio is calculated based on the net invoice amount (invoice amount less charge-backs) less the fee payable to the factoring entity. The factoring fee is insignificant due to the short period between the time of sale to the factoring entity and the invoice due date and the rate applicable. Inputs into the estimate of US wholesaler charge-backs are described in note 2.1.
4.10 Financial income and expenses

Financial income
DKK million	2022	2021	2020
Financial income
Interest income[1]	239	231	337
Foreign exchange gain (net)	—	—	1,142
Financial gain from forward contracts (net)	—	2,316	—
Capital gain on investments, etc.	—	340	—
Result of associated companies	—	—	149
Total financial income	239	2,887	1,628
Financial expenses
Interest expenses[1]	378	289	390
Foreign exchange loss (net)	2,885	1,972	—
Financial loss from forward contracts (net)	1,766	—	1,889
Capital loss on investments, etc.	124	—	195
Capital loss on marketable securities	463	44	—
Result of associated companies	189	24	—
Other financial expenses	181	122	150
Total financial expenses	5,986	2,451	2,624
1. Total interest income and expenses is measured at amortised cost for financial assets and liabilities.

Financial impact from forward contracts, specified
DKK million	2022	2021	2020
Income/(loss) transferred from other comprehensive income	(1,740)	1,802	(329)
Value adjustment of transferred contracts	(3,772)	(1,411)	79
Unrealised fair value adjustments of forward contracts[2]	(1,202)	1,246	(835)
Realised foreign exchange gain/(loss) on forward contracts	4,948	679	(804)
Financial income/(expense) from forward contracts	(1,766)	2,316	(1,889)
2. Please refer to note 4.4 Derivative financial instruments for information on open fair value hedge contracts at 31 December.
Accounting policies
As described in note 4.3, Management has chosen to classify the result of hedging activities as part of financial items in the income statement except for foreign currency-risk cash flow hedges on highly probable non-financial asset purchases, where the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Financial items primarily relate to foreign exchange elements and are mainly impacted by the cumulative value adjustment of cash flow hedges transferred from other comprehensive income to the income statement when the hedged transaction is recognised in the income statement.

In addition, value adjustments of fair value hedges are recognised in financial income and financial expenses along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.

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Section 5
Other disclosures

5.1 Share-based payment schemes

Share-based payment expensed in the income statement
DKK million	2022	2021	2020
Restricted stock units to employees	265	189	189
Long-term share-based incentive programme (Management Board)[1]	250	234	162
Long-term share-based incentive programme (management group below Management Board)	819	598	436
Shares allocated to individual employees	205	19	36
Share-based payment expensed in the income statement	1,539	1,040	823
1. In 2021, Novo Nordisk introduced a new share-based compensation programme with terms, which amortises the grant date valuation over three years (2019 and 2020 programmes were amortised over four years). The 2022 expense includes amortisation of the 2019, 2020, 2021 and 2022 programmes.

Outstanding restricted stock units (million)	Restricted stock units to employees			Shares for Management Board			Shares for management group below Management Board			Shares allocated to individual employees			Total
	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020	2022	2021	2020
Outstanding at the beginning of the year	2.0	2.1	2.1	2.2	1.8	1.3	5.5	4.5	3.2	0.2	0.2	0.3	9.9	8.6	6.9
Released allocated shares	(0.0)	(0.1)	(0.0)	(0.5)	(0.3)	(0.1)	(1.2)	(0.6)	(0.2)	(0.1)	(0.1)	(0.1)	(1.8)	(1.1)	(0.4)
Cancelled allocated shares	—	—	—	(0.1)	0.0	(0.0)	(0.2)	(0.3)	(0.1)	(0.0)	(0.0)	(0.0)	(0.3)	(0.3)	(0.1)
Allocated in the year	0.4	—	—	0.4	0.5	0.4	1.7	1.6	1.0	0.4	0.1	—	2.9	2.2	1.4
Performance adjustment[2]	—	—	—	—	0.2	0.2	—	0.3	0.6	—	—	—	—	0.5	0.8
Outstanding at the end of the year	2.4	2.0	2.1	2.0	2.2	1.8	5.8	5.5	4.5	0.5	0.2	0.2	10.7	9.9	8.6
2. The number of shares for Management Board and management group below Management Board has been adjusted as the targets set by the Board are expected to be exceeded for the 2019, 2020, 2021 and 2022 programmes.

Restricted stock units to employees
In appreciation of the efforts of employees during recent years, as of 1 August 2019, all employees in the company were offered 75 restricted stock units. A restricted stock unit gives the holder the right to receive one Novo Nordisk B share free of charge in February 2023, subject to continued employment. The cost of the DKK 660 million programme is amortised over the vesting period.

Long-term share-based incentive programme

Management Board
On 31 January 2023, the Board of Directors approved an interim allocation of 0.4 million Novo Nordisk B shares to the members of the Management Board for the 2022 financial year. The number of shares is periodically estimated based on long-term incentive performance. The final number of shares allocated for the 2022 programme is to be decided at the end of the performance period in 2024. The value at launch of the programme (adjusted for expected dividends) was DKK 234 million.

The cost of the 2022 programme is amortised over the vesting period of 2022-2024 at an annual amount of DKK 78 million. The maximum share allocation cannot exceed 26 months' base salary for the CEO, 19.5 months' base salary for executive vice presidents and up to 15.6 months' base salary for senior vice presidents. Financial targets are set by the Board for a three-year period, while every year the Board sets the non-financial targets, with the first time having been in February 2022 for the year 2022.

The grant date of the programme was February 2022, and the share price used for the determining the grant date fair value of the award was the average share price for Novo Nordisk B shares on Nasdaq Copenhagen in the period 2-16 February 2022, adjusted for the expected dividend (DKK 639). Based on the split of participants when the share allocation was decided, 47% of the allocated shares will be allocated to members of Executive Management and 53% to other members of the Management Board.

The shares allocated for 2019 were released to the individual participants subsequent to approval of the 2022 Annual Report by the Board of Directors and after the announcement of the 2022 full-year financial results on 1 February 2023. The shares allocated correspond to a value at launch of the programme of DKK 152 million, expensed over the vesting period of 2019-2022. The number of shares to be transferred (0.6 million shares) is higher than the original number of shares allocated, as the average sales growth in the three-year vesting period was above the maximum performance target set by the Board and consequently, the number of shares increased by 30%.

All restricted stock units and shares allocated to Management are settled by treasury shares at the time of vesting.

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General terms and conditions of 2020-2022 programmes
	Shares for Management Board			Shares for management group below Management Board			Shares allocated to individual employees
	2022	2021	2020	2022	2021	2020	2022	2021	2020
Number of shares awarded in the year (million)	0.4	0.5	0.4	1.7	1.6	1.0	0.4	0.1	0.0
Value per share at launch (DKK)	639	423	411	639	423	411	743	538	391
Total market value at year-end (DKK million)	234	223	152	1,062	649	416	316	71	17
Performance and vesting period	2022 to 2024	2021 to 2023	2020 to 2023	2022 to 2024	2021 to 2023	2020 to 2023	2022 to 2025	2021 to 2024	2020 to 2023
Allocated to recipients	Feb 2025	Feb 2024	Feb 2024	Feb 2025	Feb 2024	Feb 2024	2025	2024	2023
Amortisation period	3 years	3 years	4 years	3 years	3 years	4 years	3 years	3 years	3 years

Management group below the Management Board
The management group below the Management Board has a share-based incentive programme with similar performance criteria. For 2022, a total of 1.7 million shares have currently been allocated to this group, corresponding to a value at launch of the programme adjusted for expected dividends of DKK 1,062 million. The number of shares is periodically estimated based on long-term incentive performance. The final number of shares allocated for the 2022 programme is decided at the end of the performance period in 2024. The cost of the 2022 programme is amortised over the vesting period of 2022-2024 at an annual amount of DKK 354 million. Financial targets are set by the Board for a three-year period, while every year the Board sets the non-financial targets.

The shares allocated for 2019 were released to the individual participants subsequent to approval of the 2022 Annual Report by the Board of Directors and after the announcement of the 2022 full-year financial results on 1 February 2023. The shares allocated correspond to a value at launch of the programme of DKK 387 million amortised over the period 2019-2022. The number of shares to be transferred (1.5 million shares) is higher than the original number of shares allocated, as the average sales growth in the three-year vesting period was above the maximum performance target set by the Board and consequently the number of shares increased by 30%.

Accounting policies
Share-based compensation
Novo Nordisk operates equity-settled, share-based compensation plans.
The fair value of the employee services received in exchange for the grant of shares is recognised as an expense and allocated over the vesting period.

The total amount to be expensed over the performance and vesting period is determined by reference to the fair value of the shares granted, excluding the impact of any non-market vesting conditions. The fair value is fixed at the grant date, and adjusted for expected dividends during the vesting period. Non-market vesting conditions are included in assumptions about the number of shares that are expected to vest. At the end of each reporting period, Novo Nordisk revises its estimates of the number of shares expected to vest. Novo Nordisk recognises the impact of the revision of the original estimates, if any, in the income statement and in a corresponding adjustment to equity (change in proceeds) over the remaining vesting period. Adjustments relating to prior years are included in the income statement in the year of adjustment.

5.2 Commitments

Contractual obligations not recognised in the balance sheet
DKK million (Undiscounted)	Current	Non-current	Total
2022
Leases[1]	205	1,641	1,846
Research and development obligations	5,988	7,582	13,570
Research and development – potential milestone payments[2]	376	5,011	5,387
Commercial product launch – potential milestone payments[2]	—	7,598	7,598
Purchase obligations relating to investments in property, plant and equipment	1,696	1,427	3,123
Other purchase obligations	18,762	14,366	33,128
Total obligations not recognised in the balance sheet	27,027	37,625	64,652
2021
Leases[1]	145	636	781
Research and development obligations	4,196	6,357	10,553
Research and development – potential milestone payments[2]	771	4,220	4,991
Commercial product launch – potential milestone payments[2]	—	5,966	5,966
Purchase obligations relating to investments in property, plant and equipment	545	—	545
Other purchase obligations	13,407	5,998	19,405
Total obligations not recognised in the balance sheet	19,064	23,177	42,241
1. Predominantly relates to estimated variable property taxes, leases committed but not yet commenced and low value leases.
2. Potential milestone payments are associated with uncertainty as they are linked to successful achievements in research activities.

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Contractual obligations
Research and development obligations include contingent payments related to achieving development milestones. Such amounts entail uncertainties in relation to the period in which payments are due because a proportion of the obligations are dependent on milestone achievements. Exercise fees and subsequent milestone payments under in-licensing option agreements are excluded, as Novo Nordisk is not contractually obligated to make such payments. Commercial product launch milestones include contingent payments solely related to achievement of a commercial product launch following regulatory approval.

Commercial milestones, royalties and other payments based on a percentage of sales generated from sale of goods following marketing approval are excluded from the contractual commitments analysis because of their contingent nature, related to future sales.

The purchase obligations related to investments in property, plant and equipment primarily relates to production capacity expansion projects. Novo Nordisk expects to fund these commitments with existing cash and cash flow from operations.

The contractual obligations not recognised in the balance sheet represent contractual payments and are not discounted and are not risk-adjusted.

Other guarantees
Other guarantees amount to DKK 1,222 million (DKK 1,251 million in 2021). Other guarantees primarily relate to performance guarantees issued by
Novo Nordisk.

5.3 Acquisition of businesses

Fair value recognised at date of acquisition
	2022	2021
DKK million	Forma Thera- peutics	Dicerna Pharma-ceuticals
Intellectual property rights	5,766	18,687
Other intangible assets	492	24
Financial assets	77	31
Marketable securities	1,470	861
Cash	1,027	3,033
Deferred tax assets (liabilities), net	(1,233)	(3,480)
Other net assets	(21)	(1,468)
Net identifiable assets acquired	7,578	17,688
Goodwill	524	4,346
Purchase price	8,102	22,034
Settlement of pre-existing relationship	—	(145)
Fair value of existing shareholdings	—	(573)
Consideration transferred	8,102	21,316
Cash acquired	(1,027)	(3,033)
Cash used for acquisition of businesses	7,075	18,283

Business combinations in 2022
On 14 October 2022, Novo Nordisk acquired all outstanding shares of the publicly held US company Forma Therapeutics Holdings, Inc. at a price of 20 USD per share via a cash tender offer, equal to a total purchase price of DKK 8,102 million. Novo Nordisk had no pre-acquisition ownership stake in, or pre-existing collaboration with Forma Therapeutics Holdings, Inc.

About Forma Therapeutics Holdings, Inc.
Forma Therapeutics Holdings, Inc., including its two fully owned subsidiaries Forma Therapeutics, Inc. and Forma Securities Corp, (Collectively Forma Therapeutics) is a clinical-stage biopharmaceutical company focused on the research, development and commercialization of novel therapeutics to transform the lives of patients with rare haematological diseases.

Strategic rationale
The acquisition of Forma Therapeutics, including its lead development candidate, etavopivat, is aligned with Novo Nordisk’s strategy to complement and accelerate its scientific presence and pipeline in haemoglobinopathies, a group of disorders in which there is abnormal production or structure of the haemoglobin protein in the red blood cells. Etavopivat, an investigational oral, once-daily, selective pyruvate kinase-R (PKR) activator, is being developed to improve anaemia and red blood cell health in people with sickle cell disease (SCD), a seriously debilitating, life-threatening and life shortening disease.

Details of the acquisition
The purchase price allocated to goodwill, intellectual property rights, other intangible assets, and deferred tax assets and liabilities, is considered provisional due to uncertainty on key assumptions which require detailed analysis which has not been possible to conclude as of 31 December 2022. Adjustments may be applied to the purchase price allocation for a period of up to 12 months from the acquisition date.

The goodwill is primarily attributable to the highly-skilled workforce in place at Forma Therapeutics. The goodwill is fully allocated to the rare disease business segment and is not deductible for tax purposes.

Transaction costs of DKK 51 million are included in other operating income and expenses in the income statement for 2022.

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Business combinations in 2021
On 28 December 2021, Novo Nordisk acquired all outstanding shares of the publicly held US company Dicerna Pharmaceuticals, Inc. via a cash tender offer. Before the acquisition, Novo Nordisk held 2.9% of the shares in Dicerna Pharmaceuticals, Inc. at a fair value of DKK 573 million.

The total purchase price amounts to DKK 22,034 million, which has been settled by the fair value of existing shareholdings of DKK 573 million, settlement of a pre-existing relationship of DKK 145 million and a cash consideration of DKK 21,316 million.

The goodwill is primarily attributable to the highly-skilled workforce and expected synergies generated from Novo Nordisk's know-how and commercialisation abilities within protein and peptide based medicines and Dicerna Pharmaceuticals, Inc.’s know-how within RNAi technology. The goodwill is not deductible for tax purposes.

Transaction costs of DKK 124 million are included in other operating income and expenses in the income statement for 2021.

At end of 2021, the purchase price allocation for the acquisition of Dicerna Pharmaceuticals, Inc. was provisional. The allocation was finalised in 2022 without any adjustments.

Accounting policies
The acquisition method of accounting is used to account for all business combinations.

The purchase price for a business comprises the fair values of the assets transferred, liabilities incurred to the former owners including warrant holders of the acquired business and the fair value of any asset or liability resulting from a contingent consideration arrangement. Any amount of the purchase price which effectively comprises a settlement of a pre-existing relationship is not part of the exchange for the acquiree and is therefore not included in the consideration for the purpose of applying the acquisition method. Settlements of pre-existing relationships are accounted for as separate transactions in accordance with the relevant IFRS standards.

Identifiable assets and liabilities and contingent liabilities assumed are measured at fair value at the date of acquisition by applying relevant valuation methods. Acquisition-related costs are expensed as incurred.
Goodwill is recognised at the excess of purchase price over the fair value of net identifiable assets acquired and liabilities assumed.

Key accounting estimate in determining the fair value of intangible assets and judgement of whether a transaction is an asset acquisition or a business combination
Management makes judgements related to intangible assets when assessing whether a transaction is a business combination or an asset acquisition. The assessment of whether a transaction is a business combination or an asset acquisition involves the optional concentration test, which is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If met the transaction is accounted for as an asset acquisition. If not met, an assessment is made if the acquired company comprise of a business, and should be accounted for as a business combination.

The application of the acquisition method involves the use of significant estimates as the identifiable net assets of the acquiree are recognised at their fair value for which observable market prices are typically not available. This is particularly relevant for intangible assets which require use of valuation techniques typically based on estimates of present value of future uncertain cash flows.

For the 2022 acquisition of Forma Therapeutics Holdings, Inc. valuations of intellectual property rights were based on estimated and risk adjusted net present value of future cash flows. For the 2021 acquisition of Dicerna Pharmaceuticals, Inc. valuation of intellectual property rights is mainly based on Relief From Royalty models, where Management has estimated the net present value of royalties and milestone payments, if the existing research collaboration and license agreement had been extended in time and scope to cover all of the proprietary RNAi technology. Further, pipeline assets and research collaboration and license agreements with other parties than Novo Nordisk are valued based on estimated and risk adjusted net present value of future cash flows.

5.4 Related party transactions

Material transactions with related parties
DKK million	2022	2021	2020
Novo Holdings A/S
Purchase of Novo Nordisk B shares	6,984	6,695	5,963
Dividend payment to Novo Holdings A/S	7,207	6,144	5,767
NNIT Group
Services provided by NNIT	660	593	775
Dividend payment from NNIT	—	(4)	(18)
Novozymes Group
Services provided by Novo Nordisk	(78)	(116)	(113)
Services provided by Novozymes	92	78	72
Novo Nordisk A/S is controlled by Novo Holdings A/S (incorporated in Denmark), which owns 28.1% of the share capital in Novo Nordisk A/S, representing 76.9% of the total number of votes. The remaining shares are widely held. The ultimate parent of the Group is the Novo Nordisk Foundation (incorporated in Denmark). Both entities are considered related parties.

As associated companies of Novo Nordisk A/S, NNIT Group and Churchill Stateside Solar Fund XIV, LLC ('CS Solar Fund XIV') are considered related parties. As associated companies of Novo Holdings A/S, Unchained Labs, Inc. and Altascience Company Inc. are considered related parties to Novo Nordisk A/S. As they share a controlling shareholder, the Novozymes Group, Sonion Group and Xellia Pharmaceuticals are also considered to be related parties, as well as the Board of Directors and Executive Management of Novo Nordisk A/S.

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In 2022, Novo Nordisk A/S acquired 8,415,000 B shares, worth DKK 7.0 billion, from Novo Holdings A/S as part of the DKK 24.0 billion share repurchase programme. The transaction price for each transaction was calculated as the average market price in the open window period following the announcements of the financial results for the four quarters in 2022.

In Novo Nordisk A/S, there were no transactions with the Board of Directors or Executive Management besides remuneration. There were no other transactions with the Board of Directors or Executive Management of NNIT A/S, Novozymes A/S, Novo Holdings A/S, the Novo Nordisk Foundation, Xellia Pharmaceuticals ApS, Unchained Labs, Inc., Sonion A/S or CS Solar Fund XIV.

For information on remuneration of the Management of Novo Nordisk, please refer to note 2.4 Employee costs. There were no loans to the Board of Directors or Executive Management in 2022, nor were there any in 2021 or 2020.

There were no material unsettled balances with related parties at the end of the year.

5.5 Fee to statutory auditors

DKK million	2022	2021	2020
Statutory audit[1]	38	26	26
Audit-related services	2	3	3
Tax advisory services	3	4	9
Other services	12	4	4
Total fee to statutory auditors	55	37	42
1. 2022 statutory audit fee includes DKK 9 million of additional fee related to 2021.
Fees for services other than statutory audit of the financial statements amount to DKK 17 million (DKK 11 million in 2021 and DKK 16 million in 2020).

In 2022, Deloitte Statsautoriseret Revisionspartnerselskab provided other services than statutory audit in the amount of DKK 12 million (DKK 6 million in 2021) which relate to tax compliance and transfer pricing, management consulting for strategic projects, educational training, review of ESG data, and other assurance assessments and opinions.

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab (PricewaterhouseCoopers Denmark) provided other services in the amount of DKK 9 million in 2020 which relate to tax compliance and transfer pricing, educational training, review of ESG data, due diligence and other assurance assessments and opinions.

5.6 General accounting policies

Principles of consolidation
The consolidated financial statements incorporate the financial statements of the parent company Novo Nordisk A/S and entities controlled by Novo Nordisk A/S. Control exists when Novo Nordisk has effective power over the entity and has the right to variable returns from the entity. The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition and up to the effective date of disposal.

Functional and presentation currency
Items included in the financial statements of Novo Nordisk's entities are measured using the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in Danish kroner (DKK), which is also the functional and presentation currency of the parent company.

Translation of transactions and balances
Foreign currency transactions are translated into the functional currency using the prevailing exchange rates at the transaction dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities are recognised in the income statement.
Foreign currency differences arising from the translation of effective qualifying cash flow hedges are recognised in other comprehensive income.

Translation of Group companies
Financial statements of foreign subsidiaries are translated into DKK at the exchange rates prevailing at the end of the reporting period for balance sheet items, and at average exchange rates for income statement items.
All effects of exchange rate adjustments are recognised in other comprehensive income.

Cash flow statement
The Cash flow statement is presented in accordance with the indirect method commencing with net profit for the year.

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5.7 Companies in the Novo Nordisk Group

Activity:	•	Sales and marketing	•	Production
	•	Research and development	•	Services/investments

Company and country		Activity
Parent company
Novo Nordisk A/S, Denmark		•	•	•	•

Subsidiaries by geographical area

Company and country	Percentage of shares owned	Activity
North America Operations
Novo Nordisk Canada Inc., Canada	100	•
Novo Nordisk Inc., US	100	•
Novo Nordisk North America Operations A/S, Denmark	100				•
Novo Nordisk Pharmaceutical Industries LP, US	100		•
Novo Nordisk Pharmatech US, Inc., US	100	•
Novo Nordisk Pharma, Inc., US	100	•
Novo Nordisk Research Center Indianapolis, Inc., US	100			•
Novo Nordisk Research Center Seattle, Inc., US	100			•
Novo Nordisk US Bio Production, Inc., US	100		•
Novo Nordisk US Commercial Holdings, Inc., US	100				•
Novo Nordisk US Holdings Inc., US	100				•
Corvidia Therapeutics, Inc., US	100			•
Dicerna Pharmaceuticals, Inc., US	100			•
Emisphere Technologies, Inc., US	100				•
Forma Therapeutics, Inc., US	100			•

Region International Operations
Novo Nordisk Pharmaceuticals A/S, Denmark	100				•
Novo Nordisk Pharma Operations A/S, Denmark	100	•			•
Novo Nordisk Region AAMEO and LATAM A/S, Denmark	100				•
Novo Nordisk Region Europe A/S, Denmark	100				•
Novo Nordisk Region Japan & Korea A/S, Denmark	100				•

Region EMEA
Aldaph SpA, Algeria	100	•	•
Novo Nordisk Pharma GmbH, Austria	100	•
S.A. Novo Nordisk Pharma N.V., Belgium	100	•
Novo Nordisk Pharma d.o.o., Bosnia and Herzegovina	100	•
Novo Nordisk Pharma EAD, Bulgaria	100	•
Novo Nordisk Hrvatska d.o.o., Croatia	100	•
Novo Nordisk s.r.o., Czech Republic	100	•
Novo Nordisk Denmark A/S, Denmark	100	•
Novo Nordisk Pharmatech A/S, Denmark	100	•	•
Novo Nordisk Egypt LLC, Egypt	100	•

Company and country	Percentage of shares owned	Activity
Novo Nordisk Egypt Pharmaceuticals Ltd., Egypt	100	•
Novo Nordisk Farma OY, Finland	100	•
Novo Nordisk, France	100	•
Novo Nordisk Production SAS, France	100		•
Novo Nordisk Pharma GmbH, Germany	100	•
Novo Nordisk Hellas Epe., Greece	100	•
Novo Nordisk Hungária Kft., Hungary	100	•
Novo Nordisk Limited, Ireland	100	•
Novo Nordisk Ltd, Israel	100	•
Novo Nordisk S.P.A., Italy	100	•
Novo Nordisk Kazakhstan LLP, Kazakhstan	100	•
Novo Nordisk Kenya Ltd., Kenya	100	•
Novo Nordisk Pharma SARL, Lebanon	100	•
UAB Novo Nordisk Pharma, Lithuania	100	•
Novo Nordisk Farma dooel, North Macedonia	100	•
Novo Nordisk Pharma SAS, Morocco	100	•
Novo Nordisk B.V., Netherlands	100	•
Novo Nordisk Finance (Netherlands) B.V., Netherlands	100				•
Novo Nordisk Pharma Limited, Nigeria	100	•
Novo Nordisk Norway AS, Norway	100	•
Novo Nordisk Pharmaceutical Services Sp. z.o.o., Poland	100	•
Novo Nordisk Pharma Sp.z.o.o., Poland	100	•
Novo Nordisk Portugal, Lda., Portugal	100	•
Novo Nordisk Farma S.R.L., Romania	100	•
Novo Nordisk Limited Liability Company, Russia	100	•	•
Novo Nordisk Production Support LLC, Russia	100				•
Novo Nordisk Saudi for Trading, Saudi Arabia	100	•
Novo Nordisk Pharma d.o.o. Belgrade (Serbia), Serbia	100	•
Novo Nordisk Slovakia s.r.o., Slovakia	100	•
Novo Nordisk, d.o.o., Slovenia	100	•
Novo Nordisk (Pty) Limited, South Africa	100	•
Novo Nordisk Pharma S.A., Spain	100	•
Novo Nordisk Scandinavia AB, Sweden	100	•
Novo Nordisk Health Care AG, Switzerland	100	•		•	•
Novo Nordisk Pharma AG, Switzerland	100	•
Novo Nordisk Tunisie SARL, Tunisia	100	•
Novo Nordisk Saglik Ürünleri Tic. Ltd. Sti., Turkey	100	•
Novo Nordisk Ukraine, LLC, Ukraine	100	•
Novo Nordisk Pharma Gulf FZE, United Arab Emirates	100	•
Novo Nordisk Holding Limited, UK	100				•
Novo Nordisk Limited, UK	100	•
Novo Nordisk Research Centre Oxford Limited, UK	100			•

Company and country	Percentage of shares owned	Activity
Region China
Novo Nordisk (China) Pharmaceuticals Co. Ltd., China	100	•	•
Novo Nordisk (Shanghai) Pharma Trading Co., Ltd., China	100	•
Novo Nordisk Region China A/S, Denmark	100				•
Novo Nordisk Hong Kong Limited, Hong Kong	100	•
Novo Nordisk Pharma (Taiwan) Ltd., Taiwan	100	•
Beijing Novo Nordisk Pharmaceuticals Science & Technology Co., Ltd., China	100			•

Region Rest of World
Novo Nordisk Pharma Argentina S.A., Argentina	100	•
Novo Nordisk Pharmaceuticals Pty. Ltd., Australia	100	•
Novo Nordisk Pharma (Private) Limited, Bangladesh	100	•
Novo Nordisk Produção Farmacêutica do Brasil Ltda., Brazil	100		•
Novo Nordisk Farmacêutica do Brasil Ltda., Brazil	100	•
Novo Nordisk Farmacéutica Limitada, Chile	100	•
Novo Nordisk Colombia SAS, Colombia	100	•
Novo Nordisk India Private Limited, India	100	•
Novo Nordisk Service Centre (India) Pvt. Ltd., India	100				•
PT. Novo Nordisk Indonesia, Indonesia	100	•
Novo Nordisk Pars, Iran	100	•	•
Novo Nordisk Pharma Ltd., Japan	100	•	•
Novo Nordisk Pharma (Malaysia) Sdn Bhd, Malaysia	100	•
Novo Nordisk Pharma Operations Sdn Bhd, Malaysia	100	•
Novo Nordisk Mexico S.A. de C.V., Mexico	100	•
Novo Nordisk Pharmaceuticals Ltd., New Zealand	100	•
Novo Nordisk Pharma (Private) Limited, Pakistan	100	•
Novo Nordisk Panama S.A., Panama	100	•
Novo Nordisk Peru S.A.C., Peru	100	•
Novo Nordisk Pharmaceuticals (Philippines) Inc., Philippines	100	•
Novo Nordisk Pharma (Singapore) Pte Ltd., Singapore	100	•
Novo Nordisk India Holding Pte Ltd., Singapore	100				•
Novo Nordisk Pharma Korea Ltd., South Korea	100	•
Novo Nordisk Lanka (PVT) Ltd, Sri Lanka	100	•
Novo Nordisk Pharma (Thailand) Ltd., Thailand	100	•
Novo Nordisk Vietnam Ltd., Vietnam	100	•
Other subsidiaries and associated companies
NNE A/S, Denmark	100				•
NNIT A/S, Denmark	18				•
CS Solar Fund XIV, LLC, US	99				•
Companies without significant activities are not included in the list.
NNE A/S subsidiaries are not included in the list.

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Financial definitions
(part of Management's review – not audited)

Financial ratios have been calculated in accordance with the guidelines from the Danish Society of Financial Analysts, and supplemented by certain key ratios for Novo Nordisk. Financial ratios are described below and in the section 'Non-IFRS financial measures'.

ADR
An American Depository Receipt (or ADR) represents ownership of the shares of a non-US company and trades in US financial markets.

Basic earnings per share (EPS)
Net profit divided by the average number of shares outstanding.

Diluted earnings per share
Net profit divided by average number of shares outstanding, including the dilutive effect of the outstanding restricted stock units.

Dividend payout ratio
Total dividends for the year as a percentage of net profit.

Effective tax rate
Income taxes as a percentage of profit before income taxes.

Gross margin
Gross profit as a percentage of net sales.

Net profit margin
Net profit as a percentage of net sales.

Number of shares outstanding
The total number of shares, excluding the holding of treasury shares.

Operating margin
Operating profit as a percentage of net sales.

Purchase of intangible assets
Cash flow statement amount for the purchase of intangible assets.

Purchase of property, plant and equipment
Cash flow statement amount for the purchase of property, plant and equipment.

The definition of capital expenditure was redefined in 2019. Capital expenditure is now defined as purchase of property, plant and equipment from the cash flow statement. The amount for 2018 have been restated
in 'Financial highlights'.

Working capital
Working capital measures the liquid assets Novo Nordisk has available for operations.

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Non-IFRS financial measures

(part of Management's review – not audited)

In the Annual Report, Novo Nordisk discloses certain financial measures of the Group’s financial performance, financial position and cash flows that reflect adjustments to the most directly comparable measures calculated and presented in accordance with IFRS. These non-IFRS financial measures may not be defined and calculated by other companies in the same manner, and may therefore not be comparable.

The non-IFRS financial measures presented in the Annual Report are:

– sales and operating profit in constant exchange rates (CER)
– return on invested capital (ROIC)
– free cash flow
– cash to earnings

IFRS refers to an IFRS financial measure.

Sales and operating profit growth in constant exchange rates
'Growth in constant exchange rates' means that the effect of changes in exchange rates is excluded. It is defined as sales/operating profit for the period measured at the average exchange rates for the same period of the prior year, compared with net sales/operating profit for the same period of the prior year. Price adjustments within hyperinflation countries as defined in IAS 29 'Financial reporting in hyperinflation economies' are excluded from the calculation to avoid growth in constant exchange rates being artificially inflated. Growth in constant exchange rates is considered to be relevant information for investors in order to understand the underlying development in sales and operating profit by adjusting for the impact of currency fluctuations.

Sales in constant exchange rates
DKK million	2022	2021	2020
Net sales IFRS	176,954	140,800	126,946
Effect of exchange rate	(13,024)	3,643	3,254
Sales in constant exchange rates	163,930	144,443	130,200
Net sales previous year	140,800	126,946	122,021
% increase/(decrease) in reported currencies	25.7%	10.9%	4.0%
% increase/(decrease) in constant exchange rates	16.4%	13.8%	6.7%

Operating profit in constant exchange rates
DKK million	2022	2021	2020
Operating profit IFRS	74,809	58,644	54,126
Effect of exchange rate	(7,578)	2,332	1,930
Operating profit in constant exchange rates	67,231	60,976	56,056
Operating profit previous year	58,644	54,126	52,483
% increase/(decrease) in reported currencies	27.6%	8.3%	3.1%
% increase/(decrease) in constant exchange rates	14.6%	12.7%	6.8%

Return on invested capital (ROIC)
'ROIC' is defined as 'operating profit after tax' (using the effective tax rate) as a percentage of average inventories, receivables, property, plant and equipment, intangible assets and deferred tax assets, less non-interest-bearing liabilities including provisions and deferred tax liabilities (where the average is the sum of the above assets and liabilities at the beginning of the year and at year-end divided by two).

Management believes ROIC is a useful measure in providing investors and Management with information regarding the Group's performance. The calculation of this financial target is a widely accepted measure of earnings efficiency in relation to total capital employed.

The following tables show the reconciliation of ROIC with operating profit/equity in %, the most directly comparable IFRS financial measure:

Operating profit/equity in %
DKK million	2022	2021	2020
Operating profit IFRS	74,809	58,644	54,126
/ Equity IFRS	83,486	70,746	63,325
Operating profit/equity in %	89.6%	82.9%	85.5%

ROIC
DKK million	2022	2021	2020
Operating profit after tax	60,146	47,384	42,922
/ Average net operating assets	81,744	68,634	51,824
ROIC in %	73.6%	69.0%	82.8%

ROIC numerator
Reconciliation of operating profit to operating profit after tax:

DKK million	2022	2021	2020
Operating profit IFRS	74,809	58,644	54,126
Tax on operating profit (using effective tax rate)	(14,663)	(11,260)	(11,204)
Operating profit after tax	60,146	47,384	42,922

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ROIC denominator

DKK million	2022	2021	2020
Intangible assets	51,416	43,171	20,657
Property, plant and equipment	66,671	55,362	50,269
Deferred income tax assets	13,427	8,672	5,865
Other receivables and prepayments (non-current)	206	267	674
Inventories	24,388	19,621	18,536
Trade receivables	50,560	40,643	27,734
Tax receivables	940	1,119	289
Other receivables and prepayments (current)	6,005	5,037	4,161
Deferred income tax liabilities	(7,061)	(5,271)	(2,502)
Retirement benefit obligations	(762)	(1,280)	(1,399)
Other liabilities (non-current)	(100)	(360)	—
Provisions (non-current)	(4,590)	(4,374)	(4,526)
Trade payables	(15,587)	(8,870)	(5,717)
Tax payables	(7,091)	(3,658)	(3,913)
Other liabilities (current)	(23,606)	(19,600)	(17,005)
Provisions (current)	(70,287)	(51,520)	(34,814)
Net operating assets	84,529	78,959	58,309
Average net operating assets	81,744	68,634	51,824

Reconciliation of net operating assets to equity: IFRS

DKK million	2022	2021	2020
Equity IFRS	83,486	70,746	63,325
Investment in associated companies	(327)	(525)	(582)
Other financial assets	(1,016)	(916)	(1,066)
Marketable securities	(10,921)	(6,765)	—
Derivative financial instruments	(2,727)	(1,690)	(2,332)
Cash at bank	(12,653)	(10,720)	(12,757)
Borrowings – non-current	24,318	12,961	2,897
Borrowings – current	1,466	13,684	7,459
Derivative financial instruments	2,903	2,184	1,365
Net operating assets	84,529	78,959	58,309
Free cash flow
Free cash flow is a measure of the amount of cash generated in the period which is available for the Board to allocate between Novo Nordisk's capital providers, through measures such as dividends, share repurchases and repayment of debt (excluding lease liability repayments) or for retaining in the business to fund future growth.

The following table shows a reconciliation of free cash flow with net cash generated from operating activities, the most directly comparable IFRS financial measure:

Free cash flow
DKK million	2022	2021	2020
Net cash generated from operating activities IFRS	78,887	55,000	51,951
Net cash used in investing activities IFRS	(24,918)	(31,605)	(22,436)
Net purchase of marketable securities IFRS	2,921	5,937	—
Addition on marketable securities through acquisition of business IFRS	1,470	861	—
Repayment on lease liabilities IFRS	(998)	(874)	(950)
Free cash flow	57,362	29,319	28,565

Cash to earnings
Cash to earnings is defined as 'free cash flow as a percentage of net profit.

Management believes that cash to earnings is an important performance metric because it measures the Group’s ability to turn earnings into cash. Since Management wants this measure to capture the ability of the Group’s operations to generate cash, free cash flow is used as the numerator instead of net cash flow.

The following table shows the reconciliation of cash to earnings to cash flow from operating activities/net profit in %, the most directly comparable IFRS financial measure:

Cash flow from operating activities/net profit in %
DKK million	2022	2021	2020
Net cash generated from operating activities IFRS	78,887	55,000	51,951
/ Net profit IFRS	55,525	47,757	42,138
Cash flow from operating activities/net profit in %	142.1%	115.2%	123.3%

Cash to earnings
DKK million	2022	2021	2020
Free cash flow	57,362	29,319	28,565
/ Net profit IFRS	55,525	47,757	42,138
Cash to earnings	103.3%	61.4%	67.8%

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Statement of Environmental,
Social and Governance (ESG) performance

for the year ended 31 December

	Note	2022	2021	2020
Environmental performance
Resources
Energy consumption for operations (1,000 GJ)	7.1	3,677	3,387	3,191
Share of renewable power for production sites	7.1	100%	100%	100%
Water consumption for production sites (1,000 m3)	7.2	3,918	3,488	3,368
Breaches of environmental regulatory limit values	7.3	75	12	15
Emissions and waste
Scope 1 emissions (1,000 tonnes CO2)	7.4	76	77	75
Scope 2 emissions (1,000 tonnes CO2)	7.4	16	16	15
Scope 3 emissions (1,000 tonnes CO2)[1]	7.4	2,041	N/A	N/A
Waste from production sites (tonnes)	7.5	213,505	180,806	140,783
Social performance
Patients
Patients reached with Novo Nordisk's Diabetes care products (estimate in millions)	8.1	36.3	34.6	32.8
– Hereof reached via the Novo Nordisk Access to Insulin Commitment (estimate in millions)[2]	8.1	1.8	1.7	3.2
– Hereof children reached through the Changing Diabetes® in Children programme (cumulative)	8.1	41,033	31,846	28,296
People & employees
Employees	8.2	55,185	48,478	45,323
Employee turnover	8.2	8.2%	11.0%	7.9%
Sustainable employer score[3]	8.3	85%	84%	N/A
Frequency of occupational accidents (number per million working hours)	8.4	1.5	1.3	1.3
Gender in leadership positions (ratio men:women)	8.5	56:44	57:43	59:41
Gender in senior leadership positions (ratio men:women)	8.5	61:39	64:36	65:35
Gender in the Board of Directors (ratio men:women)	8.5	54:46	67:33	62:38
Societies
Change in average list price across US product portfolio (% change to previous year)	8.6	2.4%	1.6%	2.3%
Change in average net price across US product portfolio (% change to previous year)	8.6	(10.5%)	(12.3%)	(16.9%)
Change in average list price across US insulin portfolio (% change to previous year)	8.6	0.0%	0.0%	0.5%
Change in average net price across US insulin portfolio (% change to previous year)	8.6	(19.5%)	(10.9%)	(26.9%)
Total tax contribution (DKK million)	8.7	36,003	32,593	26,376
Donations and other contributions (DKK million)	8.8	126	92	158
Governance performance
Governing processes
Business ethics reviews	9.1	35	37	32
Employees trained in business ethics	9.1	99%	98%	99%
Supplier audits	9.2	294	253	177
Product recalls	9.3	3	1	—
Failed inspections	9.4	—	—	—
Values & trust
Facilitations of the Novo Nordisk Way	9.5	36	34	26
Company reputation (scale 0-100)[4]	9.6	82.3	82.6	N/A
Animals purchased for research	9.7	79,750	47,879	50,036
1. 2022 is the first year of full Scope 3 emissions' disclosure, which in 2020 and 2019 was limited to business flights and product distribution.
2. In 2020, the ceiling price was lowered from USD 4 to USD 3, which affects the comparability of 2021 and prior years.
3. In 2021, the engagement survey was entirely redesigned to support Novo Nordisk’s strategic goals. As a result, a comparison to previous surveys is not appropriate.
4. In 2021, Company reputation replaced Company trust in order to capture more dimensions of how Novo Nordisk is perceived by external stakeholders.

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Notes to the consolidated ESG statement

Section 6
Basis of preparation

General reporting standards and principles
Novo Nordisk's annual reporting complies with the Danish Financial Statements Act. Sections 99a, 99b, 99d and 107d specify the requirements to report on the management of risks related to the environment, climate, human rights, labour and social conditions, anti-corruption, gender distribution and data ethics. These requirements are addressed in the Management review.

As recommended by the Taskforce on Climate-related Financial Disclosures (TCFD), Novo Nordisk is working to integrate two climate change scenarios into the risk management process to identify short-, medium- and long-term risks within the production and supply chain:

– Limiting temperature increase to well below 2ºC scenario, preferably 1.5ºC, compared to pre-industrial times in accordance with the Paris Agreement.
– 4ºC scenario as an alternative high-emission scenario.

Novo Nordisk discloses in accordance with the recommendations put forward by the Carbon Disclosure Project (CDP). For a full breakdown of climate and water impacts, please refer to the publicly available report on Novo Nordisk's CDP disclosures at cdp.net.

Inclusivity
As a pharmaceutical business with global reach, Novo Nordisk is committed to being accountable to those stakeholders who are impacted by the organisation. From the perspective of social responsibility, the key stakeholder groups are patients who rely on Novo Nordisk's products, employees at Novo Nordisk and throughout the Group's value chain, business partners and local communities. Novo Nordisk maps its stakeholders and has processes in place to ensure inclusion of stakeholder concerns and expectations.

Materiality
When assessing whether a disclosure is material to include in the consolidated ESG statement, Management considers whether the matter is of such relevance and importance that it could substantively influence the assessment by providers of financial capital of Novo Nordisk's ability to create value over the short-, medium- and long-term. This assessment builds on ongoing stakeholder engagement and trend-spotting supplemented by data-driven analysis. The identified key issues are addressed by programmes or action plans with clear and measurable targets. The issues presented in the Annual Report are thus deemed to have a significant impact on the Group's Environmental, Social and Governance performance and thereby the future business performance and may support stakeholders in their decision-making.

Responsiveness
The Annual Report reflects how the company is managing operations in ways that consider and respond to stakeholder concerns and interests. The report reaches out to a wide range of stakeholders but is primarily prepared with investors in mind. To all Novo Nordisk stakeholders, the Annual Report is just one element of interaction and communication with the company.

Impact
Understanding, measuring and communicating the positive and negative impacts on society and the planet of Novo Nordisk's activities is important and remains a priority for Novo Nordisk.

Principles of consolidation
The disclosures of energy consumption and CO2 emissions cover production sites, laboratories and offices. The disclosures of water consumption, environmental breaches and waste cover production sites.

The social and governance-related disclosures cover the Novo Nordisk Group, comprising Novo Nordisk A/S and entities controlled by Novo Nordisk A/S. Novo Nordisk Engineering A/S is not in the scope of reporting for Sustainable Employer Score, failed inspections, facilitations of Novo Nordisk Way, employees trained in business ethics and gender in management and senior management. Novo Nordisk Pharmatech A/S is not in scope for facilitations of the Novo Nordisk Way and employees trained in business ethics.

Accounting policies and changes hereto
The accounting policies set out in the notes have been applied consistently in the preparation of the consolidated ESG statement for all the years presented unless stated otherwise below.

Disclosure on emissions has been expanded to include the full range of Scope 3 emissions. Nine categories of the Greenhouse Gas (GHG) Protocol have been found relevant to Novo Nordisk: primarily Scope 3 emissions from purchased goods and services, capital goods, fuel and energy related activities not included in Scope 1 and 2, waste from operations, business travel, employee commuting, upstream and downstream transportation and distribution and end-of-life treatment of sold products.

Additionally, while they were disclosed in the Management review in the Annual Report 2021, the percentage changes in average list price and net price across the US product portfolio and insulin portfolio have now been included in the ESG statement with new accounting policies. Novo Nordisk’s US product portfolio is inclusive of Diabetes, Obesity and Rare Disease products. Percentage change represents a sales weighted average list and net price for the respective calendar year compared to the sales weighted average list and net price for the prior year and is not reflective of the magnitude of individual list price actions.

Section 7
Environmental performance

7.1 Energy consumption for operations and share of renewable power

Energy consumption for operations
1,000 GJ	2022	2021	2020
Production	3,091	2,859	2,718
Office buildings and laboratories	586	528	473
Total energy consumption	3,677	3,387	3,191

Energy consumption for production increased by 8% primarily due to increased production volumes and ramp-up activities within production sites. Energy-saving projects implemented in 2022 within production sites resulted in annual savings of 63 thousand GJ.

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Energy consumption in office buildings and laboratories increased by 11%
as facilities were utilised more through the year compared to 2021.

In 2022, 100% of power sourced for production sites was from renewable sources. Since 2020, we have transitioned to sourcing 100% renewable power through a mix of solutions, primarily Renewable Electricity Certificates (REC), Power Purchase Agreements (PPA) as well as on-site renewable solutions.

Accounting policies
Energy consumption for operations is measured as consumption of power, steam, heat and fuel. The fuel is mainly from natural gas, wood, diesel oil, gas oil and light fuel oil. Energy consumption is based on meter readings and invoices. Energy consumption in office buildings outside of Denmark is limited to the consumption of power.

The share of renewable power used at production sites is reported according to the Greenhouse Gas (GHG) Protocol Scope 2 Guideline. It is calculated as the sum of power in each country that comes from 100% renewable sources, either sourced or self-produced. Renewable solutions include both bundled (PPA) and unbundled solutions (REC) from sources such as wind, hydroelectric, solar and biomass.

7.2 Water consumption for production sites

In 2022, production sites consumed 3,918 thousand cubic metres of water, an increase of 12% compared to 2021 due to higher production volumes and ramp-up activities within production sites.

Production sites in France, Brazil, China, Iran and Algeria are located in areas subject to water stress or high seasonal variations (please refer to the CDP Water Security 2022 Reporting Guidance). They consume 13% of the total water for global production. Overall, water consumption at these facilities increased by 7% compared to 2021 due to an increase in production volumes. Implementation of water conservation projects in water-stressed areas led to savings of 6 thousand cubic meters of water.

Accounting policies
Water consumption is measured based on meter readings and invoices. It includes drinking water, industrial water and steam water used at production sites.

7.3 Breaches of environmental regulatory limit values

In 2022, there were 75 breaches, an increase from 12 breaches in 2021. The increase is mainly related to wastewater and approximately 90% of the breaches were related to a single site. For all breaches, mitigation mechanisms are now in place and they were reported to the authorities.

Accounting policies
Breaches of regulatory limit values cover all breaches reported to the environmental authorities.

7.4 Scope 1, 2 and 3 emissions

In 2022, Scope 1 emissions decreased by 1% compared to 2021 due to an increase in usage of renewable energy sources as a result of two production facilities, in the US and France, having converted to using biogas. Scope 2 emissions were in line with 2021. In 2022, we have expanded our Scope 3 reporting to include all categories of emissions from the GHG protocol relevant to Novo Nordisk. The highest portion of Scope 3 emissions was in purchased goods and services and capital goods. These two categories together make up to 85% of the overall Scope 3 emissions.

CO2 emissions by Scope 1, 2 and 3
1,000 tonnes	2022	2021	2020
Scope 1	76	77	75
– Production	25	29	28
– Office buildings and laboratories	3	2	2
– Company cars	48	46	45
Scope 2	16	16	15
– Production	11	10	9
– Office buildings and laboratories	5	6	6
Scope 3[1]	2,041	N/A	N/A
– Purchased goods and services[2]	1,251	N/A	N/A
– Capital goods[2]	477	N/A	N/A
– Fuel and energy related activities[2]	55	N/A	N/A
– Upstream transportation and distribution[2]	123	N/A	N/A
– Waste generated in operations[2]	5	N/A	N/A
– Business travel	55	N/A	N/A
– Employee commuting[2]	35	N/A	N/A
– Downstream transportation and distribution[2]	37	N/A	N/A
– End-of-life treatment of sold products[2]	3	N/A	N/A
Total CO2 emissions	2,133	N/A	N/A
1. The calculation of Scope 3 emissions is substantially based on estimations and therefore inherently uncertain. 2. Categories measured in CO2 equivalents (CO2e).
Accounting policies
Scope 1 and 2 emissions are limited to CO2 emissions from energy and do not include other greenhouse gases.

CO2 emissions from operations (production, office buildings and laboratories)
CO2 emissions from operations cover consumption of power, fuel, heat and steam at office buildings in Denmark, global production sites and laboratories and consumption of power in office buildings outside Denmark. Market-based emissions are calculated based on emission factors from the previous year.

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CO2 emissions from company cars
CO2 emissions from company cars cover cars leased or owned by Novo
Nordisk. Emissions are calculated by multiplying emission factors by the volumes of diesel and petrol used.

Scope 1 and 2 emissions
Scope 1 emissions comprise direct CO2 emissions from sources that are owned or controlled by Novo Nordisk A/S.
Scope 2 emissions comprise CO2 emissions from purchased or acquired electricity, heat and steam.
For a full overview of location-based emissions, please visit cdp.net.

Scope 3 emissions
Novo Nordisk has identified nine relevant categories, out of the 15 categories of Scope 3 emissions as defined by the GHG protocol.

Purchased goods and services
Purchased goods and services includes emissions related to all spend from external suppliers except for investment spend and travel categories. Purchased goods and services contribute to the greatest share of Scope 3 emissions and mainly comprise of raw materials for products, marketing, packaging materials as well as consumables for laboratory and IT office equipment.

Direct spend is converted using the average data method into CO2e emissions. Material weights are matched with CO2e factors depending on data availability. A spend-based factor is applied for direct spend data where no weight can be obtained. Indirect spend is converted into CO2e using a spend-based method.

Capital goods
Capital goods includes emissions related to all indirect investment spend from external suppliers, specifically production utilities and equipment. Indirect spend is converted via the average spend-based method into CO2e emissions using emission factors.

Fuel and energy related activities not included in Scope 1 and 2
Fuel and energy related activities includes all upstream CO2e emissions of purchased fuels and energy (beyond Scope 1 and 2 emissions). Energy consumption is converted from GJ to kWh and multiplied by DEFRA's country-specific emissions' factors to assess CO2e tonnes. The category comprises upstream emissions from electricity, steam and heat, upstream emissions from transportation and distribution of electricity, steam and heat and emissions from upstream fuel.
Upstream transportation and distribution
Upstream transportation and distribution includes CO2e emissions from product distribution and transportation from tier 1 suppliers to Novo Nordisk facilities.

CO2e emissions from product distribution are calculated by an external supplier managing the transportation and distribution processes on behalf of Novo Nordisk and using the industry standard EcoTransit solution. CO2e emissions are calculated based on the worldwide distribution of semi-finished and finished products, raw materials and components by air, sea and road between production sites and from production sites to subsidiaries, direct customers and importing distributors. CO2e emissions from product distribution from subsidiaries to pharmacies, hospitals and wholesalers are not included. Due to the lack of reliable emissions data from specific freight forwarders, an estimated 3% of trucking emissions are not included in the Scope.

CO2e emissions from tier 1 suppliers to Novo Nordisk facilities are calculated based on the assumption that all purchased direct materials are transported 1,000 km by a diesel truck.

Waste generated in operations
Waste generated in own operations includes CO2e emissions associated with third-party disposal and treatment of waste generated from production sites, offices and labs. Currently, waste data is available for production sites and offices as well as labs within Denmark. Waste data is not available for offices and labs outside of Denmark, for which CO2e emissions are therefore extrapolated using waste-type-specific method.

Business travel
Business travel includes CO2 emissions from business flights and other travel, such as hotel stays and taxis.

CO2 emissions from business flights are estimated based on mileage and passenger class details obtained from travel agencies. These are multiplied by emission factors for short-, medium- and long-haul flights. EPA emission factors are used to perform the calculations. Currently, 90% of emissions from flights are calculated based on data provided by travel agencies and the remaining 10% are extrapolated based on the average CO2 emissions per employee. CO2 emissions from other travel-related activities are calculated using a spend-based approach.

Employee commuting
Employee commuting includes CO2e emissions associated with commuting by all employees except those with company cars, since these emissions are reported as Scope 1 emissions. CO2e emissions are estimated using the average data method and based on assumptions for the top six countries (Denmark, USA, India, China, France and Brazil) in terms of number of employees, which account for 85% of the employee base. Average distance and mode of transportation are used to calculate the CO2e emissions for the remaining 15% of employees.

Downstream transportation and distribution
Downstream transportation and distribution includes CO2e emissions that occur from transportation and distribution of sold products in vehicles and facilities not owned or controlled by Novo Nordisk. Only transportation emissions are included in the calculations, specifically from the first receiving warehouse to pharmacies, hospitals and wholesalers. A simulation-based approach is applied to calculate downstream emissions, using a distance-based method by simulating route networks for four countries (Denmark, UK, Switzerland and Brazil). Transportation work (tonne-km) and CO2e emissions are estimated by calculating the distance travelled for the weight of distributed products and cool boxes. Moreover, the modelled route networks provide the basis for simulating US and China transportation and distribution. Transportation work per net kg product from the six reference countries (Denmark, UK, Switzerland, Brazil, China and US) is extrapolated to the remaining countries. Emissions per country are calculated based on i) the weight of sold products, ii) reference country transportation work and iii) the emission factor for the region and mode of transportation.

End-of-life treatment of sold products
End-of-life treatment of sold products includes CO2e from end-of-life treatment of all products sold to the market, including packaging. The amount of sold products is calculated from the realised sales data for specific devices and markets. It is assumed that devices are discarded in the markets where they are sold and that the end-of-life treatment follows the general treatment of the household waste for each market. Scenarios have been developed for end-of-life treatment for various Novo Nordisk products (FlexPen®, FlexTouch®, NovoFine® needle etc.). The scenarios cover the US, EU and Japan. The remaining CO2e emissions from other products are extrapolated by unit sales based on average end-of-life emissions from the products.

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7.5 Waste from production sites

Waste from production sites
Tonnes	2022	2021	2020
Organic residues	166,183	143,254	107,739
Other (paper, cardboard, metals, etc.)	12,820	7,990	8,259
Total recycling	179,003	151,244	115,998
Ethanol waste	14,913	13,232	9,335
Other (various combustible waste)	8,007	8,239	5,816
Total waste with energy recovery	22,920	21,471	15,151
Water waste with no energy recovery	356	5,499	5,394
Other	827	1,660	3,334
Total waste with no energy recovery	1,183	7,159	8,728
Water waste with resource recovery	7,379	N/A	N/A
Other	2,114	N/A	N/A
Total waste with resource recovery	9,493	N/A	N/A
Total waste to landfill	906	932	906
Total waste	213,505	180,806	140,783

In 2022, waste from production sites increased by 18% compared to 2021 due to an increase in production volumes, expansion and ramp-up activities within production sites. 95% of the total waste was either recycled, used for biogas production or incinerated at plants where energy is used for heat and power production.

The amount of waste recycled increased by 18% from 151,244 to 179,003 tonnes, primarily due to an increase in production volumes.

The amount of waste sent for energy recovery increased by 7% from 21,471 to 22,920 tonnes, primarily also due to an increase in production volumes. Less than 1% of total waste was sent to landfill. In 2022, 16% of the waste was categorised as hazardous waste.

Accounting policies
Waste is measured as the sum of all the waste disposed of at production sites based on weight receipts. Organic residues for recycling are waste from the production of the active pharmaceutical ingredients, where the energy is recovered in biogas plants and the digested slurry is used on local farmland as fertiliser. Ethanol is recovered in internal regeneration plants and re-used. Energy recovery is waste disposed of at waste-to-energy plants and at a biogas plant. Waste with no energy recovery covers water waste and other waste not suitable for other disposal methods, such as hazardous waste for incineration and various other types of waste.

Section 8
Social performance

8.1 Patients reached with Novo Nordisk's Diabetes care products

The estimated number of full-year patients reached with Novo Nordisk's Diabetes care products increased from 34.6 million in 2021 to 36.3 million in 2022. The 5% increase was primarily driven by growth in the GLP-1 franchise, which increased by 2.4 million patients, followed by the new-generation insulin franchise, which grew by 0.8 million patients.

In 2022, the estimated number of patients with diabetes reached with Novo Nordisk's human insulin vials through the Access to Insulin Commitment was 1.8 million, compared to 1.7 million in 2021. Novo Nordisk also sold human insulin vials below the ceiling price of USD 3 in countries outside the commitment, reaching an estimated additional 2.5 million patients in 2022. This represents a total of 4.3 million patients with diabetes reached with human insulin in vials below USD 3 per vial globally. In addition to offering insulin at a low price, supply chain improvements and capacity building are also important levers in ensuring access to affordable care for vulnerable patients.

Through the Changing Diabetes® in Children programme, 41,033 vulnerable children were reached by the end of 2022, compared to 31,846 in 2021. More than half of the 9,187 newly enrolled children were reached through expansion of the programme in Ethiopia, Sudan, Kenya and Uganda.

Accounting policies
The number of full-year patients reached with Novo Nordisk's Diabetes care products, excluding devices, is estimated by dividing Novo Nordisk's annual sales volume by the annual usage dose per patient for each product class as defined by the WHO.

The number of full-year patients reached with Novo Nordisk's Diabetes care products (human insulin in vials) via the Access to Insulin Commitment is estimated by dividing Novo Nordisk's annual sales volume by the annual usage dose per patient reached via the Access to Insulin Commitment as defined by the WHO.

The WHO-defined daily dosage for these products may not accurately reflect the recommended or prescribed daily dose. Actual doses are based on individual characteristics (e.g., age and weight) and pharmacokinetic considerations. Despite this uncertainty, Novo Nordisk assesses this to be the most consistent way of reporting.

The number of children reached with diabetes care treatment through the Changing Diabetes® in Children programme is measured as the total accumulated number of children enrolled since the initiation of the partnership in 2009.

8.2 Employees

Employees
Year-end number	2022	2021	2020
North America Operations	7,250	6,106	6,213
International Operations	47,935	42,372	39,110
– EMEA (Europe, the Middle East and Africa)	30,870	26,680	24,600
– of which in Denmark	22,916	19,150	17,538
– China (Mainland China, Hong Kong, Taiwan)	6,148	5,833	5,548
– Rest of World (all other countries)	10,917	9,859	8,962
Total employees	55,185	48,478	45,323
Full-time employees	54,393	47,792	44,723

The number of employees increased in most areas with the highest growth in EMEA, notably in Product Supply, Quality & IT, and North America Operations. The employee turnover rate decreased from 11.0% in 2021 to 8.2% in 2022. The highest decline in turnover incurred in China and the US.

Accounting policies
The number of employees is recorded as all employees except externals, employees on unpaid leave, interns, bachelor and master thesis employees and substitutes at year-end.

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Employees are attributed to geographical regions according to their primary workplace across the commercial units, research and development, production and support functions. Employees in corporate functions are included in EMEA and employees in Global Business Services in Bangalore, India, are included in Rest of World.

The rate of turnover is measured as the number of employees, excluding temporary employees, who left the Group during the financial year divided by the average number of employees, excluding temporary employees. Employees working for Group companies that have been disposed off are not counted as having left the Group.

8.3 Sustainable employer score

A global employee survey called "Evolve" supports Novo Nordisk’s ambition to be a sustainable employer, underpinning the broader sustainable business agenda. The Evolve survey was repeated in 2022 with an additional question, meant to measure follow-throughs of the previous year’s survey results and an open text question on how to improve the equality of opportunity for a successful career at Novo Nordisk.

This year’s Evolve revealed an increase in the already high overall engagement, bringing it to 85% favourable compared to 84% favourable in 2021. Novo Nordisk continues to score in the top decile against external organisations when it comes to providing a purpose-driven workplace. Improvements were seen on most questions, with a large improvement of 9 percentage points favourable on “Equal opportunities for a successful career”. Nevertheless, opportunities for improvement remain on equality of career opportunities, clearer performance evaluations and, in particular, improving follow-throughs of survey results.

Accounting policies
The Sustainable employer score measures the average percentage of favourable answers to the 18 engagement items in the survey. Favourable answers are defined as "Agree" and "Strongly agree" to positively framed questions. The survey is administered by an external vendor.

8.4 Frequency of occupational accidents

In 2022, Novo Nordisk had 128 accidents with absence (99 in 2021). This increase was partly due to an increase in the number of employees. The average lost time injury frequency rate was 1.5 in 2022 (1.3 in 2021).

Sadly, Novo Nordisk had two work-related fatalities compared to zero in 2021. Two employees of Novo Nordisk on a business trip, travelling with a driver, had a car accident resulting in all three passengers being killed immediately. Novo Nordisk will continue to train and motivate employees and contractors on good road safety behaviour to reduce the risk of recurrences.

Novo Nordisk is currently implementing a new global incident reporting system to ensure standardised reporting, and will continue ongoing preventive health and safety activities, such as focusing on high-risk incidents and ergonomic programmes.

For a full overview of Novo Nordisk's Health and Safety framework, please refer to Novo Nordisk's ESG Portal at novonordisk.com.

Accounting policies
The frequency of occupational accidents is measured as the internally reported number of accidents with absence per million nominal working hours, or Lost Time Injury Frequency (LTIF). Contractors, visitors, employees on unpaid leave, interns, and bachelor and master thesis students are not included. An occupational accident with absence is any work-related accident causing at least one day of absence in addition to the day of the accident.

8.5 Gender diversity

Gender in leadership positions
Ratio men:women	2022	2021	2020
CEO, EVP, SVP	71:29	72:28	76:24
CVP, VP	60:40	63:37	64:36
Director, Manager, Team Leader	55:45	57:43	58:42
Gender in leadership positions (overall)	56:44	57:43	59:41
Gender in senior leadership positions	61:39	64:36	65:35
Gender in the Board of Directors	54:46	67:33	62:38

The gender diversity in leadership positions overall at Novo Nordisk meets the Danish gender diversity requirements. Gender diversity in leadership positions increased from 43% in 2021 to 44% in 2022. Within senior leadership positions, there was an increase from 36% in 2021 to 39% in 2022. Among employees as a whole, the gender split was 49% women and 51% men in 2022.

All management teams, from entry level upwards, are encouraged to focus on enhanced diversity, with the aim of ensuring a robust pipeline of talent for leadership positions. In 2021, Novo Nordisk introduced a global aspirational target of achieving a balanced gender representation across all managerial levels with a minimum of 45% for both women and men in senior leadership positions by the end of 2025.

As of 31 December 2022, three shareholder-elected Board members were women and six were men. The 2024 target of having at least three shareholder-elected Board members of each gender was thus met; however, the Board considers that diversity in the broadest sense of the word remains a focus area, including in Board member searches. Further information about the Board members is disclosed in the Corporate Governance Report.

Accounting policies
Diversity at Novo Nordisk is reported as the percentage split by gender in leadership positions. Senior leadership positions are defined as employees in the global job levels Chief Executive Officer (CEO), Executive Vice President (EVP), Senior Vice President (SVP), Corporate Vice President (CVP) and Vice President (VP). Overall leadership positions are defined as Directors, Managers, Team Leaders and senior leadership positions.

Diversity on the Board of Directors is reported as the percentage split by gender among all members, including employee-elected members.

'

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8.6 US pricing

Novo Nordisk has a long history of making products accessible and affordable through responsible pricing practices and industry-leading patient access programmes. In 2022, the average net price of both the US product portfolio and the US insulin portfolio decreased by 10.5% and 19.5%, respectively, compared to 12.3% and 10.9% in 2021, as a result of enhancements to secure formulary access for insured patients as well as the evolution of channel and payer mix. Novo Nordisk has provided sales discounts and rebates amounting to 75% of US gross sales in 2022, which is in line with 2021. This resulted in the average annual list price across the US product portfolio increasing by 2.4% compared to 1.6% in 2021. The average list price across the US insulin portfolio remained consistent with 2021.

	2022	2021	2020
US product portfolio % change vs prior year
List price change - Avg.	2.4%	1.6%	2.3%
Net price change - Avg.	(10.5%)	(12.3%)	(16.9%)
Total US insulin portfolio % change vs prior year
List price change - Avg.	0%	0%	0.5%
Net price change - Avg.	(19.5%)	(10.9%)	(26.9%)

Accounting policies
The US product portfolio is inclusive of Diabetes, Obesity and Rare Disease products. Percentage change represents a sales weighted average list and net price for the respective calendar year compared to the sales weighted average list and net price for the prior year and is not reflective of the magnitude of individual list price actions. The net price represents the average list price minus rebates, discounts and returns for the specific product for the year in which it is being calculated.

8.7 Total tax contribution

Total tax contribution
DKK million	Taxes borne	Taxes collected	2022	2021	2020
Corporate income taxes paid	14,515	4,582	19,097	18,390	13,577
Employment taxes	2,279	10,727	13,006	10,840	9,588
Indirect taxes	2,273	754	3,027	2,612	2,497
Other taxes	873	—	873	751	714
Total	19,940	16,063	36,003	32,593	26,376

The total tax contribution in 2022 amounted to DKK 36,003 million split across 55% of taxes borne and 45% of taxes collected. In 2021, the split was 57% of taxes borne and 43% of taxes collected.

In 2021, corporate income tax was unusually high as additional corporate income tax had been paid in Denmark relating to both the prior year and prepayment for 2021. The prepayment exceeded the actual payable tax and was partially refunded in 2022. Furthermore, profit before tax has increased for 2022, resulting in an overall increase in corporate income taxes paid.

The overall increase in total tax contribution from 2021 to 2022 is primarily related to an increase in employment taxes primarily due to the hiring of new employees globally, as production and sales have been increasing.

Accounting policies
Novo Nordisk's total tax contribution is measured as the taxes borne or collected by Novo Nordisk, which have been paid in the respective year. Taxes borne are defined as taxes where Novo Nordisk carries the cost. Taxes collected are defined as taxes collected by Novo Nordisk on behalf of others, e.g., employee income taxes deducted from employee salaries and paid to the government.

Corporate income taxes paid
Corporate income taxes paid primarily consist of corporate income taxes and withholding taxes on company dividends paid during the year.

Employment taxes
Employment taxes primarily consist of taxes collected from employees on behalf of the government and social security costs (part of payroll taxes in some countries).
Indirect taxes
Indirect taxes consist of non-refundable VAT, net VAT collections, customs duties, environmental taxes and property taxes.

Other taxes
Other taxes consist of country-specific taxes not linked to one of the categories above, e.g., the US branded prescription drug fee.

8.8 Donations and other contributions

Donations and other contributions
DKK million	2022	2021	2020
World Diabetes Foundation (WDF)	93	92	138
Novo Nordisk Haemophilia Foundation (NNHF)	33	—	20
Total donations and other contributions	126	92	158

The WDF, an independent trust, supports sustainable partnerships and acts as a catalyst to help others do more. The amount granted to WDF has increased from DKK 92 million in 2021 to DKK 93 million in 2022. The amount granted to WDF covers the amount approved during Novo Nordisk's Annual General Meeting in 2014 for annual contributions and also includes a donation to WDF China. For more information, visit worlddiabetesfoundation.org

The NNHF supports programmes in low- and middle-income countries. Initiatives focus on capacity-building, diagnosis and registry, awareness and advocacy. The payment of the agreed donation to the NNHF for the year 2021 was made in 2022, amounting to DKK 20 million. Additionally, in 2022, Novo Nordisk agreed to a donation of DKK 25 million but only DKK 13 million were paid out. Since 2005, the NNHF has provided funding for 296 programmes in 85 countries. See nnhf.org for additional information.

Accounting policies
Donations and other contributions by Novo Nordisk to the WDF and the NNHF are recognised when the donation or contribution is paid out.

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Section 9
Governance performance

9.1 Business ethics reviews and training

In 2022, Group Internal Audit performed 35 business ethics audits, compared to 37 in 2021, which was in line with the number of planned audits for the year.

Annual training on business ethics is mandatory for all employees, including all new hires. In 2022, 99% of employees completed and documented their training compared to 98% in 2021. The increase represents the emphasis of Novo Nordisk in diligently following up on employees to ensure completion of the annual training. The remaining 1% missing is mainly due to employees being on leave.

Accounting policies
The number of business ethics reviews is recorded as the number of business ethics reviews performed by Group Internal Audit in subsidiaries, production sites, vendors and headquarter areas.

The mandatory business ethics training is based on the Business Ethics Code of Conduct in the form of globally applicable e-learning and related tests. The percentage of employees completing the training is calculated as the percentage of completion of the Code of Conduct test.

9.2 Supplier audits

Supplier audits
Number	2022	2021	2020
Responsible sourcing audits	14	16	7
Quality audits	280	237	170
Total supplier audits	294	253	177

The number of audits concluded in 2022 increased by 16% compared to 2021. The increase in the number of supplier audits represents the general activity level at Novo Nordisk. The travel restrictions related to COVID-19 did not have a significant impact on the ability to conduct audits during 2022, though local restrictions were in effect during the year. In 2022, two critical findings were issued. The first critical finding regarding control of labels was issued during a routine audit. For this, a follow-up audit was conducted, which found that the issue had been closed satisfactorily. The second critical finding regarding environmental monitoring was issued during a qualification audit. The work related to the remediation of this finding is still ongoing.

Accounting policies
The number of supplier audits concluded by Novo Nordisk's Corporate Quality function consists of the number of responsible sourcing audits and quality audits conducted at suppliers. We conduct our audits internally and do not participate in third party audit programs.

9.3 Product recalls

In 2022, Novo Nordisk had 3 product recalls. In Belgium, the recall was due to distribution without approved commercialisation. In Finland and Sweden, the recall was due to temporary communication timeouts during dose log transfers. In Algeria, the recall was due to a mix-up of information on the vignette for one of Novo Nordisk's products. None of the recalls were Health Hazard Evaluation (HHE) class I.

Accounting policies
The number of product recalls is recorded as the number of times Novo Nordisk has instituted a recall and includes recalls in connection with clinical trials. A recall can affect various countries.

9.4 Failed inspections

In 2022, Novo Nordisk had not failed any inspections among those that were resolved at year-end. During 2022, 150 inspections of Novo Nordisk were conducted. The number of inspections is close to the level it was at before COVID-19. At year-end, 113 inspections were passed and 37 were unresolved, as final inspection reports had not been received or the final authority's acceptance was pending, which is normal. Follow-up on unresolved inspections will continue in 2023.

Accounting policies
In 2022, we expanded the scope of reporting on failed inspections to include all inspections, as opposed to 2021, when only inspections from specific health authorities were reported. The change of methodology did not result in a restatement of the comparative periods.

Failed inspections are defined as inspections where Warning Letters or EMA non-compliance letters related to GMP inspections are received, GMP/ISO certificates for strategic sites are lost, pre-approval inspections result in a
Complete Response Letter, study conclusions are changed due to GCP/GLP inspection issues, or marketing or import authorisations are withdrawn due to inspection issues. Strategic sites are defined as the manufacturing sites in Brazil, China, Denmark, France and the US.

9.5 Facilitations of the Novo Nordisk Way

In 2022, a total of 36 units were facilitated and more than 1,700 employees were individually interviewed. In addition, feedback on those units was collected from approximately 400 stakeholders. Overall, the 2022 process continues to show a good level of adherence to the Novo Nordisk Way. Five units were found to be in breach of one or more of the Novo Nordisk Essentials.

Many positive observations were made in facilitations regarding elements of the Novo Nordisk Way. Facilitations found that patient-centricity (Essential 1- We create value by having a patient-centred business approach) was both a strong motivator for staff engagement and a critical contributor to business success, especially in managing periodic supply constraints across the globe. A high standard of Business Ethics (Essential 10 – We never compromise on quality and business ethics) was reported in most units. Leaders and staff remained committed to the company’s sustainability focus and looked forward to renewing initiatives in the areas of environmental and social responsibility (Essential 3 – We are accountable for financial, environmental and social performance) that were paused in many units during COVID-19 lockdown years.

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In 2022, partly driven by the focus on strengthening the cultural journey, most findings were related to Essential 2 (We set ambitious goals and strive for excellence) and Essential 5 (We build and maintain good relations with our stakeholders).

Accounting policies
Facilitations of the Novo Nordisk Way are measured as the number of facilitations completed. It is an internal process for assessing adherence to the Novo Nordisk Way. The assessments are based on a review of documentation and feedback from stakeholders followed by an on-site visit during which randomly selected employees and management are interviewed. Identified gaps and improvement opportunities related to the Novo Nordisk Way are presented to and discussed with Management. The facilitators and Management agree on an action plan to address those gaps and improvement opportunities. For more information on the Novo Nordisk Way, please refer to page 22 in the Management review.

9.6 Company reputation

Company reputation
Scale 0-100	2022	2021*	2020
People with diabetes	81.3	81.5	N/A
People with obesity	79.4	79.4	N/A
General practitioners	84.0	84.8	N/A
Diabetes specialists	90.3	90.3	N/A
Informed general public	76.3	77.1	N/A
Total score (average)	82.3	82.6	N/A
*2021 figures have been corrected due to inaccurate allocation in the Annual Report 2021.

Company reputation is a comprehensive approach to analysing reputational intelligence and covers more markets and stakeholders compared to the previous "Company trust". Novo Nordisk’s reputational strength was identified to be the highest in products and service offerings, rated as excellent among three stakeholder groups, i.e., diabetes patients, diabetes specialists and general practitioners.
Accounting policies
The reputation score is based on four factors measuring esteem, admiration, trust and feeling of the stakeholders towards Novo Nordisk across ten key markets: France, Denmark, the US, Canada, Brazil, China, Japan, Germany, Italy and the UK. The data are collected through online surveys carried out by an external consultancy firm. Responses are aggregated to produce an overall score on a Likert scale of 1-7, which is rebased on a 0-100 scale.

9.7 Animals purchased for research

Animals purchased
Number	2022	2021	2020
Mice, rats and other rodents	63,760	35,675	38,850
Pigs	427	759	783
Rabbits	606	184	239
Dogs	146	114	91
Non-human primates	700	495	264
Fish	14,098	10,638	9,804
Other vertebrates	13	14	5
Total animals purchased	79,750	47,879	50,036

The number of animals purchased for research in 2022 increased by 67% compared to 2021. The increase is mainly led by the acquisition of Dicerna Pharmaceuticals, Inc. 80% of the animals purchased were rodents and 18% were fish.

Accounting policies
Animals purchased for research comprises the number of animals purchased for all research undertaken by Novo Nordisk either in-house or by external contractors. The number of animals purchased is based on internal registration of purchased animals and yearly reports from external contractors.

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Statement by the Board of Directors and
Executive Management

The Board of Directors and Executive Management have today considered and approved the Annual Report for Novo Nordisk A/S for the financial year 1 January 2022 - 31 December 2022.

The consolidated financial statements are presented in accordance with International Financial Reporting Standards as endorsed by the EU. The parent financial statements are presented in accordance with the Danish Financial Statements Act. Further, the Annual Report is prepared in accordance with Danish disclosure requirements for listed companies.

In our opinion, the consolidated financial statements and the parent financial statements give a true and fair view of the Group’s and the parent’s financial position at 31 December 2022 as well as of the results of their operations and cash flows for the financial year 1 January 2022 -
31 December 2022.

In our opinion, the Management review contains a fair review of the development of the Group's and the parent’s business and financial matters, the results for the year and of the parent’s financial position and the financial position as a whole of the entities included in the consolidated financial statements, together with a description of the principal risks and uncertainties that the Group and the parent face.

In our opinion, the Annual Report of Novo Nordisk A/S for the financial year 1 January 2022 to 31 December 2022 identified as NOVO-2022-12-31.zip is prepared, in all material respects, in compliance with the ESEF Regulation.
Novo Nordisk’s Consolidated Environmental, Social and Governance Statements have been prepared in accordance with the reporting principles of materiality, inclusivity, responsiveness and environmental, social and governance accounting policies. They give a true and fair account and a balanced and reasonable presentation of the organisation’s environmental, social and governance performance in accordance with these principles.

We recommend the Annual Report for adoption at the Annual General Meeting.

Bagsværd, 1 February 2023

Registered Executive Management		Board of Directors

Lars Fruergaard Jørgensen President and CEO	Karsten Munk Knudsen CFO	Helge Lund Chair	Henrik Poulsen Vice Chair	Elisabeth Dahl Christensen	Jeppe Christiansen
Monique Carter	Martin Holst Lange	Laurence Debroux	Andreas Fibig	Sylvie Grégoire	Liselotte Hyveled
Marcus Schindler	Camilla Sylvest	Mette Bøjer Jensen	Kasim Kutay	Christina Law	Martin Mackay
Henrik Wulff		Thomas Rantzau

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More information

Additional reporting
Novo Nordisk provides additional disclosure to satisfy legal requirements and stakeholder interests. Supplementary reports can be downloaded from novonordisk.com/annualreport, while additional information can be found at novonordisk.com

Materiality
Novo Nordisk relies on the International Integrated Reporting Council’s definition of materiality. Information deemed material for providers of financial capital in their decision-making is included in the Annual Report, i.e., it being of such relevance and importance that it could substantively influence their assessments of Novo Nordisk’s ability to create value over the short, medium and long term. See how Novo Nordisk determines materiality and material issues at novonordisk.com

Annual Report
This Annual Report is Novo Nordisk’s full statutory Annual Report pursuant to Section 149(1) of the Danish Financial Statements Act.

The statutory Annual Report will be presented and adopted at the Annual General Meeting on 23 March 2023 and will subsequently be submitted to and be available at the Danish Business Authority.

The Annual Report is prepared in accordance with the International Financial Reporting Standards and the Danish Financial Statements Act. Moreover, it meets the requirements of an integrated report, as per the International Integrated Reporting Framework.

Novo Nordisk meets the requirements for Communication on Progress to the UN Global Compact, a voluntary reporting on performance towards its ten principles on human rights, labour rights, environment and anti-corruption and additional progress reporting on corporate sustainability leadership and the UN Sustainable Development Goals. Novo Nordisk also adheres to the UN Guiding Principles Reporting Framework on respect of human rights. For our commitment, please refer to the Novo Nordisk Human Rights Report on our ESG Portal at novonordisk.com.
Form 20 F
The Form 20-F is filed using a standardised reporting form so that investors can evaluate the company alongside US domestic equities.
It is an annual reporting requirement by the US Securities and Exchange Commission (SEC) for foreign private issuers with equity shares listed on exchanges in the United States.

Remuneration Report
The Remuneration Report describes in accordance with section 139b of the Danish Companies Act the remuneration awarded or due during 2022 to members of the Board and Executive Management registered with the Danish Business Authority. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote.

Corporate Governance Report
The Corporate Governance Report discloses Novo Nordisk’s compliance with corporate governance to meet the requirements of the Danish Financial Statements Act.

References
Throughout the Management review section in this report, links are provided to online sources for additional information. Some of the references are not mandatory and hence not included in the audit of the Management review.

For more news from Novo Nordisk, please visit
novonordisk.com/investors.html
novonordisk.com/news-and-media/latest-news.html

Disclaimer
The patients, employees and relatives portrayed in this Annual Report and ancillary reports have participated on their own accord and solely to express their own personal opinions on topics referred to, which do not necessarily reflect the views and opinions of Novo Nordisk. Use of the pictures as illustrations is in no way intended to associate the patients, employees or relatives with the promotion of any Novo Nordisk products.
Credits
Design and production: Kontrapunkt.
Illustrations: &Robin and Dennis Andersen.
Photography: Marie Hald, Morten Andersen, Martin Juul,
Jesper Edvardsen, Jesper Westley, Oliver Grenaa, Thomas Fink, Sunny Zeng, Benjamin Norman and Gustavo Aranda Hernández.

Contents Introducing Novo Nordisk Strategic Aspirations Key risks Management Consolidated statements Additional information	Novo Nordisk Annual Report 2022	103

Product overview
Diabetes care	Obesity care	Rare Disease

New-generation insulin and combinations
Tresiba®, insulin degludec
Ryzodeg®, insulin degludec/insulin aspart
Fiasp®, fast-acting insulin aspart
Xultophy® 1, insulin degludec/liraglutide

Modern insulin
Levemir®, insulin detemir
NovoRapid® 2, insulin aspart
NovoMix® 30, biphasic insulin aspart
NovoMix® 50, biphasic insulin aspart
NovoMix® 70, biphasic insulin aspart [3]

Human insulin
lnsulatard® isophane (NPH) insulin
Actrapid®, regular human insulin
Mixtard® 30, biphasic human insulin
Mixtard® 40, biphasic human insulin [3]
Mixtard® 50, biphasic human insulin

Glucagon-like peptide-1
Victoza®, liraglutide
Ozempic®, semaglutide
Rybelsus®, oral semaglutide

Pre-filled delivery systems
FlexTouch®, U100, U200
FlexPen®
InnoLet®
Ozempic® pen, FlexTouch®
Ozempic® Single dose device

Durable delivery systems
NovoPen® 6
NovoPen® 5
NovoPen® 4
NovoPen Echo® Plus
NovoPen Echo®

Other delivery systems
PumpCart®, NovoRapid® & Fiasp®
cartridge to be used in pump
Penfill® cartridge

Oral antidiabetic agents
NovoNorm®, repaglinide

Glucagon
GlucaGen®, glucagon (vial and Hypokit®)
Zegalogue®, dasiglucagon

Needles
NovoFine® Plus
NovoFine®
NovoTwist®
NovoFine® AutoCover®

Glucagon-like peptide-1 Saxenda®, liraglutide 3.0 mg Wegovy®, semaglutide 2.4 mg Obesity delivery systems Saxenda® pen, FlexTouch® Wegovy®, Single dose device, FlexTouch®
Rare Blood Disorders
NovoSeven®, eptacog alfa (recombinant factor VIIa)
NovoEight® 4, turoctocog alfa (recombinant factor VIII)
NovoThirteen®, catridecacog (recombinant factor XIII)
Refixia®5, nonacog beta pegol; N9-GP (recombinant factor IX)
Esperoct®, turoctocog alfa pegol, N8-GP (recombinant factor VIII)

Rare Endocrine Disorders
Norditropin®, somatropin (rDNA origin)
Sogroya®, somapacitan (rDNA origin)
Macrilen™, macimorelin

Pre-filled human growth hormone delivery
systems
FlexPro®
NordiFlex®
NordiLet®

Durable delivery systems
NordiPen®

Other delivery systems
Norditropin® SimpleXx®, cartridge vial for NordiPen®
PenMate®, automatic needle inserter
(for NordiPen® and NordiFlex®)

Hormone replacement therapy
Vagifem®, estradiol hemihydrate
Activelle®, estradiol/norethisterone acetate
Kliogest®, estradiol/norethisterone acetate
Novofem®, estradiol/norethisterone acetate
Trisequens®, estradiol/norethisterone acetate
Estrofem®, estradiol

1. In the US approved under the brand name Xultophy® 100/3.6 2. In the US called NovoLog® 3. The global discontinuation of NovoMix 70 and Mixtard 40 has been communicated 4. In the US spelt Novoeight® 5. In the US approved under the name of REBINYN®

Financial statements of the parent company	Novo Nordisk Annual Report 2022	104
Financial statements of the parent company 2022

The following pages comprise the financial statements of the parent company, the legal entity Novo Nordisk A/S. Apart from ownership of the subsidiaries in the
Novo Nordisk Group, activity within the parent company mainly comprises sales, research and development, production, corporate activities and support functions.

Income statement

For the year ended 31 December

DKK million	Note	2022	2021
Net sales	2	142,656	112,553
Cost of goods sold	3	(31,060)	(26,642)
Gross profit		111,596	85,911
Sales and distribution costs	3	(37,476)	(30,021)
Research and development costs	3	(19,209)	(15,244)
Administrative costs	3	(2,135)	(1,976)
Other operating income and expenses		1,012	1,032
Operating profit		53,788	39,702
Profit in subsidiaries, net of tax	8	19,238	16,879
Financial income	4	567	2,415
Financial expenses	4	(6,280)	(2,225)
Profit before income taxes		67,313	56,771
Income taxes		(11,975)	(9,248)
Net profit		55,338	47,523

Balance sheet

At 31 December

DKK million	Note	2022	2021
Assets
Intangible assets	6	19,449	9,110
Property, plant and equipment	7	34,547	27,007
Financial assets	8	78,306	71,564
Deferred income tax assets	5	—	228
Total non-current assets		132,302	107,909
Raw materials		5,659	3,754
Work in progress		13,657	10,899
Finished goods		2,975	2,131
Inventories		22,291	16,784
Trade receivables		1,877	2,128
Amounts owed by affiliated companies		18,192	13,200
Tax receivables		7	695
Other receivables and prepayments		3,185	2,967
Receivables		23,261	18,990
Marketable securities		10,921	5,904
Derivative financial instruments	10	2,727	1,690
Cash at bank		9,795	8,870
Total current assets		68,995	52,238
Total assets		201,297	160,147

DKK million	Note	2022	2021
Equity and liabilities
Share capital	9	456	462
Net revaluation reserve according to the equity method		17,785	17,675
Development costs reserve		1,524	1,218
Reserve for cash flow hedge		1,045	(1,600)
Retained earnings		62,091	52,714
Total equity		82,901	70,469
Borrowings	11	21,199	10,111
Deferred income tax liabilities	5	2,967	—
Other provisions	12	1,303	1,377
Total non-current liabilities		25,469	11,488
Borrowings	11	169	12,648
Derivative financial instruments	10	2,903	2,184
Trade payables		4,782	3,048
Amounts owed to affiliated companies		74,059	53,826
Tax payables		3,115	171
Other liabilities		7,899	6,313
Total current liabilities		92,927	78,190
Total liabilities		118,396	89,678
Total equity and liabilities		201,297	160,147

Financial statements of the parent company	Novo Nordisk Annual Report 2022	105
Equity statement

DKK million	Share capital	Net revaluation reserve	Reserve for cash flow hedges and exchange rate adjustments	Development costs reserve	Retained earnings	2022	2021
Balance at the beginning of the year	462	17,675	(1,600)	1,218	52,714	70,469	63,036

Appropriated from net profit					29,532	29,532	17,500
Appropriated from net profit to net revaluation reserve		(2,144)				(2,144)	6,312
Exchange rate adjustments of investments in subsidiaries		2,254	37			2,291	1,624

Realisation of previously deferred (gains)/losses			1,610			1,610	(1,617)
Deferred gains/(losses) incurred during the period			998			998	(1,610)

Development costs				306	(306)	—	—
Other adjustments					976	976	1,904

Transactions with owners:
Total dividend for the year					27,950	27,950	23,711
Interim dividends paid during the year					(9,613)	(9,613)	(8,021)
Dividends paid for prior year					(15,690)	(15,690)	(13,496)

Reduction of the B share capital	(6)				6	—	—
Purchase of treasury shares					(24,086)	(24,086)	(19,447)

Share-based payments (note 3)					433	433	383
Tax related to restricted stock units					175	175	190
Balance at the end of the year	456	17,785	1,045	1,524	62,091	82,901	70,469

Proposed appropriation of net profit:
Interim dividend for the year						9,613	8,021
Final dividend for the year						18,337	15,690
Appropriated to net revaluation reserve						(2,144)	6,312
Transferred to retained earnings						29,532	17,500
Distribution of net profit						55,338	47,523

Please refer to note 4.2 in the consolidated financial statements for details on the average number of shares, treasury shares and total number of A and B shares in Novo Nordisk A/S.

Financial statements of the parent company	Novo Nordisk Annual Report 2022	106
Notes

1 Accounting policies
The financial statements of the parent company have been prepared in accordance with the Danish Financial Statements Act (Class D) and other accounting regulations for companies listed on Nasdaq Copenhagen.

The accounting policies for the financial statements of the parent company are unchanged from the previous financial year except for implementation of accounting policy related to goodwill. The accounting policies are the same as for the consolidated financial statements with the adjustments described below. For a description of the accounting policies of the Group, please refer to the consolidated financial statements.

No separate statement of cash flows has been prepared for the parent company; please refer to the statement of cash flows for the Group.

Supplementary accounting policies for the parent company

Intangible assets
Goodwill recognised in subsidiaries is amortised over 10 to 23 years, which reflects the useful life of the underlying assets and activities generating the goodwill.

Financial assets
In the financial statements of the parent company, investments in subsidiaries and associated companies are recorded under the equity method, using the respective share of the net asset values in subsidiaries and associated companies. The equity method is used as a measurement basis rather than a consolidation method.

The net profit of subsidiaries and associated companies less unrealised intra-group profits and amortisation of goodwill is recorded in the income statement of the parent company. To the extent that net profit exceeds declared dividends from such companies, the net revaluation of investments in subsidiaries and associated companies is transferred to net revaluation reserve under equity according to the equity method. Profits in subsidiaries and associated companies are disclosed as profit after tax.

Amounts owed by affiliates, where settlement is neither planned nor likely within the foreseeable future, are treated as part of net-investments in subsidiaries, with exchange rate adjustments recognised directly in equity through reserve for cash flow hedges and exchange rate adjustments.
Tax
For Danish tax purposes, the parent company is assessed jointly with its Danish subsidiaries. The Danish jointly taxed companies are included in a Danish on-account tax payment scheme for Danish corporate income tax. All current taxes under the scheme are recorded in the individual companies. Novo Nordisk A/S and its jointly taxed subsidiaries are included in the joint taxation of the parent company, Novo Holdings A/S.

2 Sales

DKK million	2022	2021
Sales by business segment
Diabetes and Obesity care	142,413	112,347
Rare disease	243	206
Total sales	142,656	112,553
Sales by geographical segment
North America Operations	79,953	57,654
International Operations:
EMEA	32,789	27,124
China	14,412	15,608
Rest of World	15,502	12,167
Total sales	142,656	112,553

Sales are attributed to a geographical segment based on location of the customer. For definitions of segments, please refer to note 2.2 in the consolidated financial statements. Refer to note 5.7 in the consolidated financial statements for an overview of companies in the Novo Nordisk Group based on geographical areas.
3 Employee costs

DKK million	2022	2021
Wages and salaries	14,656	12,485
Share-based payment costs	433	383
Pensions	1,281	1,116
Other social security contributions	247	207
Other employee costs	629	363
Total employee costs in the income statement	17,246	14,554
Average number of full-time employees	19,201	16,851
Year-end number of full-time employees	20,926	17,534

For information regarding remuneration to the Board of Directors and Executive Management, please refer to note 2.4 to the consolidated financial statements.

4 Financial income and financial expenses

DKK million	2022	2021
Interest income relating to subsidiaries	365	238
Financial gain from forward contracts (net)	—	2,021
Other financial income	202	156
Total financial income	567	2,415
Interest expenses relating to subsidiaries	1,150	13
Result of associated company	4	13
Foreign exchange loss (net)	2,705	1,978
Financial loss from forward contracts (net)	1,659	—
Capital loss from marketable securities	463	44
Other financial expenses	299	177
Total financial expenses	6,280	2,225

Financial statements of the parent company	Novo Nordisk Annual Report 2022	107
5 Deferred income tax assets/(liabilities)

DKK million	2022	2021
Net deferred tax asset/(liability) at the beginning of the year	228	(523)
Income/(charge) to the income statement	(2,629)	(330)
Income/(charge) to equity	(566)	1,081
Net deferred tax asset/(liability) at the end of the year	(2,967)	228

The Danish corporate tax rate was 22% in 2022 (22% in 2021).

6 Intangible assets

DKK million	2022	2021
Cost at the beginning of the year	12,572	11,077
Additions during the year	11,399	1,560
Disposals during the year	(151)	(65)
Cost at the end of the year	23,820	12,572
Amortisation at the beginning of the year	3,462	3,139
Amortisation during the year	810	289
Impairment losses for the year	250	34
Amortisation and impairment losses reversed on disposals during the year	(151)	—
Amortisation at the end of the year	4,371	3,462
Carrying amount at the end of the year	19,449	9,110

Intangible assets primarily relate to intellectual property rights, internally developed software and costs related to major IT projects.
7 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under con-struction	2022	2021
Cost at the beginning of the year	22,944	24,741	4,385	3,925	55,995	51,983
Additions during the year	244	337	167	9,475	10,223	4,308
Disposals during the year	(74)	(208)	(219)	(25)	(526)	(296)
Transfer from/(to) other items	687	514	156	(1,357)	—	—
Cost at the end of the year	23,801	25,384	4,489	12,018	65,692	55,995
Depreciation and impairment losses at the beginning of the year	10,312	15,916	2,760	—	28,988	26,661
Depreciation for the year	1,087	1,157	353	—	2,597	2,520
Impairment losses for the year	2	7	2	25	36	90
Depreciation reversed on disposals during the year	(73)	(162)	(216)	(25)	(476)	(283)
Depreciation and impairment losses at the end of the year	11,328	16,918	2,899	—	31,145	28,988
Carrying amount at the end of the year	12,473	8,466	1,590	12,018	34,547	27,007
Of which related to leased property, plant and equipment	523	—	57	—	580	597

Leased property, plant and equipment primarily relates to lease of office buildings, warehouses, laboratories and vehicles.

Financial statements of the parent company	Novo Nordisk Annual Report 2022	108
8 Financial assets

DKK million	Invest- ments in subsi- diaries	Amounts owed by affiliated companies	Invest- ment in associated company	Other securities and invest-ments	2022	2021
Cost at the beginning of the year	48,872	4,313	105	697	53,987	34,546
Investments during the year	5,788	849		60	6,697	21,020
Divestments and repayments during the year		(187)		—	(187)	(1,579)
Cost at the end of the year	54,660	4,975	105	757	60,497	53,987
Value adjustments at the beginning of the year	35,937	46	94	(144)	35,933	25,669
Profit/(loss) before tax	19,713				19,713	19,635
Share of result after tax in associated company			(4)		(4)	(13)
Income taxes on profit for the year	(1,596)				(1,596)	(2,006)
Market value adjustment				(135)	(135)	75
Dividends received	(23,305)				(23,305)	(11,054)
Divestments during the year					—	216
Effect of exchange rate adjustment charged to the income statement		209		11	220	298
Effect of exchange rate adjustment charged to equity	1,731	37			1,768	2,613
Other adjustments	1,927				1,927	500
Value adjustments at the end of the year	34,407	292	90	(268)	34,521	35,933
Unrealised internal profit at the beginning of the year	(18,356)				(18,356)	(16,617)
Unrealised internal profit movements in the year	1,121				1,121	(750)
Effect of exchange rate adjustment charged to equity	523				523	(989)
Unrealised internal profit at the end of the year	(16,712)	—	—	—	(16,712)	(18,356)
Carrying amount at the end of the year	72,355	5,267	195	489	78,306	71,564

For a list of companies in the Novo Nordisk Group, please refer to note 5.7 to the consolidated financial statements.

9 Development in share capital

DKK million	A share capital	B share capital	Total share capital
Beginning of 2018	107	393	500
Cancelled in 2018	—	(10)	490
Cancelled in 2019	—	(10)	480
Cancelled in 2020	—	(10)	470
Cancelled in 2021	—	(8)	462
Cancelled in 2022	—	(6)	456
Share capital at the end of the year	107	349	456

10 Derivatives
For information on derivative financial instruments, please refer to note 4.4 to the consolidated financial statements.

11 Borrowings

DKK million	2022	2021
Within 1 year	169	12,648
1-5 years	12,627	5,282
More than 5 years	8,572	4,829
Total borrowings	21,368	22,759
Borrowings mainly consist of loans from Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.

Financial statements of the parent company	Novo Nordisk Annual Report 2022	109
12 Other provisions

Provisions for pending litigations are recognised as other provisions. For information on pending litigations, please refer to note 3.5 to the consolidated financial statements. Furthermore, as part of normal business Novo Nordisk issues credit notes for expired goods. Consequently, a provision for future returns is made, based on historical product return statistics.

13 Related party transactions

For information on transactions with related parties, please refer to note 5.4 to the consolidated financial statements.

The parent company’s share of services provided by NNIT Group amounts to DKK 578 million (DKK 490 million in 2021).

Novo Nordisk A/S is included in the consolidated financial statements of the Novo Nordisk Foundation.

14 Fee to statutory auditors

DKK million	2022	2021
Statutory audit[1]	15	8
Audit-related services	2	2
Tax advisory services	1	2
Other services	9	2
Total fee to statutory auditors	27	14
1. 2022 statutory audit fee includes DKK 6 million of additional fee related to 2021.
15 Commitments and contingencies

DKK million	2022	2021
Commitments
Leases[1]	95	117
Potential milestone payments[2]	14,473	11,978
Guarantees given for subsidiaries[3]	31,858	19,141
Other guarantees	127	112
1.Lease commitments predominantly relate to estimated variable property taxes and low value assets.
2. Potential milestone payments are associated with uncertainty as they are linked to successful achievements in research activities; please refer to note 5.2 to the consolidated financial statements.
3. Guaranties given for subsidiaries mainly relate to guaranties towards Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.

Novo Nordisk A/S and its Danish subsidiaries are jointly taxed with the Danish companies in Novo Holdings A/S. The joint taxation also covers withholding taxes in the form of dividend tax, royalty tax and interest tax. The Danish companies are jointly and severally liable for the joint taxation. Any subsequent adjustments to income taxes and withholding taxes may lead to a larger liability. The tax for the individual companies is allocated in full on the basis of the expected taxable income.

For information on pending litigation and other contingencies, please refer to notes 3.5 and 5.2 to the consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

Date: February 1, 2023
Novo Nordisk A/S

Lars Fruergaard Jørgensen
Chief Executive Officer